Exhibit 2.2

EXECUTION VERSION

ALTERNATIVE PLAN SPONSOR AGREEMENT

among

HCR MANORCARE, INC.,

QUALITY CARE PROPERTIES, INC.,

PROMEDICA HEALTH SYSTEM, INC.

SUBURBAN HEALTHCO, INC.

MEERKAT I LLC

and

THE OTHER LESSORS IDENTIFIED HEREIN

Dated as of April 25, 2018

i

4.8	Confidentiality	40
4.9	Financing	40
4.10	Acquisition Proposals.	43

	ARTICLE V

	Special Covenants

5.1	Corporate Governance	45
5.2	Rent and Forbearance	46
5.3	Business Operations	47
5.4	QCP Support	48
5.5	Current Rent Limitation	48

	ARTICLE VI

	Conditions

6.1	Conditions to Each Party’s Obligations	49
6.2	Conditions to Obligations of ProMedica	50
6.3	Conditions to Obligation of the Debtor	50

	ARTICLE VII

	Termination

7.1	Automatic Termination	50
7.2	Termination by Mutual Consent	50
7.3	Termination by ProMedica, QCP, or the Debtor	51
7.4	Termination by the Debtor or QCP	51
7.5	Termination by ProMedica or QCP	52
7.6	Termination by QCP	53

	ARTICLE VIII

	Miscellaneous and General

8.1	No Survival; Effect of Termination and Abandonment	53
8.2	Modification or Amendment	54
8.3	Waiver of Conditions	54
8.4	Counterparts	54
8.5	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	54
8.6	Notices	55
8.7	Entire Agreement	57
8.8	No Third Party Beneficiaries; No Recourse	58

ii

8.9	Obligations of ProMedica and of the Debtor	58
8.10	Transfer Taxes	59
8.11	Definitions	59
8.12	Severability	59
8.13	Interpretation; Construction	59
8.14	Assignment	59
8.15	Certain Waivers	60
8.16	No Solicitation	61
8.17	Settlement Discussions	61

Annex A                                                Defined Terms

Exhibit 1                                               Amended Plan

Exhibit 2                                               New Master Lease — Basic Terms

Exhibit 3                                               Alternative Restructuring Support Agreement

Exhibit 4                                               Form of Former CEO Settlement Agreement

Exhibit 5                                               Form of Separation Agreement

iii

ALTERNATIVE PLAN SPONSOR AGREEMENT

This PLAN SPONSOR AGREEMENT, dated as of April 25, 2018 (hereinafter called this “Agreement”), is among HCR ManorCare, Inc., a Delaware corporation (the “Debtor”), Quality Care Properties, Inc., a Maryland corporation (“QCP”), ProMedica Health System, Inc., an Ohio non-profit corporation (“ProMedica Parent”), Suburban HealthCo, Inc., an Ohio non-profit corporation and a wholly-owned, indirect subsidiary of ProMedica Parent (“Purchaser” and, together with ProMedica Parent, “ProMedica”), and Meerkat I LLC, a Delaware limited liability company (the “JV” and, together with any wholly-owned Subsidiary of the JV so designated by the JV, the “Lessors”). The Debtor, QCP, ProMedica, and the Lessors are each referred to in this Agreement as a “party” and together, the “parties”.

RECITALS

WHEREAS, the Debtor and its Subsidiaries are engaged in the business of providing skilled nursing, hospice and other ancillary services (the “Business”);

WHEREAS, pursuant to the Master Lease and Security Agreement, dated as of April 7, 2011, by and among certain lessors (the “Original Lessors”) and HCR III Healthcare, LLC (“HCR III”), as Lessee (as amended from time to time, the “Master Lease”), HCR III leases certain skilled nursing and assisted living facilities (each, a “Leased Facility” and, collectively, the “Leased Facilities”) from the Original Lessors;

WHEREAS, the Debtor guarantees the obligations of HCR III under the Master Lease pursuant to that certain Guaranty of Obligations, effective as of February 11, 2013 (as amended or modified from time to time, the “Guaranty”);

WHEREAS, HCR III subleases the Leased Facilities to certain of its direct and indirect Subsidiaries and Affiliates (each, a “Sublease OpCo” and, collectively, the “Sublease OpCos”) pursuant to certain subleases (the “Subleases”), and the Sublease OpCos operate the Leased Facilities;

WHEREAS, the Original Lessors, HCR III and the Sublease OpCos have entered into certain Agreements Regarding Subleases made and entered as of April 7, 2011, October 23, 2015, February 16, 2016 and March 14, 2016 (each, as amended or modified from time to time, an “Agreement Regarding Subleases” and, collectively, the “Agreements Regarding Subleases”);

WHEREAS, QCP, the Debtor and certain of their respective Subsidiaries entered into a Forbearance Agreement, dated as of April 5, 2017 (the “Prior Forbearance Agreement”), pursuant to which, among other things, QCP agreed to defer certain of the Debtor’s rent and other obligations under the Master Lease, which such Prior Forbearance Agreement terminated according to its terms on July 5, 2017;

WHEREAS, on August 17, 2017, QCP filed a complaint against the Debtor, HCR III and “John Does 1–50” in Los Angeles County Superior Court, styled as Quality Care Properties, Inc. and HCP Properties, LP v. HCR III Healthcare, LLC et al., Los Angeles County Super. Ct. No. BC672837, seeking, among other relief, the appointment of a receiver for HCR III (the “Receivership Proceeding”);

WHEREAS, QCP, the Debtor and certain of their respective Subsidiaries entered into that certain Forbearance Agreement and Amendment to Master Lease and Security Agreement, dated as of December 22, 2017 (the “Second Forbearance Agreement”), pursuant to which, among other things, the Original Lessors and HCR III agreed to amend the Master Lease to defer certain of the Debtor’s rent and other obligations under the Master Lease and to defer the Debtor’s response on the Receivership Proceeding;

WHEREAS, on March 2, 2018, the Debtor, QCP, HCP Mezzanine Lender, LP and the Original Lessors entered into that certain Plan Sponsor Agreement (the “Original Plan Sponsor Agreement”);

WHEREAS, prior to the date of the Original Plan Sponsor Agreement, HCR III paid to the Original Lessors the Reduced Cash Rent of $23,500,000 per month, as more fully described in the Master Lease (the “Reduced Cash Rent”);

WHEREAS, as of the date of the Original Plan Sponsor Agreement (and taking into account payments made by HCR III to the Original Lessors on such date), the Original Lessors were owed approximately $180,571,590 in unpaid Rent currently due and owing under the Master Lease, including $14,000,000 in unpaid Rent due and owing since the date of the Second Forbearance Agreement until the date of the Original Plan Sponsor Agreement (“Reduced Cash Rent Past Due Balance”);

WHEREAS, in addition to the Reduced Cash Rent Past Due Balance, as of the date of the Original Plan Sponsor Agreement, the Original Lessors were owed approximately $265,225,000 in unpaid Deferred Rent Obligations (as defined in the Master Lease) currently due and owing under the Master Lease;

WHEREAS, on March 4, 2018 (the “Petition Date”) the Debtor filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court” and such proceedings, collectively, the “Bankruptcy Case”);

WHEREAS, on the Petition Date the Debtor filed the Prepackaged Plan of Reorganization For HCR ManorCare, Inc. (as modified by the Modified Prepackaged Plan of Reorganization For HCR ManorCare, Inc. filed by the Debtors on April 10, 2018 the “Original Plan”) and the Disclosure Statement for the Prepackaged Plan of Reorganization for HCR ManorCare, Inc. (as amended, supplemented, or otherwise modified the “Disclosure Statement”), and the Original Plan provided for the transfer of all of the issued and outstanding capital stock and rights to purchase or otherwise acquire capital stock of the Debtor to a wholly owned subsidiary of QCP;

WHEREAS, on April 13, 2018, the Bankruptcy Court entered a combined order approving the Disclosure Statement with respect to the Original Plan and confirming the Original Plan (the “Original Confirmation Order”);

WHEREAS, the Original Plan has not yet become effective and the parties desire to amend the Original Plan as provided in the First Amended Chapter 11 Plan of Reorganization For HCR ManorCare, Inc. (the “Amended Plan”), a copy of which is attached as Exhibit 1 hereto;

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of the date hereof, QCP and certain of its Subsidiaries will be merged with and into Potomac Acquisition LLC (the “Acquirer”) with Acquirer surviving pursuant to the transactions set forth in the Merger Agreement (the “Merger”) and, thereafter, Acquirer will cause all of the property leased to HCR III pursuant to the Master Lease to be transferred to the Lessors;

WHEREAS, the Effective Date (as defined in the Amended Plan) of the Amended Plan will occur concurrently with the closing of the Merger and, in connection with the occurrence of the Effective Date, the transactions contemplated by this Agreement will be consummated, including without limitation, the Plan Acquisition (as defined below), and execution of that certain new master lease by and among the Lessors and HCR III (the “New Master Lease”), the form of which New Master Lease will be agreed by Debtor and ProMedica and filed in the Plan Supplement (as defined in the Amended Plan) and the basic terms of which are attached hereto as Exhibit 2, which lease shall be guaranteed by ProMedica and shall supersede the Master Lease;

WHEREAS, if the transactions contemplated by Merger Agreement and this Plan Sponsor Agreement are not consummated, the Amended Plan provides that the transactions contemplated by the Original Plan Sponsor Agreement shall be implemented;

WHEREAS, the Debtor, with assistance from its professional advisors, has reviewed alternatives to the Transactions contemplated by this Agreement, including transfer of the Business to QCP, on the terms reflected in the Original Plan Sponsor Agreement and the Original Confirmation Order, and has determined that the Amended Plan, and implementation of the Transactions contemplated therein and herein, are in the best interests of the Debtor, its creditors and the bankruptcy estate;

WHEREAS, in connection with the Original Plan, the Debtor entered into that certain restructuring support agreement, dated March 2, 2018 (the “Original Restructuring Support Agreement”) with each of (i) Carlyle MC Partners, L.P., a Delaware limited partnership, Carlyle Partners V-A MC, L.P., a Delaware limited partnership, Carlyle Partners V MC, L.P., a Delaware limited partnership, CP V Coinvestment A, L.P., a Delaware limited partnership, and CP V Coinvestment B, L.P., a Delaware limited partnership (collectively, the “Carlyle Holders”) and (ii) MC Operations Investments, LLC;

WHEREAS, in connection with the Amended Plan, the Debtor has entered into that certain restructuring support agreement, dated on or prior to the date hereof (the “Alternative Restructuring Support Agreement”); with each of (i) the Carlyle Holders, (ii) MC Operations Investments, LLC, and (iii) ProMedica Parent;

WHEREAS, the Debtor intends to, with the consent of ProMedica and QCP, promptly offer to Paul Ormond (the “Former CEO”) a settlement agreement in the form attached hereto as Exhibit 4 (the “Former CEO Settlement Agreement”), by and among the Debtor and Paul Ormond, to be effective upon the Closing Date subject to the execution and delivery of the Former CEO Settlement Agreement by Mr. Ormond within 60 days of the date of this Agreement;

WHEREAS, the Debtor entered into a Credit Agreement, dated as of July 17, 2017 (as may be amended, modified or supplemented from time to time, the “Centerbridge Facility”),

by and among HCR Home Health Care and Hospice, LLC, as borrower, HCR Manorcare Inc., HCR Manorcare Operations II, LLC, HCR Manorcare Heartland, LLC, Manor Care, Inc., HCR II Healthcare, LLC, and HCR Healthcare, LLC, each as Holdco, the lender parties thereto, and RD Credit, LLC, as administrative agent and collateral agent; and

WHEREAS, the Debtor, QCP, the Lessors and ProMedica desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Transactions

1.1                               Acquisition of Reorganized Company Stock.

(a)                                 On the Closing Date, Purchaser, in exchange for the ProMedica Plan Contribution (as defined below) and the other obligations to be paid or undertaken by the ProMedica as provided herein, shall acquire and accept from the Debtor, and the Debtor shall issue, transfer and deliver (or cause HCR III to deliver as provided in the Implementation Memo (as defined below)) to Purchaser 1,000,000 newly issued shares of the common stock of the Debtor, par value $0.01 per share (the “Reorganized Company Stock”), which, pursuant to and in accordance with the Amended Plan and the Confirmation Order, shall constitute all of the issued and outstanding capital stock and rights to purchase or otherwise acquire capital stock of the Debtor (such transaction, the “Plan Acquisition”), free and clear of any Liens, other than those created by ProMedica, or the Lessors solely pursuant to the terms of the New Master Lease or imposed by applicable federal or state securities laws.

(b)                                 The “ProMedica Plan Contribution” means Cash to be invested or contributed by ProMedica to the Reorganized Debtor, in the form, at the election of ProMedica, of (i) a capital contribution to the Reorganized Debtor or (ii) a combination of (A) the capital contribution referred to in clause (i) and (B) an unsecured, subordinated loan to the Reorganized Debtor in a principal amount not to exceed $550 million, which unsecured loan shall mature no earlier than the third anniversary of the Closing Date and the other terms and conditions of which shall be reasonably acceptable to the Debtor, in an amount sufficient to pay, in full, the Cash distribution to the Holders of Class 3 Claims under the Amended Plan, the Agreed Deferred Rent Obligation and the Total Equity Distribution (as defined in the Amended Plan). The “Agreed Deferred Rent Obligation” means that portion of the Allowed QCP Claims under the Amended Plan equal to $440,190,183.

(c)                                  For purposes of this Agreement, “Lien” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset; and “Permitted Lien” means the following Liens: (i) specified encumbrances described in Section 1.1(a) of the Debtor Disclosure Letter; (ii) encumbrances for Taxes or other governmental charges not yet due and payable or that are being contested in good faith by appropriate proceedings and are reflected on or specifically reserved against or otherwise disclosed in any consolidated balance sheet included in the Audited Financial Statements; (iii) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of the Debtor, or the validity or amount of which is being contested in good faith by appropriate proceedings and are reflected on or specifically reserved against or otherwise disclosed in any consolidated balance sheet included in the Audited Financial Statements; (iv) other encumbrances that do not, individually or in the aggregate, materially impair the current use or operation of the specific parcel of owned real property to which they relate or the conduct of the business of the Debtor and its Subsidiaries as presently conducted; (v) easements, rights of way or other similar matters or restrictions or exclusions which would be shown by a current title report or other similar report; (vi) any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; and (vii) the renewal or reaffirmation by the Debtor or any of its Subsidiaries of any Lien existing on the date hereof granted in favor of RD Credit, LLC and/or the lender parties to the Centerbridge Facility (or any agent on their behalf) to secure obligations thereunder.

1.2                          New Master Lease and Guaranty.

(a)                            On the Closing Date, (i) the Lessors and HCR III shall enter into the New Master Lease and ProMedica shall enter into a guaranty of the New Master Lease and (ii) HCR III and the applicable Sublease OpCos shall enter into amendments to each Sublease substantially similar to the New Master Lease, mutatis mutandis (the “Sublease Amendments”).

(b)                            On or prior to the third day after the Closing Date, the Original Lessors and HCR III shall terminate, release and discharge, and QCP shall cause the Original Lessors and HCR III to terminate, release and discharge, the Guaranty.

1.3                          Articles of Incorporation and By-Laws of the Reorganized Debtor.

(a)                            Articles of Incorporation. Pursuant to the Amended Plan, on the Closing Date, the articles of incorporation of the Debtor (the “Charter”) shall be amended in their entirety to be in a form set forth in a supplement to the Amended Plan until, subject to Section 4.7, thereafter amended as provided therein or by applicable Law.

(b)                            By-Laws. Pursuant to the Amended Plan, on the Closing Date, the by-laws of the Debtor (the “By-Laws”) shall be amended in their entirety to be in a form set forth in a supplement to the Amended Plan until, subject to Section 4.7(a), thereafter amended as provided therein or by applicable Law.

1.4                               Closing. Unless otherwise mutually agreed in writing between the Debtor, QCP and ProMedica, the closing of the Plan Acquisition, the entry into the New Master Lease and the Sublease Amendments and the other transactions contemplated by this Agreement (the “Closing” and such transactions, collectively, the “Transactions”) shall take place at the offices of Gibson Dunn & Crutcher LLP, 200 Park Avenue, 47th Floor, New York, New York 10166 at 9:00 a.m. on the second (2nd) business day following the day on which the last to be satisfied or waived of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement (the date of the Closing, the “Closing Date”). For purposes of this Agreement, the term “business day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

1.5                               Severance and Other Payments.

(a)                                 Subject to Section 1.5(b), on the Closing Date, following the Closing, (i) ProMedica shall cause the Severance Account to be funded with all amounts necessary to make severance payments to Eligible Employees (each as defined in the Amended Plan) in the amounts set forth in Section 1.5(i) of the Debtor Disclosure Letter (the “Excess Severance Payments”), (ii) ProMedica shall cause the Excess Severance Payments due each Eligible Employee to be paid from the Severance Account to such Eligible Employee on the Payment Date with respect to such Eligible Employee (it being understood that, for the purpose of determining entitlement to payment of Excess Severance Payments, the employment of each Eligible Employee who remains employed by the Debtor immediately prior to the Closing shall be deemed to have been terminated without Cause constituting a Qualifying Termination (each as defined in such Eligible Employee’s written Employment Agreement with the Debtor (each, an “Employment Agreement”)) as of the Closing), (iii) except as provided in clause (iv) of this Section 1.5(a), ProMedica shall pay, or cause to be paid, the other obligations set forth in Section 1.5 of the Debtor Disclosure Letter, in each case, on the applicable Payment Date; provided, that payments made in respect of any nonqualified deferred compensation plan shall be made in accordance with the relevant Eligible Employee’s deferral election; provided, further, that payments to be made under the Key Employee Incentive Plan shall be all those due and payable as a result of the Restructuring Completion (as defined in the Key Employee Incentive Plan), (iv) the Debtor shall irrevocably terminate the HCR ManorCare, Inc. Senior Executive Retirement Plan, as amended, as of the Closing Date and ProMedica shall pay or cause to be paid all amounts due thereunder, which amounts the Parties agree are set forth in Section 1.5 of the Debtor Disclosure Letter (and which amounts, for the avoidance of doubt, reflect the actuarial reduction provided for under Section 7.05(b) of the HCR ManorCare, Inc. Senior Executive Retirement Plan) on the applicable Payment Date, (v) ProMedica will execute and deliver the applicable Separation Agreement to each Eligible Employee (if not previously executed and delivered) and (vi) ProMedica will execute and deliver the Former CEO Settlement Agreement to the Former CEO (if not previously executed and delivered), subject to the Former CEO’s execution and delivery of the Former CEO Settlement Agreement to ProMedica. The “Payment Date” means (I) with respect to each Eligible Employee, the later of (x) the Closing Date and (y) the eighth (8th) day after such Eligible Employee shall have executed (and not revoked) such Eligible Employee’s Separation Agreement, (II) with respect to amounts payable to the Former CEO (other than the severance obligation to the Former CEO set forth on Section 1.5 of the Debtor Disclosure Letter), the Closing Date and (III) with respect to the severance obligation to the Former CEO set forth on Section 1.5 of the Debtor Disclosure Letter, the later of (x) the Closing Date and (y) the eighth (8th) day after the Former CEO shall have executed and delivered to the Debtor (and not revoked) the Former CEO Settlement Agreement. ProMedica shall also fund any employer Taxes related to the amounts payable pursuant to this Section 1.5(a) and timely pay such amounts, plus any applicable withholding Taxes related to such payments, to the applicable Governmental Entity (provided, for the avoidance of doubt, that all amounts payable subject to this Section 1.5 shall be subject to withholding of any Taxes that are required to be withheld pursuant to applicable Laws).

(b)                                 Notwithstanding anything to the contrary in this Agreement or the Amended Plan, ProMedica shall have no obligation to pay, or cause to be paid, any Excess Severance Payments to any Eligible Employee:

(i)                                     if such Eligible Employee separates from service without the written consent of the ProMedica prior to the Closing Date; it being understood and agreed that if such Eligible Employee separates from service without the written consent of the ProMedica prior to the Closing Date due to the Eligible Employee’s Disability (as defined in such Eligible Employee’s written Employment Agreement with the Debtor (the “Employment Agreement”)) or death, such separation from service shall be deemed and shall constitute a Qualifying Termination within the meaning of such Eligible Employee’s Employment Agreement for all purposes, and the Eligible Employee shall remain entitled to, and shall receive, the Excess Severance Payments (irrespective of whether such separation from service otherwise would have constituted a Qualifying Termination under the Employment Agreement without consideration of this Agreement) upon the Payment Date, subject to Sections 1.5(b)(ii), 1.5(b)(iii) and 1.5(b)(iv) of this Agreement;

(ii)                                  if such Eligible Employee does not execute and deliver a separation agreement and release in a form attached as Exhibit 4 hereto (each, a “Separation Agreement”);

(iii)                               to the extent that the Debtor has not obtained the approvals and waivers contemplated by Section 4.5(e)(i) and Section 4.5(e)(ii) with respect to such Eligible Employee (including, for the avoidance of doubt, waivers in respect of any tax gross-ups to which such Eligible Employee would otherwise be entitled); or

(iv)                              if (A) there has been a material breach of any covenant or agreement made by the Debtor in this Agreement and such material breach is not curable or, if curable, is not cured by the earlier of (i) Closing and (ii) thirty (30) days after written notice thereof is given by ProMedica to the Debtor and (B) prior to Closing, the Debtor Board determines that such Eligible Employee is responsible for or had the ability to avoid such breach and knowingly failed to do so (it being understood that, if ProMedica asserts in a written notice to the Debtor Board that it believes any Eligible Employee is responsible for any such material breach or had the ability to avoid such material breach and knowingly failed to do so, the Debtor Board shall consider such assertion by ProMedica and make a good faith determination as to whether such Eligible Employee is responsible for any such material breach or had the ability to avoid such material breach and knowingly failed to do so); provided that all determinations by the Debtor Board relating to this Section 1.5(b)(iv) shall be made by the non-employee directors thereof.

1.6                               Deliveries by Debtor. On the Closing Date, the Debtor shall deliver to ProMedica:

(a)                                 a certificate executed by the Debtor that it is not a foreign person within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Code”);

(b)                            (i) a certificate representing the Reorganized Company Stock, (ii) evidence of the resignations or removal of those directors and officers of the Debtor and its Subsidiaries, as applicable, effective as of immediately prior to the Closing, identified in writing to the Debtor by ProMedica not less than five (5) business days prior to the Closing Date, (iii) evidence of the appointment and approval by the board of directors of the Debtor (the “Debtor Board”) of those directors nominated by ProMedica not less than five (5) business days prior to the Closing Date, to the Debtor Board effective as of the Closing, and (iv) evidence of amendments to the constitutive documents of the Debtor and its Subsidiaries effective as of the Closing that may be necessary to implement acquisition of the Reorganized Company Stock as contemplated by the Amended Plan, including in accordance with Section 1.3 of this Agreement, and which shall have been identified by ProMedica in writing to the Debtor not less than five (5) business days prior to the Closing Date; and

(c)                             such other documents, instruments and certificates as ProMedica may reasonably request and as are customary, including a certified copy of the Confirmation Order and notice of the Closing Date.

(d)                            As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; (ii) “Person” means any individual, corporation, limited liability company, partnership, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization or any other entity; and (iii) “Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

1.7                            Deliveries by ProMedica. At the Closing, ProMedica shall deliver to the Debtor any documents, instruments or certificates as the Debtor may reasonably request and as are customary.

1.8                            Deliveries by HCR III and the Lessors. At the Closing, the Debtor shall cause HCR III to execute and deliver, and HCR III shall execute and deliver, the New Master Lease, and the JV shall cause the Lessors to execute and deliver, and the Lessors shall execute and deliver, the New Master Lease.

ARTICLE II

Representations and Warranties

2.1                          Representations and Warranties of the Debtor. Except as set forth in the corresponding sections or subsections of the Debtor Disclosure Letter (as defined in the Original Plan Sponsor Agreement) (it being agreed that disclosure of any item in any section or subsection of the Debtor Disclosure Letter shall be deemed disclosed with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Debtor hereby represents and warrants to ProMedica as of the date of the Original Plan Sponsor Agreement (provided that the representations and warranties set forth in Sections 2.1(a) – (d) shall be deemed to be made as of the date hereof) that:

(a)                                 Organization, Good Standing and Qualification. The Debtor is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Debtor has made available to ProMedica complete and correct copies of the Debtor’s and its material Subsidiaries’ certificates of incorporation and by-laws or comparable governing documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

As used in this Agreement, the term “Material Adverse Effect” with respect to the Debtor means a change, event or occurrence that has a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Debtor and its Subsidiaries taken as a whole; provided, however, that none of the following, and no changes, events, occurrences or effects, to the extent arising out of or resulting from any of the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or may, would or could occur with respect to the Debtor:

(i)                                     changes in or generally affecting the economy, credit, capital or financial markets or political conditions generally in the United States or elsewhere in the world, including changes in interest and exchange rates, or changes that are the result of acts of war (whether or not declared), armed hostilities, sabotage or terrorism, any escalation or worsening of any such acts of war (whether or not declared), epidemics, pandemics, earthquakes, hurricanes, tornados or other natural disasters;

(ii)                                  changes that are the result of factors generally affecting the industries in which the Debtor and its Subsidiaries operate or in which the services of the Debtor and its Subsidiaries are used and distributed;

(iii)                               any loss of, or adverse change or effect in, the relationship of the Debtor with its customers, employees, financing sources or suppliers, caused by entry into or the pendency or the announcement of the Transactions;

(iv)                              changes from the entry into, announcement or performance of this Agreement (including any litigation arising from allegations of any breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, or compliance by the Debtor with the terms of this Agreement);

(v)                                 changes or prospective changes in United States generally accepted accounting principles (“GAAP”) or in any law, statute, rule or regulation after the date of this Agreement or the interpretation or enforcement thereof;

(vi)                              any failure by the Debtor to meet any projections, forecasts or estimates of revenues or earnings for any period, provided that the exception in this clause shall not (on its own) prevent or otherwise affect a determination that any change, event or occurrence underlying such failure has resulted in, or contributed to, a Material Adverse Effect;

(vii)                           (A) any action taken by the Debtor or its Subsidiaries at ProMedica’s written request or (B) the failure to take any action by the Debtor or its Subsidiaries if that action is prohibited by this Agreement to the extent that ProMedica fails to give its consent after receipt of a written request therefor;

(viii)                        any change or announcement of a potential change in the credit rating of the Debtor or any of its Subsidiaries or its obligations, provided that the exception in this clause shall not (on its own) prevent or otherwise affect a determination that any change, event or occurrence underlying such failure has resulted in, or contributed to, a Material Adverse Effect; or

(ix)                              loss of customers or patients (and loss of revenue associated therewith), change in or tightening of payment or other terms provided by vendors, suppliers or service providers to the Debtor or its Subsidiaries, in each case, occurring since December 31, 2017 through the date of this Agreement;

provided, further, that, with respect to clauses (i), (ii) and (v), such change, event or occurrence does not disproportionately adversely affect the Debtor and its Subsidiaries compared to other companies operating in the principal industries in which the Debtor and its Subsidiaries operate.

(b)                                 Capital Structure.

(i)                                     The authorized capital stock of the Debtor consists of 55,000,000 shares of common stock of the Debtor, par value $0.01 per share (“Shares”), and 50,000,000 preferred shares, par value $0.01 per share (“Preferred Shares”), of which 44,925,848 Shares and 2,000 Preferred Shares, respectively, were outstanding as of the close of business on March 31, 2018. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 2,049,823 Shares reserved for issuance under the Amended and Restated Equity Incentive Plan of the Debtor (the “Stock Plan”), as of the close of business on March 31, 2018, the Debtor had no Shares reserved for issuance.

(ii)                                  Section 2.1(b)(ii) of the Debtor Disclosure Letter sets forth (x) each of the Debtor’s Subsidiaries and the ownership interest of the Debtor in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) the Debtor’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Debtor or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company.

(c)                                  Corporate Authority and Approval. The Debtor has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Debtor in connection with the consummation of the Transactions (the “Debtor Documents”) and to perform its obligations hereunder and thereunder and consummate the Transactions. The execution and delivery of this Agreement and the Debtor Documents and the consummation of the Transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of the Debtor. This Agreement has been, and the Debtor Documents will be at or prior to the Closing, duly and validly executed and delivered by, or on behalf of, the Debtor and (assuming the due authorization, execution and delivery by the other parties hereto and thereto and the entry of the Confirmation Order) this Agreement constitutes, and each of the Debtor Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Debtor and each of its applicable Subsidiaries, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Bankruptcy and Equity Exception”).

(d)                                 Governmental Filings; No Violations; Certain Contracts.

(i)                                     Other than (A) the filings, notices, consents, registrations, approvals, permits or authorizations (including those with respect to state licensing required to operate the Debtor’s businesses) set forth on Section 2.1(d)(i) of the Debtor Disclosure Letter (the “Governmental Approvals”), (B) the entry of the Confirmation Order and (C) and compliance with the applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), no notices, reports or other filings are required to be made by the Debtor with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Debtor from any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by the Debtor and the consummation of the Transactions, except those failures to make or obtain as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Transactions.

(ii)                                  The execution, delivery and performance of this Agreement by the Debtor do not, and the consummation of the Transactions will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Debtor or the comparable governing documents of any of its Subsidiaries or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Debtor or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation, in each case, not otherwise terminable by the other party thereto on sixty (60) days’ or less notice (each, a “Contract”) to which the Debtor or any of its Subsidiaries is a party or by which the Debtor or any of its Subsidiaries or its or any of their respective properties are bound or (C) assuming compliance with the matters referred to in Section 2.1(d)(i), a violation of any Law to which the Debtor or any of its Subsidiaries is subject, except in the case of clause (B) or (C), for any such breach, violation, termination, default, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(e)                                  Financial Statements.

(i)                                     Set forth in the Debtor Disclosure Letter are the audited consolidated balance sheets of the Debtor and its Subsidiaries as of December 31, 2016 and December 31, 2017, and the related audited consolidated statements of operations, statements of comprehensive (loss) income, statements of cash flows and statements of equity for the twelve (12)-month periods then ended (the “Audited Financial Statements”). Each of the balance sheets, statements of operations, statements of comprehensive loss, statements of cash flows and statements of equity included in the Audited Financial Statements (including any related notes thereto) fairly presents, in all material respects, the financial condition, results of operations and cash flows, as the case may be, of the Debtor and its Subsidiaries as of the dates and for the periods set forth therein, as applicable, in each case in accordance with GAAP, consistently applied during the periods involved, except as specifically noted therein.

(ii)                                  The Debtor and its Subsidiaries maintain a system of internal accounting controls designed, in all material respects, to provide reasonable assurances (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures of the Debtor and its Subsidiaries are being made in accordance with appropriate authorizations of management and the Debtor Board and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Debtor and its Subsidiaries. To the Knowledge of the Debtor, there is not, and in the past five (5) years there has not been, any fraud that involves or involved the Debtor’s and/or its Subsidiaries’ management or other employees who have or had a significant role in the Debtor’s and/or its Subsidiaries’ internal control over financial reporting except as would not, individually or in the aggregate, be material to the Debtor and its Subsidiaries. No significant deficiencies or material weaknesses in the design or operation of the Debtor’s system of internal control over financial reporting were identified in the Debtor’s most recent assessment that would be reasonably likely to materially affect the Debtor’s and/or its Subsidiaries’ ability to record, process, summarize and report financial information. As used herein, “Knowledge of the Debtor” means the actual (but not constructive or imputed) knowledge of the chief executive officer, chief financial officer, chief operating officer or general counsel of the Debtor (without any obligation of further review and/or inquiry).

(iii)                               Each of the balance sheets, statements of operations, statements of comprehensive loss, statements of cash flows and statements of equity (including any related notes thereto) required to be delivered to QCP pursuant to the terms of the Master Lease after the date of this Agreement, including the quarterly unaudited consolidated balance sheets of the Debtor and its Subsidiaries as of March 31, 2018 and any subsequent quarterly unaudited consolidated balance sheets of the Debtor and its Subsidiaries, and the related unaudited consolidated statements of operations, statements of comprehensive (loss) income, statements of cash flows and statements of equity, will fairly present, in all material respects, the financial condition, results of operations and cash flows, as the case may be, of the Debtor and its Subsidiaries as of the dates and for the periods set forth therein, as applicable, in each case in accordance with GAAP, consistently applied during the periods involved, except as specifically noted therein, subject, in the case of any unaudited consolidated balance sheets, statements of operations, statements of comprehensive loss, statements of cash flows and statements of equity, to the absence of footnotes and to year-end adjustments, except as would not, individually or in the aggregate, be material in amount or effect.

(f)                                   Absence of Certain Changes. Since the date of the most recent Audited Financial Statements through the date hereof, there has not been:

(i)                                     any material damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Debtor or any of its Subsidiaries, whether or not covered by insurance;

(ii)                                  any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Debtor or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to the Debtor or to any wholly-owned Subsidiary of the Debtor), or any repurchase, redemption or other acquisition by the Debtor or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Debtor or any of its Subsidiaries;

(iii)                               any material change in any method of accounting or accounting practice by the Debtor or any of its Subsidiaries;

(iv)                              (A) any material increase in the compensation payable or to become payable to the officers or employees of the Debtor or any of its Subsidiaries or material increases in the benefits of such officers or employees (except for increases in the compensation of non-officer employees in the ordinary course of business and consistent with past practice), (B) any entrance into, adoption, material amendment or termination of any Company Plan (as defined in Section 2.1(h)(i)) (or any arrangement that would have been a Company Plan were it in effect as of the date hereof) that is or would be material to the Debtor and its Subsidiaries, taken as a whole, or (C) any actions taken by the Debtor or any of its Subsidiaries to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of any material compensation or benefits under any Company Plan, taken as a whole, except, in each case, to the extent required by applicable Laws; or

(v)                                 any agreement to do any of the foregoing.

(g)                                  Litigation and Liabilities. As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations or indictments or other proceedings by or before any Governmental Entity (collectively, “Proceedings”) (or to the Knowledge of the Debtor, any audits or investigations) pending or, to the Knowledge of the Debtor, threatened in writing against the Debtor or any of its Subsidiaries, except for any such Proceeding or investigation that is not reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, none of the Debtor nor any of its Subsidiaries is a party to or subject to the provisions of any temporary, preliminary or permanent judgment, order, writ, injunction, ruling, decree, assessment or award of any Governmental Entity or arbitrator (collectively, an “Order”) specifically imposed upon the Debtor or any of its Subsidiaries which is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(h)                                 Employee Benefits.

(i)                                     Section 2.1(h)(i)-A of the Debtor Disclosure Letter sets forth an accurate and complete list of each material Company Plan. No Company Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Debtor or any of its Subsidiaries who primarily reside or work outside the United States.

For purposes of this Agreement, “Company Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not in writing and whether or not funded (and, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any Liabilities (as defined in Section 2.1(k)) are borne by the Debtor or any of its Subsidiaries. Company Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (“ERISA Plans”), the Stock Plan, employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, vacation, fringe or other benefits or remuneration of any kind.

(ii)                                  With respect to each material Company Plan, the Debtor has made available to ProMedica, to the extent applicable, accurate and complete copies of (A) the Company Plan document, including any material amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (B) a written description of such Company Plan if such plan is not set forth in a written document, (C) the most recent annual actuarial report or annual report on Form 5500 or Form 990, and all schedules and financial statements attached thereto, (D) all material and non-routine correspondence to or from any Governmental Entity received in the last three (3) years with respect to such Company Plan, and (E) the most recent Internal Revenue Service (“IRS”) determination or opinion letter, and related trust intended to be qualified under Section 401(a) of the Code and any pending request for such a determination letter.

(iii)                               Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A) each Company Plan (including any related trusts) has been established, operated and administered in compliance with its terms and applicable Laws, including, without limitation, ERISA and the Code, (B) all contributions or other amounts payable by the Debtor or a Debtor Subsidiary with respect to each Debtor Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles, and (C) there are no pending or, to the Knowledge of the Debtor, threatened claims (other than routine claims for benefits) or Proceedings by a Governmental Entity by, on behalf of or against any Company Plan or any trust related thereto.

(iv)                              Except as would not reasonably be expected to result in a Material Adverse Effect, each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and, to the Knowledge of the Debtor, nothing has occurred that would reasonably be expected to result in the loss of qualification or tax exemption of any such Company Plan. Except as would not reasonably be expected to result in a Material Adverse Effect, with respect to any ERISA Plan, neither the Debtor nor any of its Subsidiaries has engaged in a transaction in connection with which the Debtor or any of its Subsidiaries reasonably would be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code.

(v)                                 Except as would not reasonably be expected to result in a Material Adverse Effect, neither the Debtor nor any of its Subsidiaries has or is expected to incur any material liability under subtitles C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or any ERISA Affiliate. Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Debtor or any of its Subsidiaries, with respect to any Company Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (A) no such plan is, or is reasonably expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (B) as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA did not exceed the then-current value of assets of such Company Plan, (C) no unsatisfied liability (other than for premiums to the PBGC) under Title IV of ERISA has been, or is reasonably expected to be, incurred by the Debtor or any of its Subsidiaries, (D) the Pension Benefit Guaranty Corporation (“PBGC”) has not instituted proceedings to terminate any such Company Plan and (E) no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30)-day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Section 4062, Section 4063 or Section 4041 of ERISA occurred. For purposes of this Agreement, “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Debtor or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(vi)                              Neither the Debtor nor any of its Subsidiaries has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” within the meaning of Section 3(37) of ERISA in the last six (6) years.

(vii)                           Except as required by applicable Law, no Company Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of the Debtor or any of its Subsidiaries has any obligation to provide such benefits.

(viii)                        Section 2.1(h)(viii) of the Debtor Disclosure Letter sets forth the following with respect to each Company Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code), the Heartland Employment Services, LLC Key Employee Incentive Plan (the “Key Employee Incentive Plan”) and the Heartland Employment Services, LLC Key Employee Retention Plan, in each case as of January 31, 2018 and in a manner that is accurate in all material respects: (A) the number of participants in each such Company Plan; (B) the dollar amount of the aggregate balances for all participants (and, with respect to any such nonqualified deferred compensation plan, individual balances for any executive officer) under each such Company Plan; and (C) for any supplemental retirement plan, the amount payable under such Company Plan, assuming the participant undergoes a “separation from service” (within the meaning of Section 409A of the Code) on the Closing Date. In addition, the Debtor has provided to ProMedica a list of each participant in the Key Employee Incentive Plan and the Heartland Employment Services, LLC Key Employee Retention Plan with individual balances for such participants that are accurate in all material respects as of January 31, 2018.

(ix)                              Neither the execution and delivery of this Agreement, nor the consummation of the Transactions will, either alone or in combination with another event, (A) entitle any current or former employee, director, officer or independent contractor of the Debtor or any of its Subsidiaries to material severance pay or any material increase in severance pay, (B) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (C) directly or indirectly cause the Debtor to transfer or set aside any assets to fund any material benefits under any Company Plan, (D) otherwise give rise to any material liability under any Company Plan, (E) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Plan on or following the Closing Date or (F) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(x)                                 Neither the Debtor nor any of its Subsidiaries has any obligation to provide, and no Company Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(i)                                     Labor Matters.

(i)                                     Section 2.1(i)(i) of the Debtor Disclosure Letter sets forth an accurate and complete list of any material collective bargaining agreement or other material agreement with a labor union or like organization that the Debtor or any of its Subsidiaries is a party to or otherwise bound by (collectively, the “Debtor Labor Agreements”) as of the date of this Agreement and, to the Knowledge of the Debtor, as of the date of this Agreement, there are no activities or Proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Debtor or any of its Subsidiaries. Within seven (7) days following the date of this Agreement, the Debtor will make available to ProMedica accurate and complete copies of each Debtor Labor Agreement listed on Section 2.1(i)(i) of the Debtor Disclosure Letter. Neither the execution and delivery of this Agreement (including any shareholder or other approval of this Agreement) nor the consummation of the Transactions would reasonably be expected to, either alone or in combination with another event, entitle any third party (including any labor organization or Governmental Entity) to any material payments or consent rights under any of the Debtor Labor Agreements. Except as would not reasonably be expected to result in a Material Adverse Effect, the Debtor and its Subsidiaries are in compliance with their obligations pursuant to all notification and bargaining obligations arising under any Debtor Labor Agreements.

(ii)                                  As of the date hereof, there is no strike, lockout, slowdown or work stoppage pending or, to the Knowledge of the Debtor, threatened in writing, that is reasonably expected to interfere in any material respect with the respective business activities of the Debtor or any of its Subsidiaries.

(j)                                    Compliance with Laws; Licenses. The businesses of each of the Debtor and its Subsidiaries have not, since December 31, 2014, been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, Order, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. To the Knowledge of the Debtor, as of the date of this Agreement, no investigation by any Governmental Entity with respect to any actual or alleged violation of Law by the Debtor or any of its Subsidiaries is pending or threatened in writing, nor has any Governmental Entity notified the Debtor in writing of an intention to conduct the same, except for such investigations or reviews the outcome of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. The Debtor and its Subsidiaries each has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those failures or the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(k)                                 Undisclosed Liabilities. The Debtor and its Subsidiaries do not have any debts, claims, liabilities or obligations, including all costs and expenses relating thereto, whether absolute or contingent, known or unknown, liquidated or unliquidated, whether due or to become due and regardless of when or by whom asserted (“Liabilities”) that would have been required to be reflected or reserved against, or otherwise described on a consolidated balance sheet of the Debtor prepared in accordance with GAAP or in the notes thereto, other than Liabilities (i) reflected or reserved against in the balance sheet included in the Audited Financial Statements or disclosed in the notes thereto, (ii) incurred in the ordinary course of the operation of business consistent with past practice of the Debtor and its Subsidiaries since December 31, 2016, (iii) arising or incurred in connection with the Transactions or (iv) which have not had, or would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

(l)                                     Material Contracts and Government Contracts.

(i)                                     Section 2.1(l)(i) of the Debtor Disclosure Letter sets forth a list of each of the following Contracts to which, as of the date hereof, the Debtor or any of its Subsidiaries is a party or by which the Debtor or any of its Subsidiaries or any of their respective assets is bound (each, a “Material Contract”):

(A)                               any Contract (or group of related Contracts with respect to a single transaction or series of related transactions) pursuant to which the Debtor or any of its Subsidiaries currently leases or subleases real or personal property to or from any Person (other than QCP or any of its Affiliates) providing for lease payments in excess of $5,000,000 per annum (in each case, other than the Subleases);

(B)                               any Contract pursuant to which any material Intellectual Property Rights are (1) licensed by any Person to the Debtor or any of its Subsidiaries (other than non-exclusive licenses to the Debtor or any of its Subsidiaries for non-customized software that is generally available on commercial terms) or (2) licensed by the Debtor or any of its Subsidiaries to any Person;

(C)                               each joint venture, partnership and other similar Contract involving the sharing of profits of the Debtor or any of its Subsidiaries with any third party;

(D)                               each Contract that expressly limits the freedom of the Debtor or any of its Subsidiaries (or, after the Closing, ProMedica or any of its Subsidiaries) to compete in any line of business or within any geographic area or with any Person;

(E)                                each Contract under which the Debtor or any of its Subsidiaries has borrowed or loaned money, or any note, bond, indenture, mortgage or any guarantee of such indebtedness, in each case, relating to amounts in excess of $5,000,000;

(F)                                 each Contract entered into in the past three (3) years relating to the acquisition or disposition of assets (other than in the ordinary course of business) or any capital stock of any enterprise, in each case, in excess of $10,000,000 individually (other than such Contracts previously approved in writing by QCP or one of its Subsidiaries pursuant to the Master Lease);

(G)                               each Contract entered into since January 1, 2015 related to any settlement or stipulation of any action against the Debtor or any of its Subsidiaries by any other Person, other than settlement agreements for cash that do not exceed $1,000,000 individually as to any such settlement or stipulation (excluding amounts paid by insurers) or $5,000,000 (including any amounts paid by insurers); and

(H)                              each Contract that provides for indemnification of any officer, director or employee of the Debtor or any of its Subsidiaries other than in the ordinary course of business.

(ii)                                  Each Material Contract and each Government Contract is valid and binding on the Debtor or its Subsidiaries, as the case may be, and, to the Knowledge of the Debtor, each other party thereto, and, to the Knowledge of the Debtor, is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There is no material breach of or default under any such Contracts by the Debtor or its Subsidiaries and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material breach of or default thereunder by the Debtor or any of its Subsidiaries or would permit termination, modification or acceleration thereof, in each case except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of the Debtor, no party to any Material Contract or any Government Contract has delivered any written notice to the Debtor or any of its Subsidiaries that it is terminating such Material Contract or Government Contract, except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(iii)                               For purposes of this Agreement, the following terms shall have the following meanings:

(A)                               “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”);

(B)                               “Government Contract” means any contract to which the Debtor or any of its Subsidiaries is a party, or by which any of them is bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract); and

(C)                               “Intellectual Property Rights” means all intellectual property rights arising under the Laws of any jurisdiction in the world, including all rights in or to any of the following: (1) trademarks, service marks, certification marks, collective marks, d/b/a’s, Internet domain names, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, in each case, including all goodwill associated therewith and symbolized thereby; (2) patents, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (3) trade secrets, proprietary or confidential information, inventions, know-how, processes, formulae, models, methodologies, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; and (4) published and unpublished works of authorship, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

(m)                             Real Property. The Debtor does not own any real property.

(n)                                 Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (each, a “Takeover Statute”) or any anti-takeover provision in the Debtor’s certificate of incorporation or by-laws is applicable to the Debtor, the Shares or the Transactions.

(o)                                 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, to the Knowledge of the Debtor, each real property operated by the Debtor or any of its Subsidiaries and used in the conduct of their respective businesses: (i) is in substantial compliance with all applicable Environmental Laws; (ii) is not the subject of any pending written notice from any Governmental Entity alleging the violation of any applicable Environmental Law; (iii) is not currently subject to any Orders arising under any Environmental Law; and (iv) has not had any emissions or discharges of Hazardous Substances except as permitted under applicable Environmental Laws.

As used herein, (i) the term “Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization or requirement of any Governmental Entity relating to: (A) the protection, investigation or restoration of the environment, natural resources or health or safety (in relation to exposure to Hazardous Substances), (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance; and (ii) the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or byproduct, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon; and (C) any other substance which may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

(p)                                 Taxes.

(i)                                     The Debtor and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all material Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are accurate and complete in all material respects;

(ii)                                  all material Taxes owed by the Debtor and each of its Subsidiaries that are due and payable (whether or not shown as due on a Tax Return) have been timely paid or, if not yet due and payable, adequately reserved against in accordance with GAAP;

(iii)                               no deficiency for any amount of material Taxes has been proposed or asserted in writing or assessed by any Taxing Authority against the Debtor or any of its Subsidiaries that remains unpaid or unresolved;

(iv)                              the Debtor and each of its Subsidiaries has not received written notice of any pending Proceedings, examinations or proposed adjustments in respect of any material amount of Taxes of the Debtor or any of its Subsidiaries;

(v)                                 all material Taxes required to be withheld or collected by the Debtor or any of its Subsidiaries have been withheld and collected and, to the extent required by applicable Law, timely paid to the appropriate Governmental Entity or other person, and all IRS forms required with respect thereto have been properly completed and timely filed;

(vi)                              there are no material Liens for Taxes on any of the assets of the Debtor or any of its Subsidiaries, other than Permitted Liens;

(vii)                           neither the Debtor nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two (2)-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law);

(viii)                        no claim has been received, or is expected by the Debtor to be received, with respect to the Debtor or any of its Subsidiaries from a Taxing Authority in a jurisdiction where such entity does not file Tax Returns that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction which claim has not since been resolved;

(ix)                              during the past ten (10) years, neither the Debtor nor any of its Subsidiaries has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which is the Debtor) or has had any liability for the Taxes of any person (other than the Debtor or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Law), as a transferee or successor;

(x)                                 neither the Debtor nor any of its Subsidiaries is a party to, or is bound by, or has any obligation under, any Tax sharing Contract, Tax allocation agreement, Tax indemnity obligation or similar agreement or practice other than (A) Contracts solely among the Debtor and/or its Subsidiaries and (B) customary Tax indemnification provisions in Contracts entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes;

(xi)                              neither the Debtor nor any of its Subsidiaries has currently in effect any waiver of any statute of limitations in respect of Taxes or any agreement to any extension of time with respect to the filing of a Tax Return or an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(xii)                           neither the Debtor nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b); and

(xiii)                        the Debtor has made available to ProMedica accurate and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes of the Debtor or any of its Subsidiaries requested or executed in the last five (5) years.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) means all federal, state, local or foreign taxes, including, without limitation, income, gross receipts, windfall profits, severance, property, production, sales, use, social security, license, excise, franchise, employment, withholding or similar taxes together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, (ii) the term “Tax Return” means any return, filing, report, questionnaire, information statement, claim for refund or declaration of estimated Taxes, including any schedule or attachment thereto or any amendment thereof, filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax, including consolidated, combined and unitary tax returns and (iii) the term “Taxing Authority” means any Governmental Entity exercising regulatory authority in respect of taxes or responsible for the imposition of any Tax.

(q)                                 Intellectual Property.

(i)                                     To the Knowledge of the Debtor, the Debtor and its Subsidiaries own or have a valid and enforceable right to use all material Intellectual Property Rights that are used in or necessary for the conduct of their respective businesses as presently conducted. All Intellectual Property Rights that are owned by the Debtor or any of its Subsidiaries (“Owned Intellectual Property”) are, to the Knowledge of the Debtor, (A) valid, subsisting and enforceable and (B) not subject to any outstanding Order adversely affecting the Debtor’s or any of its Subsidiaries’ use of, or rights in or to any such Intellectual Property Rights, except in the case of clauses (A) and (B) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)                                  To the Knowledge of the Debtor, neither the Debtor nor any of its Subsidiaries is infringing, misappropriating or otherwise violating any Intellectual Property Rights of any Person, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iii)                               To the Knowledge of the Debtor, no Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iv)                              To the Knowledge of the Debtor, no Person has gained unauthorized access to any Debtor IT Asset, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(v)                                 The Debtor and each of its Subsidiaries are in compliance in all material respects with their respective privacy and security policies and with all applicable Laws regarding privacy and personal information, including with respect to the collection, storage, transmission, transfer, disclosure and use of personal information, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Debtor and each of its Subsidiaries have taken commercially reasonable measures consistent with customary industry practices to ensure the confidentiality, privacy and security of all personal information of their customers and employees, and no Person has gained unauthorized access to, or misused, any such information, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(vi)                              For purposes of this Agreement, “Debtor IT Assets” means all computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and associated documentation owned or used by the Debtor or any of its Subsidiaries.

(r)                                    Insurance. The fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Debtor or any of its Subsidiaries (“Insurance Policies”) provide full and adequate coverage for all normal risks incident to the business of the Debtor and its Subsidiaries and their respective properties and assets, except for any such failures to maintain such insurance policies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Insurance Policies is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, in each case, with such exceptions that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect.

(s)                                   Brokers and Finders. Neither the Debtor nor any of its officers, directors or employees has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions or otherwise, except for fees payable to Moelis & Company as its financial advisor. The Debtor has made available to ProMedica a complete and accurate copy of all agreements pursuant to which Moelis & Company is entitled to any fees and expenses in connection with any of the Transactions or otherwise.

2.2                               Representations and Warranties of ProMedica. ProMedica hereby represents and warrants to the Debtor that:

(a)                                 Organization, Good Standing and Qualification. Each of ProMedica Parent and the Purchaser is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of ProMedica to consummate the Transactions.

(b)                                 Corporate Authority. Each of the Purchaser and ProMedica Parent has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. This Agreement has been duly executed and delivered by each of the Purchaser and ProMedica Parent, and is a valid and binding agreement of the ProMedica Entities, enforceable against each of the Purchaser and ProMedica Parent, in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)                                  Governmental Filings; No Violations; Etc.

(i)                                     Other than the Governmental Approvals, and compliance with the applicable requirements under the HSR Act, no notices, reports or other filings are required to be made by ProMedica, with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by ProMedica from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by ProMedica and the consummation by ProMedica of the Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of ProMedica to consummate the Transactions.

(ii)                                  The execution, delivery and performance of this Agreement by ProMedica do not, and the consummation by ProMedica of the Transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of ProMedica or the comparable governing instruments of any of their respective Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of ProMedica Parent, Purchaser or any of their respective Subsidiaries pursuant to, any Contracts binding upon ProMedica or any Laws or governmental or non-governmental permit or license to which ProMedica Parent, Purchaser or any of their respective Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of ProMedica to consummate the Transactions.

(d)                                 Capitalization of ProMedica; Financial Statements. ProMedica Parent and Purchaser are each non-profit Ohio corporations that are managed by their respective duly elected Board of Trustees. ProMedica has, and at the Closing will have, available sufficient funds to pay the ProMedica Plan Contribution and pay all other cash amounts payable pursuant to this

Agreement. ProMedica expressly acknowledges and agrees that its obligations hereunder, including its obligations to consummate the transactions contemplated hereby, are not subject to, or conditioned on, receipt of financing. ProMedica Parent has provided to the Debtor the audited consolidated balance sheets of ProMedica Parent and its Subsidiaries as of December 31, 2017, and the related audited consolidated statements of operations, statements of comprehensive (loss) income, statements of cash flows and statements of equity for the twelve (12)-month periods then ended (the “ProMedica Audited Financial Statements”). Each of the balance sheets, statements of operations, statements of comprehensive loss, statements of cash flows and statements of equity included in the ProMedica Audited Financial Statements (including any related notes thereto) fairly presents, in all material respects, the financial condition, results of operations and cash flows, as the case may be, of ProMedica Parent and its Subsidiaries as of the dates and for the periods set forth therein, as applicable, in each case in accordance with GAAP, consistently applied during the periods involved, except as specifically noted therein.

(e)                                  Proceedings. As of the date of this Agreement, other than the Bankruptcy Case and chapter 11 proceedings for HCR III and/or its Subsidiaries, there are no Proceedings pending or, to the knowledge of the officers of ProMedica, threatened against ProMedica that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, materially delaying or otherwise interfering with the ability of ProMedica to consummate the Transactions.

(f)                                   No Other Company Representations or Warranties. Except for the representations and warranties set forth in Section 2.1, ProMedica hereby acknowledges and agrees that neither the Debtor nor any of its Subsidiaries, nor any of their respective stockholders, Affiliates or Representatives, has made or is making any other express or implied representation or warranty with respect to the Debtor or any of its Subsidiaries or their respective businesses or operations, including with respect to any information provided or made available to ProMedica. Subject to Section 8.1(a), neither the Debtor nor any of its Subsidiaries, nor any of their respective stockholders, Affiliates or Representatives, will have or be subject to any liability or indemnification obligation to ProMedica resulting from the delivery, dissemination or any other distribution to ProMedica, or the use by ProMedica, of any such information provided or made available to them by the Debtor or any of its Subsidiaries, or any of their respective stockholders, Affiliates or Representatives, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to ProMedica or any of their Affiliates or Representatives, in anticipation or contemplation of any of the Transactions.

(g)                                  Non-Reliance on Debtor Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Debtor by ProMedica, ProMedica has received and may continue to receive from the Debtor certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Debtor, its Subsidiaries and their respective businesses and operations. ProMedica hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which ProMedica is familiar, that ProMedica is taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that, subject to Section 8.1(a), ProMedica will have no claim against the Debtor or any of its Subsidiaries, or any of their respective stockholders, Affiliates or Representatives, with respect thereto. Accordingly, ProMedica hereby acknowledges that neither the Debtor nor any of its Subsidiaries, nor any of their respective stockholders, Affiliates or Representatives, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

2.3                            Representations and Warranties of QCP. QCP hereby represents and warrants that:

(a)                                 Organization, Good Standing and Qualification. QCP is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of QCP to consummate the Transactions.

(b)                                 Corporate Authority. QCP has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. This Agreement has been duly executed and delivered by QCP, and is a valid and binding agreement of QCP, enforceable against QCP, in accordance with its terms, subject to the Bankruptcy and Equity Exception.

ARTICLE III

Bankruptcy Matters

3.1                            Case Management.

In addition to any other obligations hereunder, including under Article IV, from and after the date of this Agreement, the Debtor shall deliver an updated Case Budget to QCP and ProMedica from time to time as reasonably requested by QCP or ProMedica. The “Case Budget” shall mean a budget for the Bankruptcy Case prepared in good faith by the Debtor in consultation with QCP and ProMedica based on the 13-Week Cash Budget, which shall include (i) expected Closing Date payments and (ii) funding for the Bankruptcy Case and Closing Date payments.

3.2                            ProMedica Approvals.

ProMedica shall use best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their part under this

Agreement and applicable Laws to consummate and make effective the Transactions as soon as practicable, including all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity to permit ProMedica to consummate the Plan Acquisition and operate the Leased Facilities (the “ProMedica Approvals”).

3.3                               Chapter 11 Obligations.

(a)                                 The Debtor shall file the Amended Plan within five (5) Business Days of the date of this Agreement.

(b)                                 The Debtor shall file the Approval Motion within ten (10) days of this Agreement and shall use reasonable best efforts to obtain entry of the Approval Order within thirty (30) days thereafter. The “Approval Motion” is a motion seeking entry of an order by the Bankruptcy Court (the “Approval Order”) (i) authorizing the Debtor to enter into this Agreement, (ii) approving the supplemental disclosure, voting materials and solicitation procedures regarding the Amended Plan and (iii) establishing the procedures and a hearing date for consideration of entry of the Confirmation Order; provided, however, that in the event the Bankruptcy Court does not grant the relief requested in clause (i) pursuant to the Approval Order, the Debtor shall seek such relief pursuant to the Confirmation Order.

(c)                                  The Debtor shall use reasonable best efforts to pursue entry of the Confirmation Order by the Bankruptcy Court as promptly as practicable but not later than sixty-five (65) days after the date of this Agreement. For purposes of this Agreement, (i) the “Confirmation Order” shall mean an Order of the Bankruptcy Court, reasonably acceptable to the Debtor, QCP, ProMedica, and JV that, among other things, (A) authorizes the Debtor to enter into this Agreement (to the extent such authorization has not previously been obtained), (B) finds that the Amended Plan is feasible, that adequate notice has been provided to all parties-in-interest in the Bankruptcy Case and that the requirements under the Bankruptcy Code for classification of claims, solicitation of votes, and confirmation of a plan have been satisfied, (C) confirms the Amended Plan, (D) approves this Agreement and all of its terms, and authorizes and directs the Debtor to perform its obligations under this Agreement, (E) approves the transactions contemplated by the Amended Plan and this Agreement, (F) exculpates and releases the members of the Debtor Board and officers of the Debtor from liability with respect to the negotiation, execution and delivery of this Agreement and the Debtor’s performance of its obligations hereunder prior to the Closing (or termination of this Agreement in accordance with its terms, as applicable) and (G) approves the releases, exculpations and discharge contemplated by the Amended Plan and enjoins parties from asserting claims subject to such releases, exculpations and/or discharge.

(d)                                 In the event the entry of the Confirmation Order shall be appealed, the Debtor and ProMedica shall use their respective reasonable best efforts to defend such appeal, including opposing any stay requested in connection therewith.

(e)                                  Each document filed with the Bankruptcy Court as a supplement to the Amended Plan, and all exhibits, schedules and annexes thereto, shall be consistent with the terms hereof and otherwise reasonably satisfactory in form and substance to ProMedica and QCP; provided that the Charter and the By-Laws shall be satisfactory to ProMedica in its sole discretion and in compliance with Section 4.7; provided further that any document filed with the Bankruptcy Court as a supplement to the Amended Plan that shall only be effective from and after the Effective Date (as defined in the Amended Plan) and as to which QCP shall not have any rights or obligations (including, without limitation, the Implementation Memorandum and the New Master Lease) shall be satisfactory to ProMedica in its sole discretion, subject to the Debtor’s reasonable approval (not to be unreasonably withheld, conditioned or delayed).

(f)                                   No later than thirty (30) days after execution of this Agreement, ProMedica shall provide the Debtor with an implementation memorandum (the “Implementation Memorandum”) detailing the sequence and steps pursuant to which the Transactions will be implemented on the Effective Date of the Amended Plan; provided, however, that nothing in the Implementation Memorandum shall delay or impede ProMedica’s obligation to obtain required regulatory approval or adversely impact the distributions to be made to any Holder of a Claim or Interest under the Amended Plan; provided further, however, that the Implementation Memorandum shall be subject to the Debtor’s reasonable approval (not to be unreasonably withheld, conditioned, or delayed).

(g)                                  The Debtor shall not file any motion or pleading or make any statement on the record before the Bankruptcy Court that is inconsistent with the Restructuring Documents or this Agreement or that reasonably could be expected to prevent, delay or impede the successful implementation of the Transactions and the Restructuring Documents.

(h)                                 The Amended Plan, the Confirmation Order, and the Disclosure Statement (collectively, the “Restructuring Documents”) may not be amended or modified unless such amendments or modifications are (i) not inconsistent with the terms and conditions of this Agreement and the Amended Plan and (ii) consented to in writing by ProMedica and QCP, such consent not to be unreasonably withheld, conditioned or delayed.

(i)                                     ProMedica shall, and shall cause each of their Subsidiaries to, (i) support, and take all reasonable actions necessary or reasonably requested by the Debtor to facilitate, the solicitation, confirmation and consummation of the Amended Plan and the transactions contemplated by the Amended Plan; (ii) not take any other action, directly or indirectly, that could prevent, interfere with, delay or impede the solicitation of votes in connection with the Amended Plan or the confirmation or consummation of the Amended Plan; (iii) not object to or otherwise commence any proceeding or take any action opposing the Amended Plan or Disclosure Statement; and (iv) otherwise use its reasonable best efforts to assist the Debtor in obtaining entry of the Confirmation Order by the Bankruptcy Court within the deadline set forth in Section 3.3(c) above.

(j)                                    At the Closing, ProMedica shall make available, or cause to be made available, to the Debtor such amounts as may be necessary to enable the Debtor to fund or pay all of the Debtor’s obligations required to be funded or paid under the Amended Plan or this Agreement (to the extent the Debtor does not have sufficient funds to fund or pay such obligations when due).

(k)                                      If an Eligible Employee does not execute and deliver a Separation Agreement, or the Former CEO does not execute and deliver the Former CEO Settlement Agreement, in each case prior to the entry of the Confirmation Order, the Debtor shall, at the request of QCP and ProMedica, promptly file with the Bankruptcy Court a motion to reject the Employment Agreement of such Eligible Employee or the Former CEO, as applicable, as of the Closing Date, and shall use reasonable best efforts to pursue entry of an order by the Bankruptcy Court prior to the Closing Date approving such rejection.

3.4                                    Case Financing. The Debtor agrees that it shall not incur any secured debtor-in-possession financing except with the prior written consent of ProMedica and QCP, not to be unreasonably withheld, conditioned or delayed; it being understood that, for the avoidance of doubt, the granting of security as contemplated by the Centerbridge Facility, or any customary and reasonable adequate protection to be provided to the lenders under the Centerbridge Facility as part of the Bankruptcy Case (other than as a consequence of secured debtor-in-possession financing), shall not be considered a violation of this Section 3.4.

3.5                                    Release of Non-Debtor Subsidiary Claims. QCP, each Lessor, ProMedica and Debtor hereby covenant and agree that, on the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, (a) each Subsidiary of the Debtor shall be deemed to have completely and forever released, waived, and discharged unconditionally each of the shareholders or other equity holders of the Debtor that is not an employee of the Debtor and each director of the Debtor that is not an employee of the Debtor, and any Person claiming by or through any of the foregoing Persons (including their respective officers, directors, managers, shareholders, partners, employees, equity holders, members, and professionals) (the “Non-Debtor Subsidiary Released Parties”), and QCP, ProMedica, and each Lessor shall be deemed to have completely and forever released, waived, and discharged unconditionally each Non-Debtor Subsidiary Released Party, of and from any and all Claims (as such term is defined in the Amended Plan) and all other obligations, suits, judgments, damages, debts, rights, remedies, causes of action and liabilities of any nature whatsoever (including, without limitation, those arising under the Bankruptcy Code), whether liquidated or unliquidated, fixed or contingent, direct or derivative, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are or may be based in whole or part on any act, omission, transaction, event or other circumstance taking place or existing on or prior to the Effective Date (including prior to the Petition Date) in connection with or related to the Debtor, the reorganized Debtor, their respective Subsidiaries, assets, property and estates, the Bankruptcy Case or the Restructuring Documents and (b) following the Closing, promptly upon the written request of any Non-Debtor Subsidiary Released Party, Debtor shall cause each Subsidiary of Debtor to, ProMedica shall, and JV shall cause each Lessor to, execute and deliver to such Non-Debtor Subsidiary Released Party a written instrument evidencing such release.

ARTICLE IV

Covenants

4.1                               Interim Operations.

(a)                                 The Debtor covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Closing, except (i) as otherwise expressly required or contemplated by this Agreement or the Original Plan Sponsor Agreement, (ii) as QCP and ProMedica may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (iii) as otherwise required by applicable Laws or (iv) as set forth in Section 4.1 of the Debtor Disclosure Letter, the Business shall be conducted in the ordinary and usual course and, to the extent consistent therewith, the Debtor and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact, preserve governmental licenses, permits, consents, approvals, authorizations and qualifications and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates, and keep available the services of its and its Subsidiaries’ present employees and agents. Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Closing, except (i) as otherwise expressly required or contemplated by this Agreement or the Original Plan Sponsor Agreement, (ii) as QCP and ProMedica may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (iii) as otherwise required by applicable Laws or (iv) as set forth in Section 4.1 of the Debtor Disclosure Letter, the Debtor will not and will not permit any of its Subsidiaries to:

(i)                                     adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments;

(ii)                                  merge or consolidate the Debtor or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate the Debtor or any of its Subsidiaries or otherwise enter into any agreements providing for the sale of their respective material assets, operations or business (other than (A) the sale or disposition of obsolete or worn-out assets in the ordinary course of business and (B) sales and dispositions of such facilities and related assets as are contemplated by the SNF/AL Remarketing Process (as defined in the Original Plan Sponsor Agreement));

(iii)                               acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $1,000,000 in any transaction or series of related transactions, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement which have been provided to ProMedica and QCP prior to the date of this Agreement;

(iv)                              acquire any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit, whether by merger or consolidation, purchase of substantial assets or equity interest or any other manner, from any other Person;

(v)                                 issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of the Debtor or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of the Debtor to the Debtor or another wholly-owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than such dispositions as are contemplated by the SNF/AL Remarketing Process;

(vi)                              create or incur any Lien securing indebtedness for borrowed money (other than a Lien currently provided for under the Centerbridge Facility, any Permitted Lien (other than a Permitted Lien under clause (iv) of such definition) and/or the grant of any cash collateral in respect of letters of credit issued in respect of, or otherwise securing, ordinary course operating liabilities) on any assets of the Debtor or any of its Subsidiaries having a value in excess of $1,000,000 in the aggregate;

(vii)                           make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Debtor or any direct or indirect wholly-owned Subsidiary of the Debtor);

(viii)                        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to the Debtor or to any other direct or indirect wholly-owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock (other than the Original Restructuring Support Agreement and the Alternative Restructuring Support Agreement);

(ix)                              reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(x)                                 incur any indebtedness for borrowed money (which, for the avoidance of doubt, shall not include obligations in respect of cash-collateralized letters of credit issued in respect of, or other grants of cash collateral securing, ordinary course operating liabilities) or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Debtor or any of its Subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice (A) not to exceed $2,000,000 in the aggregate, (B) guarantees incurred in compliance with this Section 4.1 by the Debtor of indebtedness of wholly-owned Subsidiaries of the Debtor or (C) indebtedness owed to the Debtor or another wholly-owned Subsidiary of the Debtor;

(xi)                              except as set forth in the capital expenditures budget set forth in Section 4.1(a)(xi) of the Debtor Disclosure Letter, make or authorize any capital expenditure in excess of $2,000,000 in the aggregate, excluding any capital expenditure required by any Contract set forth on Section 4.1(a)(xi) of the Debtor Disclosure Letter or capital expenditure determined in good faith by the Debtor Board to be required for (A) the protection of, or to avoid injury to, any

Person, (B) the care or safety of any patient under the care of any facility operated by the Debtor or any of its Subsidiaries or (C) compliance with Law;

(xii)                           enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement, other than such Contracts as are contemplated by the SNF/AL Remarketing Process;

(xiii)                        make any material changes with respect to material accounting policies or procedures, except as required by changes in applicable Law or GAAP;

(xiv)                       settle any litigation or other Proceeding brought against the Debtor or its Subsidiaries by a Governmental Entity (A) for an amount in excess of $100,000 individually or $1,000,000 in the aggregate for all such Proceedings (other than any resolution of claims processing for government reimbursement in the ordinary course of business, and excluding recoupment actions) or (B) in a manner that would impose any restrictions on its assets, operations or businesses or result in any injunction or equitable relief against the Debtor or any of its Subsidiaries;

(xv)                          settle any Proceeding other than against or brought by a Governmental Entity, (A) for an amount in excess of $500,000 individually or $8,000,000 in the aggregate for all such Proceedings in any one-calendar-month period (in each case, with respect to Proceedings in the state of Pennsylvania, net of applicable insurance proceeds) or (B) in a manner that would impose any restrictions on its assets, operations or businesses or result in any injunction or equitable relief against the Debtor or any of its Subsidiaries;

(xvi)                       amend, modify or terminate any Material Contract, including the Centerbridge Facility, in a manner adverse to the Debtor or its Subsidiaries;

(xvii)                    (A) change in any material respect any material method of accounting of the Debtor or its Subsidiaries for Tax purposes; (B) enter into any agreement with any Governmental Entity (including a “closing agreement” under Code Section 7121) with respect to any material Tax or Tax Returns of the Debtor or its Subsidiaries; (C) surrender a right of the Debtor or its Subsidiaries to a material Tax refund; (D) change an accounting period of the Debtor or its Subsidiaries with respect to any material Tax; (E) file an amended Tax Return; (F) change or revoke any material election with respect to Taxes; (G) make any material election with respect to Taxes that is inconsistent with past practice; (H) file any Tax Return that is inconsistent with past practice; or (I) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than in the ordinary course of business);

(xviii)                 transfer, sell, lease, license, mortgage, pledge, divest or otherwise dispose of any material tangible or intangible assets (including Intellectual Property Rights), licenses, operations, rights, product lines, businesses or interests therein of the Debtor or its Subsidiaries, including the capital stock of any of its Subsidiaries, except (A) in connection with services provided in the ordinary course of business and sales or other dispositions of obsolete or worn-out assets, (B) sales, leases, licenses, divestitures, cancellations, abandonments, lapses, expirations or other dispositions of assets with a fair market value not in excess of $500,000 in the aggregate, (C) pursuant to Contracts in effect prior to the date of this Agreement and (D) such sales, leases, licenses, divestitures, cancellations, abandonments, lapses, expirations or other dispositions of assets as are contemplated by the SNF/AL Remarketing Process;

(xix) (A) enter into, adopt, amend in any material respect or terminate any Company Plan (other than entry into any new employment agreement with any individual whose hiring is not restricted by, or who is otherwise hired in accordance with, clause (H) below), (B) increase or accelerate the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any director, officer or employee of the Debtor or any of its Subsidiaries, (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Plan (other than grants of any new awards to any individual whose hiring is not restricted by, or who is otherwise hired in accordance with, clause (H) below), (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Plan, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by the terms of any existing Company Plan set forth on Section 2.1(h)(i) of the Debtor Disclosure Letter or GAAP, (F) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any director, officer or employee of the Debtor or any of its Subsidiaries, (G) terminate the employment of any officer of the Debtor or its Subsidiaries other than for “cause”, (H) hire (x) any officer of the Debtor or its Subsidiaries with a title of Vice President or higher or (y) any employee of the Debtor or its Subsidiaries with aggregate annual base salary and target bonus of more than $250,000, except, in the case of the foregoing clauses (x) and (y), to the extent jointly determined by the Chief Restructuring Officer of the Debtor (“CRO”) and the Debtor Board in their reasonable business judgment in good faith necessary in the interests of patient care (any such individual described in the foregoing clauses (x) and (y) and hired to replace any such employee, a “New Hire”), provided that (i) any such officer New Hire (and his or her terms and conditions of employment, including any base and target incentive compensation) hired pursuant to this clause (H) shall be reasonably acceptable to ProMedica and QCP and (ii) the terms and conditions of employment of any New Hire that is not an officer, including base and target incentive compensation, shall be subject to notice and consultation with ProMedica and QCP, or (I) make any incentive payment or payment in respect of severance or any nonqualified deferred compensation entitlement to any current or former director, officer or employee of the Debtor or its Subsidiaries (including making any payments to any rabbi trust or taking any action that would cause the trustee of any rabbi trust to make payments to any current or former director, officer or employee of the Debtor or its Subsidiaries), except, with respect to clause (I) payment of any nondiscretionary incentive payments under existing Company Plans, nondiscretionary severance payments under existing Company Plans, and nondiscretionary payments of nonqualified deferred compensation (other than as set forth on Section 4.1(a)(xix)(I) of the Debtor Disclosure Letter) or as otherwise required by applicable Law; provided that payment in respect of any severance or nonqualified deferred compensation amount in excess of $200,000 shall be subject to prior notice and consultation with ProMedica and QCP and, with respect to clauses (A) through (H) above, (1) amendments to welfare plans in the ordinary course of business, consistent with past practices that do not materially increase the costs of such welfare plans, (2) with respect to any hourly employees and salaried facility-level employees of the Debtor or its Subsidiaries, and any other employees of the Debtor or its Subsidiaries whose annual base salary does not exceed $150,000, increases in compensation in the ordinary course materially consistent with the Debtor’s 2018 operating budget or otherwise as reasonably determined by the CRO, in consultation with ProMedica and QCP, to be necessary to respond to market demand, (3) with respect to each other employee of the Debtor or its Subsidiaries whose annual base salary exceeds $150,000 (other than any Eligible Employee), increases in compensation in the ordinary course of business consistent with past practice that do not exceed 1.5% of the aggregate annual base salaries of such other employees or 7.5% of the annual base salary for any individual and (4) as required pursuant to existing Company Plans, or as otherwise required by applicable Law;

(xx)                          become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xxi)                       enter into any Contract adversely affecting in any material respect the Debtor’s or any of its Subsidiaries’ ability to use or otherwise exploit any material Intellectual Property Rights;

(xxii)                    fail to use commercially reasonable efforts to keep in full force the material Insurance Policies under substantially the same levels of coverage as the current policies of the Debtor and its Subsidiaries;

(xxiii)                 change in any material respect any of the Debtor’s or its Subsidiaries’ material policies or procedures for or timing of the collection of accounts receivable (or any other trade receivables), payment of accounts payable (or any other trade payables), billing of its customers, pricing and payment terms, cash collections, cash payments or terms with suppliers, in each case, other than changes required by suppliers, vendors and service providers;

(xxiv)                dismiss the QCP Consultants other than in accordance with Section 5.1(b);

(xxv)                   modify or amend in any respect any Contract pursuant to which HCR III or any of its Subsidiaries currently subleases real property to any other Subsidiary of the Debtor; or

(xxvi)                agree, authorize or commit to do any of the foregoing.

(b)                                 ProMedica shall not knowingly take or permit any of its Subsidiaries to take any action that is reasonably likely to prevent or materially impede the consummation of the Transactions.

4.2                               Filings; Other Actions; Notification.

(a)                                 Cooperation. Subject to the terms and conditions set forth in this Agreement, the Debtor, JV and ProMedica (and, to the extent reasonably required, QCP) shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate and make effective the Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity (including the Governmental Approvals and the ProMedica Approvals) and, to the extent applicable, complying with the requirements of the HSR Act. Subject to applicable Laws relating to the exchange of information, the parties shall cooperate on all matters with respect to obtaining the Governmental Approvals and making of filings with any Governmental Entity in connection with this Section 4.2. Each of the Lessors, ProMedica, and the Debtor shall (i) in coordination with each other, file as promptly as practicable after the execution hereof, all applications and documents required, necessary or advisable to obtain the Governmental Approvals and comply with the applicable requirements of the HSR Act as soon as practicable, (ii) submit to customary background checks in connection therewith, (iii) respond promptly to any additional requests from Governmental Entities and (iv) otherwise use its reasonable best efforts to obtain all Governmental Approvals and comply with the applicable requirements of the HSR Act as promptly as practicable (and in any event prior to the Termination Date). The Lessors, ProMedica and the Debtor shall have the right to review in advance (and shall deliver to QCP in advance) and, to the extent practicable, each will consult with the other (and of QCP) on and consider in good faith the views of the other (and of QCP) in connection with, all of the information relating to the Lessors, ProMedica and the Debtor, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Transactions. In exercising the foregoing rights, each of the Lessors, Debtor, and ProMedica shall act reasonably and as promptly as practicable.

(b)                                 Information; Meetings. The Debtor and ProMedica each shall (and the JV shall cause the Lessors), upon the reasonable request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Lessors, ProMedica or the Debtor or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Transactions.

(c)                                  Status. Subject to applicable Laws and as required by any Governmental Entity, the Debtor, the Lessors and ProMedica each shall keep the other and QCP reasonably apprised of the status of matters relating to completion of the Transactions to the extent such party is aware of such information, including promptly furnishing the other and QCP with copies of notices or other communications received by the Lessors, ProMedica or the Debtor or any of their respective Subsidiaries, as the case may be, from any third party and/or any Governmental Entity with respect to the Transactions. The JV and ProMedica shall give prompt written notice to the Debtor and QCP of any change, fact or condition of which the Lessors and or ProMedica becomes aware that is reasonably expected to result in any failure of any condition to Debtor’s obligations to effect the Transactions, and the Debtor shall give prompt written notice to the Lessors, ProMedica and QCP of any change, fact or condition of which the Debtor becomes aware that is reasonably expected to result in any failure of any condition to ProMedica’s obligations to effect the Transactions or to materially affect the Business. Neither the Debtor nor the Lessors or ProMedica shall permit any of their respective officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Transactions unless it consults with the other party and QCP in advance and, to the extent permitted by such Governmental Entity, gives the other parties and QCP the opportunity to attend and participate thereat.

4.3                            Access and Records. Subject to applicable Law, upon reasonable notice, the Debtor shall (and shall cause its Subsidiaries to) afford ProMedica’s and the Lessors’ officers, directors, employees, agents, counsel, accountants, investment bankers, financing sources and other authorized representatives (together, “Representatives”) reasonable access, during normal business hours throughout the period prior to the Closing Date, to its employees, properties, books, contracts and records, and, upon ProMedica’s or any Lessor’s written request, will use reasonable efforts to provide ProMedica or the Lessors with access to suppliers, creditors and third parties with whom the Debtor or its Subsidiaries does business or by whom there have been asserted any claim, and, during such period, the Debtor shall (and shall cause its Subsidiaries to) use its reasonable best efforts to furnish promptly to ProMedica and the Lessors all information concerning its business, properties, personnel, suppliers, creditors and third parties with whom the Debtor or its Subsidiaries does business as may reasonably be requested, provided that no investigation pursuant to this Section 4.3 shall affect or be deemed to modify any representation or warranty made by the Debtor herein, and provided, further, that the foregoing shall not require the Debtor (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Debtor would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Debtor shall have used its reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Debtor or any of its Subsidiaries. The Debtor shall continue to deliver its financial information and other reports required pursuant to the terms of the Master Lease. The Debtor shall cooperate to provide ProMedica with access and information reasonably requested by ProMedica to facilitate the consolidation of the Debtor’s financial results with and into those of ProMedica following Closing, including establishment by ProMedica of accounting and financial reporting systems, systems of internal controls over financial reporting and disclosure controls as defined in the Exchange Act.

4.4                            Publicity. ProMedica and Welltower, Inc. (and/or their affiliates) shall be authorized to issue an initial joint press release regarding the Transactions; provided, however, that such press release shall be subject to the consent of the Debtor, which consent shall not be unreasonably withheld, conditioned or delayed; provided further that ProMedica and Welltower, Inc. shall consult with QCP as to the content of such press release. Thereafter, no party shall issue any press release or make any public announcement concerning the Transactions without the prior written consent of the other parties hereto except as may be required by Law, including rules promulgated by the Securities and Exchange Commission (the “SEC”) or by obligations pursuant to any rules of any national securities exchange. To the extent any party is required to make any press release or public announcement by Law or by obligations pursuant to any rules of any national securities exchange, such party shall (i) to the extent practicable, consult with the other parties hereto prior to issuing any press releases or otherwise making public announcements with respect to the Transactions and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any rules of any national securities exchange, (ii) to the extent practicable, provide the other parties hereto with a reasonable opportunity to review and comment on such press release, announcement or filing and (iii) consider in good faith any comments of the other parties with respect to such press release, announcement or filing.

4.5                               Employee Matters.

(a)                                 Prior to making any broad-based written or oral communications to officers and employees of the Debtor or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions, the Debtor shall provide ProMedica and QCP with a copy of the intended communication, ProMedica and QCP each shall have a reasonable period of time to review and comment on the communication, and the Debtor shall consider any such comments in good faith.

(b)                                 ProMedica shall use all reasonable endeavors to ensure that any employee benefit plans which the employees of the Debtor and its Subsidiaries are entitled to participate in to take into account for purposes of eligibility, vesting and benefit accrual thereunder (other than any benefit accrual under any defined benefit pension plans), service by employees of the Debtor and its Subsidiaries as if such service were with ProMedica , to the same extent such service was credited under a comparable plan of the Debtor or any of its Subsidiaries (except to the extent it would result in a duplication of benefits).

(c)                                  Nothing contained in this Agreement is intended to: (i) be treated as an amendment of any particular Company Plan; (ii) prevent QCP, ProMedica, the Debtor or any of their Affiliates from amending or terminating any of their benefit plans (or, after the Closing Date, any Company Plan) in accordance with their terms; (iii) prevent QCP, ProMedica, the Debtor or any of its Affiliates, after the Closing Date, from terminating the employment of any employee of the Debtor; or (iv) create any third-party beneficiary rights in any employee of the Debtor, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any such employee by QCP, ProMedica, the Debtor or any of their Affiliates or under any benefit plan which QCP, ProMedica, the Debtor or any of their Affiliates may maintain.

(d)                                 Settlement Agreement. If the Former CEO Settlement Agreement is executed and delivered by the parties thereto, from the date of execution and delivery through the Closing Date, the Debtor shall comply with the terms of the Former CEO Settlement Agreement and shall not amend, modify or alter such Former CEO Settlement Agreement without the prior written consent of ProMedica and QCP.

(e)                                  280G Vote.

(i)                                     At least two (2) business days prior to the Closing Date, the Debtor shall submit for approval by its stockholders, in conformance with Section 280G of the Code and the regulations thereunder (the “280G Stockholder Vote”), any payments that would reasonably be expected to constitute a “parachute payment” pursuant to Section 280G of the Code (each, a “Parachute Payment”).

(ii)                                  The Debtor shall use its commercially reasonably efforts to obtain, at least three (3) business days prior to the Closing Date, irrevocable waivers of the right to any

Parachute Payment from each of the applicable “disqualified individuals” (as defined under Section 280G of the Code and the regulations promulgated thereunder).

(iii) True and complete copies of all disclosure and documents that comprise the stockholder approval of each Parachute Payment shall be delivered to ProMedica and QCP in sufficient time to allow ProMedica and QCP to comment thereon, but no less than five (5) business days prior to the 280G Stockholder Vote, and shall reflect all reasonable comments of ProMedica and QCP thereon.

4.6                            Expenses.

(a)                                 Whether or not the Transactions are consummated, the parties hereto shall bear their own respective expenses (including all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the Transactions.

(b)                                 The Debtor and its Subsidiaries’ sole financial advisor shall be Moelis & Company, and the Debtor shall not, and shall not permit its Subsidiaries to, hire any additional financial advisor. The Debtor shall not agree to any change in the financial terms of any agreement pursuant to which Moelis & Company is entitled to any fees and expenses in connection with any of the Transactions.

4.7                            Indemnification; Directors’ and Officers’ Insurance.

(a)                                 From and after the Closing Date, each of ProMedica and the Debtor agrees that it will indemnify, defend and hold harmless each present and former director and officer of the Debtor and its Subsidiaries (in each case, when acting in such capacity) (the “Indemnified Parties”) from and against any and all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (whether or not incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative) arising out of or related to such Indemnified Party’s service or status as an officer or director of the Debtor or one of its Subsidiaries or any action or inaction on the part of any such Person in such capacity, in each case, as of prior to the Closing, whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent such Indemnified Party would be permitted to be indemnified by the Debtor or its applicable Subsidiary under applicable Law and the certificate of incorporation and by-laws (or comparable organizational documents) of the Debtor or its applicable Subsidiary in effect on the date of this Agreement; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b)                                 Prior to or as of the Closing Date, the Debtor shall (after reasonable consultation with ProMedica) and, if the Debtor is unable to, ProMedica shall cause the Debtor as of the Closing Date to obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the existing directors’ and officers’ insurance policies of the Debtor and its Subsidiaries, and (ii) the existing fiduciary liability insurance policies of the Debtor and its Subsidiaries, in each case for a claims reporting or discovery period of at least six (6) years from and after the Closing Date (the “Tail Period”) from an insurance carrier with the same or better credit rating as the Debtor’s insurance carrier as of the date hereof with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Debtor’s existing policies with respect to any matter claimed against a director or officer of the Debtor or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Closing Date (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that in no event shall the aggregate cost of the D&O Insurance exceed during the Tail Period 300% of the current aggregate annual premiums paid by the Debtor for such insurance. If the Debtor for any reason fails to obtain such insurance policies as of the Closing Date, the Debtor shall, and ProMedica shall cause the Debtor to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Debtor’s existing policies as of the date hereof, or the Debtor shall, and ProMedica shall cause the Debtor to, use reasonable best efforts to purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Debtor’s existing policies as of the date hereof; provided, however, that in no event shall the annual cost of the D&O Insurance exceed during the Tail Period 150% of the current aggregate annual premiums paid by the Debtor for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Debtor shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. From and after the Closing Date, except as required by applicable Law, ProMedica shall cause the certificate of incorporation and by-laws (or comparable organizational documents) of each of the Debtor and its Subsidiaries to contain provisions no less favorable to the Indemnified Parties with respect to limitation of liabilities, advancement of expenses and indemnification than are set forth as of the date of this Agreement in each of such documents of the Debtor and its Subsidiaries. In the event of any Proceeding or investigation for which an Indemnified Party is entitled to indemnification pursuant to this Section 4.7, (A) Debtor shall, and ProMedica shall cause the Debtor and its Subsidiaries to, defend the Indemnified Party with respect to any such Proceeding or investigation and (B) ProMedica shall not, and shall cause the Debtor and its Subsidiaries not to, settle, compromise or consent to the entry of any judgment in any Proceeding or investigation pending or threatened in writing to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder) without the prior written consent of such Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or investigation. ProMedica agrees that all rights of the Indemnified Parties to indemnification and exculpation from liabilities for acts or omissions occurring prior to the Closing as provided in the certificate of incorporation or by-laws (or comparable organizational documents) of the Debtor or any of its Subsidiaries and any indemnification agreements entered into prior to the date hereof, including provisions relating to advancement of expenses incurred in the defense of any Proceeding or investigation, shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of any of the Indemnified Parties for any acts or omissions occurring prior to the Closing without the prior written consent of each affected Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed).

(c)                                  Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 4.7, upon learning of any such Proceeding or investigation, shall promptly notify ProMedica and the Debtor thereof, but the failure to so notify shall not relieve ProMedica or the Debtor of any Liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party.

(d)                                 If ProMedica or the Debtor or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of ProMedica or the Debtor shall assume all of the obligations set forth in this Section 4.7.

(e)                                  The provisions of this Section 4.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(f)                                   The rights of the Indemnified Parties under this Section 4.7 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws (or comparable organizational documents) of the Debtor or any of its Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation, by-laws or comparable governing documents of the Debtor and its Subsidiaries or any indemnification agreement between such Indemnified Party and the Debtor or any of its Subsidiaries shall survive the Transactions and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(g)                                  ProMedica and the Debtor hereby acknowledge that the Indemnified Parties have or may, in the future, have certain rights to indemnification, advancement of expenses and/or insurance provided by Persons other than ProMedica, the Debtor or its Subsidiaries (collectively, the “Other Indemnitors” and, individually, an “Other Indemnitor”) with respect to Proceedings or investigations that are the subject of Section 4.7(a). The Debtor hereby agrees that if any advancement or indemnification obligation is owed, at any time, to an Indemnified Party for the same Proceeding or investigation by both (i) ProMedica or the Debtor, including under Section 4.7(a), and (ii) any Other Indemnitor (whether pursuant to any certificate of incorporation, by-laws or comparable organizational documents, indemnification agreement or other agreements), the Debtor shall (and if it is unable or fails to honor its obligations under this Section 4.7, ProMedica shall) be primarily liable for indemnification and advancement of expenses to such Indemnified Parties in respect of such Proceeding or investigation, and any obligation of an Other Indemnitor to provide indemnification or advancement of expenses shall be secondary to the obligations of the Debtor (or if it is unable or fails to honor its obligations under this Section 4.7, ProMedica) under this Section 4.7. ProMedica and the Debtor irrevocably waive, relinquish and release the Other Indemnitors from any and all claims (A) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect of the indemnification arrangements provided to such Indemnified Parties by such Other Indemnitors and (B) that the Indemnified Party must seek expense advancement or reimbursement, or indemnification, from any Other Indemnitor before ProMedica and the Debtor must perform their expense advancement and reimbursement, and indemnification obligations, under this Agreement. If any Other Indemnitor pays or causes to be paid, for any reason, any amounts otherwise indemnifiable or subject to advancement under this Section 4.7, then (1) such Other Indemnitor shall be fully subrogated to all rights of the Indemnified Parties with respect to the payments actually made and (2) the Debtor shall reimburse the Other Indemnitor for the payments actually made. Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt, ProMedica’s rights against the Debtor for contribution, subrogation, indemnification or any other recovery of any kind in respect of the indemnification arrangements provided by ProMedica and Debtor to the Indemnified Parties pursuant to this Section 4.7 are hereby preserved.

4.8                               Confidentiality. Unless and until Closing occurs, no party hereto shall disclose any information provided to such party or its Representatives pursuant to Section 4.3 or any other provision of this Agreement, or any non-public information related to the negotiation, execution and delivery of this Agreement and the Transactions, other than (a) disclosure to such party’s Representatives (provided that such Representatives agree to comply with this Section 4.8 as if they were a party hereto and that such party shall be responsible for any Representative of such party to so comply with this Section 4.8), (b) as required by Law or by obligations pursuant to any rules of any national securities exchange, the SEC or by the request of any Governmental Entity, and (c) subject to reasonable customary confidentiality arrangements reasonably acceptable to the Debtor, any Person who expresses a bona fide interest in acquiring all or part of the Business or any business entities, properties or assets of the Debtors and its Subsidiaries following the Closing, including any potential joint venture partner (a “Potential Acquiror”) and actual or potential purchasers, replacement tenants, third-party operators or other partners of ProMedica with respect to the remarketing of the Leased Facilities pursuant to the SNF/AL Remarketing Process. Notwithstanding the foregoing, nothing herein shall in any way limit any existing rights of any party to the Master Lease to use or disclose information under the terms of the Master Lease.

4.9                               Financing.

(a)                                 The Debtor shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide and direct its and their respective Representatives to use their respective reasonable best efforts to provide all cooperation reasonably requested by ProMedica in connection with the arrangement, syndication and consummation of any debt financing by ProMedica or its Subsidiaries and the Debtor or any of its Subsidiaries, any equity financing of ProMedica or any minority investment in the Debtor or any of its Subsidiaries (not to exceed ten percent (10%) of the fully-diluted equity of the Debtor or such Subsidiary) including the refinancing of the indebtedness under the Centerbridge Facility, whether at the Debtor, ProMedica or any of their Subsidiaries (such financing, the “Financing”). Such cooperation shall include (i) furnishing ProMedica and its Debt Financing Sources with the Audited Financial Statements and with audited financial statements for the Debtor and its Subsidiaries for each subsequent fiscal year within fifty (50) days after the end of such fiscal year, and quarterly and interim unaudited financial statements for the Debtor and its Subsidiaries for the fiscal quarters and interim periods ended March 31, 2018, June 30, 2018 and September 30, 2018 and for each subsequent fiscal quarter within thirty-five (35) days after the end of such fiscal quarter, in each case, with comparative financial information for the equivalent period of the prior year; (ii) using reasonable best efforts to furnish ProMedica and its Debt Financing Sources with information, audit reports, historical business and other financial data and any supplements thereto regarding the Debtor and its Subsidiaries customarily included in information memoranda and other syndication materials for revolving, term loan credit facilities, bond offering documents and equity offering documents, including assisting in preparing pro forma financial information for the Debtor and its Subsidiaries; (iii) to the extent reasonably requested by ProMedica, using reasonable best efforts to prepare carve-out audited and unaudited financial statements for the time period required or desirable to any Debt Financing Source; (iv) using reasonable best efforts to cause members of management and other senior officers to participate in a reasonable number of meetings (including one-on-one meetings or conference calls), lender presentations, due diligence sessions and sessions with rating agencies, prospective lenders and investors and other syndication and marketing activities; (v) reasonably assisting ProMedica and its Debt Financing Sources in the preparation of any syndication and offering documents and materials, including information memoranda, lender presentations, offering memoranda, registration statements, prospectuses and other marketing documents (collectively, the “Marketing Documentation”) and provide and execute a customary authorization letter with respect thereto; (vi) reasonably cooperating in marketing efforts of ProMedica; (vii) reasonably assisting in the negotiation and preparation of any credit agreements, indentures, underwriting agreements, purchase agreements, pledge and security documents, mortgages, guarantees, hedging agreements and other definitive documents, a certificate of the chief financial officer of the Debtor with respect to solvency matters in a form acceptable to ProMedica and any other certificates, letters and documents (including any schedules and exhibits in connection with the foregoing) as may be reasonably requested by ProMedica; (viii) reasonably assisting in the obtaining of (A) audit reports, authorization letters, comfort letters and consents of accountants and auditors with respect to financial statements for the Debtor and its Subsidiaries for inclusion in any Marketing Documentation and (B) payoff letters, instruments of discharge and Lien terminations; (ix) providing information regarding the Debtor and its Subsidiaries required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act of 2001, to the extent requested by its Debt Financing Sources at least eight (8) business days prior to the Closing; (x) reasonably assisting ProMedica in obtaining corporate, facility and debt security ratings from rating agencies; (xi) reasonably cooperating with ProMedica’s legal counsel (including providing customary back-up certificates) in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Financing; (xii) taking such reasonable actions as may be reasonably requested by ProMedica necessary to permit its Debt Financing Sources to evaluate the Debtor’s assets and cash management policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing and to cooperate with other due diligence conducted by its Debt Financing Sources; (xiii) using reasonable best efforts to obtain customary evidence of authority, customary officer’s certificates, good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Debtor and its Subsidiaries, customary lien searches with respect to the Debtor and its Subsidiaries and insurance certificates; (xiv) using reasonable best efforts to facilitate the granting of a security interest (or perfection thereof) in collateral by the Debtor and its Subsidiaries to secure the Financing at Closing; and (xv) if applicable, reasonably cooperating with ProMedica in connection with the payoff of the Centerbridge Facility at Closing.

(b)                                 The Debtor hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Debtor or its Subsidiaries.

(c)                                  For purposes of this Agreement, “Debt Financing Sources” means the Persons that will provide or otherwise enter into agreements in connection with the Financing, together with, in each case, their Affiliates and Representatives.

(d)                                 Notwithstanding anything in this Agreement to the contrary, none of the Debtor, its Subsidiaries or their respective Affiliates, or Representatives shall (i) be required to pay any commitment or other similar fee other than any such fee that may be payable by the Debtor or its Subsidiaries at the Closing, (ii) be required to incur any other liability in connection with the Financing other than any such liabilities to be incurred by the Debtor or its Subsidiaries arising after the Closing occurs or liabilities for costs and expenses to the extent required to be indemnified or reimbursed by ProMedica, (iii) otherwise be required to take any action in violation of any of the Debtor’s or any of its Subsidiaries’ organizational documents or that Debtor determines in good faith could reasonably be expected to violate any applicable Law or Contract, (iv) be required to waive or amend any terms of this Agreement or terms of any other Contract to which the Debtor or its Subsidiaries is a party, (v) be required to provide cooperation to the extent it would (y) cause any condition to the Closing set forth in ARTICLE VI not to be satisfied or (z) cause a breach of this Agreement, (vi) be required to deliver or obtain opinions of internal or external counsel or (vii) provide access to or disclose information where the Debtor reasonably determines that such access or disclosure could jeopardize the attorney-client privilege or contravene any Law or Contract to which it or any of its Subsidiaries is a party, provided that in the event that the Debtor or any of its Subsidiaries does not provide information in reliance on the exclusions in this subclause (vii), the Debtor and its Subsidiaries shall use commercially reasonable efforts to provide notice to ProMedica promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality). No director or officer of the Debtor or its Subsidiaries, acting in such capacity, shall be required to execute, deliver or enter into or perform any agreement, document or instrument, including any definitive documentation with respect to the Financing, or adopt any resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained, except with respect to the delivery of customary representation and authorization letters in connection with the Marketing Documentation. Nothing hereunder will require any officer or representative of the Debtor or any of its Subsidiaries to deliver any certificate or opinion or take any other action that would result in personal liability to such officer or representative. ProMedica shall indemnify, defend and hold harmless the Debtor and its Subsidiaries, and their respective officers, employees and Representatives, from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith, except in the event such liabilities or losses arose out of or result from (A) the willful misconduct, gross negligence or bad faith of the Debtor and its subsidiaries or (B) historical information furnished in writing by or on behalf of the Debtor and its Subsidiaries, including financial statements. Notwithstanding anything in this paragraph, the Debtor and its Subsidiaries shall not be required to provide any such requested cooperation that shall unreasonably disrupt or interfere with the ongoing operations of the Debtor or its Subsidiaries. ProMedica shall, promptly upon request by the Debtor, reimburse the Debtor and its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses incurred by the Debtor and its Subsidiaries (including those of its Affiliates and Representatives) in connection with taking actions requested by ProMedica pursuant to this Section 4.9, which for the avoidance of doubt will not include audit fees and other expenses relating to the preparation of financial statements for the Business to the extent required by the Master Lease or otherwise historically prepared by the Debtors and its Subsidiaries. Notwithstanding anything to the contrary, the condition set forth in Section 6.2(b) as it applies to the Debtor’s obligations under this Section 4.9 shall be deemed satisfied unless there has occurred a breach by Debtor of its obligations under this Section 4.9 that directly results in the Financing not being available on the Closing Date.

4.10        Acquisition Proposals.

(a)                                 No Solicitation or Negotiation. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE VII and the Closing, except as expressly permitted by this Section 4.10, the Debtor and its Subsidiaries and its and its Subsidiaries’ respective directors, officers and employees shall not, and the Debtor shall direct its other agents and representatives not to, directly or indirectly:

(i)                                     initiate, solicit, propose or knowingly encourage or otherwise knowingly facilitate any inquiry or the making of any proposal or offer that constitutes or, would reasonably be expected to lead to, an Acquisition Proposal;

(ii)                                  engage in, continue or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this Section 4.10 prohibit such discussions);

(iii)                               provide any non-public information or data concerning the Debtor or its Subsidiaries, or access to the Debtor or its Subsidiaries’ properties, books and records to any Person, in each case, in connection with any Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

(iv)                              otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal;

(v)                                 approve or recommend or publicly declare advisable any Acquisition Proposal or proposal reasonably expected to lead to an Acquisition Proposal or approve or recommend, or publicly declare advisable or publicly propose to enter into, any Alternative Acquisition Agreement;

(vi)                              execute or enter into an Alternative Acquisition Agreement; or

(vii)                           agree, authorize or commit to do any of the foregoing.

(b)                                 Notice of Acquisition Proposals. The Debtor shall promptly (but, in any event, within twenty-four hours) give notice to ProMedica and QCP if (i) any bona fide inquiries, proposals or offers with respect to an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal are received by the Debtor or any of its Subsidiaries, or any of its or their respective Representatives of which the Debtor or its Subsidiaries are made aware (it being understood that the Debtor and its Subsidiaries shall instruct its and their respective Representatives to promptly make them aware of any such bona fide inquiries, proposals or offers), or (ii) any bona fide request is received by the Debtor or any of its Subsidiaries, or any of its or their respective Representatives of which the Debtor or its Subsidiaries are made aware (it being understood that the Debtor and its Subsidiaries shall instruct its and their respective Representatives to promptly make them aware of any such bona fide requests), for the Debtor or any of its Subsidiaries to engage in discussions or negotiations relating to an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, setting forth in such notice the name of the Person making any such inquiry, proposal, offer or request and the material terms and conditions of any such Acquisition Proposal or inquiry, proposal or offer and the scope of any such request (including, if applicable, correct and complete copies of any such written Acquisition Proposals, inquiries, proposals or offers, including proposed agreements, or requests (or where no such copies are available, a reasonably detailed written description thereof)), and thereafter shall keep ProMedica and QCP reasonably informed, on a current basis of the status and terms and conditions of any such Acquisition Proposals, inquiries, proposals or offers or requests (including any amendments or supplements thereto) and the status of any such discussions or negotiations, including any change in such Person’s intentions as previously notified.

(c)                                  Existing Discussions. The Debtor (i) agrees, that as of the date hereof, it has ceased and caused to be terminated any activities, solicitations, discussions and negotiations with any Person (other than QCP and ProMedica, and their Subsidiaries) conducted prior to the date hereof with respect to any Acquisition Proposal, or proposal that would reasonably be expected to lead to an Acquisition Proposal (including access to any physical or electronic data rooms) and (ii) shall promptly (but in any event within twenty-four hours of the execution and delivery of this Agreement) (A) deliver a written notice to each such Person providing only that the Debtor is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, or proposal or transaction that would reasonably be expected to lead to an Acquisition Proposal and is requesting the prompt return or destruction of all confidential information concerning the Debtor and any of its Subsidiaries and (B) if applicable, terminate any physical and electronic data or other diligence access previously granted to such Persons.

(d)                                 Standstill Provisions. From that date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE VII and the Closing, the Debtor shall not terminate, amend or otherwise modify or waive any provision of any confidentiality, “standstill” or similar agreement to which the Debtor or any of its Subsidiaries is a party and, in the event of any breach of such agreement of which the Debtor Board becomes aware, the Debtor shall use reasonable best efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof.

(e)                                  For purposes of this Agreement, the term “Acquisition Proposal” means any (i) proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, spin-off, share exchange, business combination or similar transaction involving the Debtor or any of its Subsidiaries or (ii)

acquisition by any Person or group (as defined under Section 13 of the Exchange Act), resulting in, or any proposal, offer, inquiry or indication of interest that if consummated would result in, any Person or group (as defined under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, ten percent (10%) or more of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of Subsidiaries) of the Debtor, other than (A) the transactions contemplated by the Original Plan Sponsor Agreement and (B) the Transactions or the disposition of those Leased Facilities set forth in Section 5.3(b) of the Debtor Disclosure Letter; and the term “Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement relating to any Acquisition Proposal.

(f)                                   Notwithstanding anything to the contrary set forth herein or otherwise, nothing in this Section 4.10 shall prohibit the Debtor from cooperating with any action contemplated by Section 7.4 of the Merger Agreement taken by QCP or any of its Subsidiaries or with the exercise by QCP of any rights or remedies under the Merger Agreement

ARTICLE V

Special Covenants

5.1                               Corporate Governance.

(a)                                 Debtor Restructuring Committee. After the date of this Agreement and prior to the Closing Date, the power and authority of the special restructuring committee of the Debtor Board (the “Debtor Restructuring Committee”) shall not be changed, and no new or replacement member of the Debtor Restructuring Committee, the sole members of which are Sherman Edmiston III and Kevin P. Collins in their capacity as members of the Debtor Board, shall be appointed without the consent of ProMedica and QCP, such consent not to be unreasonably withheld, conditioned or delayed.

(b)                                 QCP Consultants. After the date of this Agreement and prior to the Closing, the Debtor will comply with Section 5.1(b) of the Original Plan Sponsor Agreement.

(c)                                  Chief Restructuring Officer. After the date hereof, the CRO shall have those responsibilities set forth in Section 5.1(c) of the Debtor Disclosure Letter; provided, however, that at all times the responsibilities of the CRO shall include responsibility for allocation of costs under the Administrative Support Services Agreement (as referred to in the Centerbridge Facility) unless otherwise provided in the Centerbridge Facility. After the date of this Agreement and prior to the Closing Date, the power and authority of the CRO shall not be changed, and the CRO shall not be removed or replaced, without the consent of ProMedica and QCP, such consent not to be unreasonably withheld, conditioned or delayed. If the CRO voluntary terminates his employment or is otherwise unable to perform his or her responsibilities, a replacement CRO shall be appointed, subject to ProMedica’s and QCP’s reasonable consent (not to be unreasonably withheld, conditioned or delayed).

5.2                               Rent and Forbearance.

(a)                                 Adjustment to Rent; Forbearance.

(i)                                     Upon the termination of the Master Lease with respect to any Leased Facility set forth on Section 5.2(a)(i) of the Debtor Disclosure Letter in connection with the releasing or sale of any Leased Facility by QCP or its Subsidiaries to any third-party purchasers, replacement tenants or other partners of QCP, there shall be no adjustment to Reduced Cash Rent. Upon the termination of the Master Lease with respect to any Leased Facility other than those set forth on Section 5.2(a)(i) of the Debtor Disclosure Letter in connection with the releasing or sale of any Leased Facility by QCP or its Subsidiaries to any third-party purchasers, replacement tenants or other partners of QCP, the parties to the Master Lease shall amend the Master Lease to reduce Minimum Rent (as defined in the Master Lease) and Reduced Cash Rent in a manner reflecting the net sales proceeds of such disposition.

(b)                                 Forbearance. From the date of this Agreement until the earlier of the Closing Date or termination of this Agreement in accordance with ARTICLE VII hereof, QCP agrees to forbear from bringing suit or exercising remedies under the Guaranty, the Master Lease or Agreements Regarding Subleases arising out of or related to (i) the failure to pay Rent (as defined in the Master Lease), (ii) notwithstanding Section 4.4 of the Master Lease, the failure to deposit or pay any amounts required to be deposited pursuant to Section 4.4 of the Master Lease prior to the termination of this Agreement, (iii) the failure to make capital expenditures required by the Master Lease, (iv) the occurrence of any “Event of Default” described in Section 16.1(g) or Section 16.1(h) of the Master Lease as a result of the transactions and other actions contemplated by this Agreement, (v) any “Event of Default” under clause (ii) of Section 16.1(l) of the Master Lease resulting from the failure of the Debtor to make any payment due under the Guaranty, (vi) the 2017 default under and acceleration of amounts owing under that certain Credit Agreement, dated as of April 6, 2011, among Holdings (as defined therein), HCR Healthcare, LLC, the several banks and other financial institutions or entities from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as co-Lead Arrangers and Joint Bookrunners, as amended by that certain First Amendment to Credit Agreement, dated as of March 21, 2014 and that certain Second Amendment to Credit Agreement, dated as of May 6, 2015 (the “JP Morgan Credit Facility”); or (vii) the failure of the Debtor to make any payment due under the Guaranty, including, in each case, by delivering a notice of default under the Master Lease, terminating the Master Lease, declaring an “Event of Default” under the Master Lease or exercising any other right or remedy under the Master Lease and/or Agreements Regarding Subleases against the Debtor or its direct and indirect Subsidiaries and, with respect to each, their property and interests in property.

(c)                                  Forbearance Stipulations. The Debtor and its Subsidiaries hereby admit, stipulate and agree as follows:

(i)                                     as of the date of the Original Plan Sponsor Agreement (and taking into account payments made by HCR III to the Original Lessors on the date hereof), the Original Lessors were owed the Reduced Cash Rent Past Due Balance;

(ii)                                  as of the date of the Original Plan Sponsor Agreement, the Original Lessors were owed approximately $265,225,000 in unpaid Deferred Rent Obligations (as defined in the Master Lease) then due and owing under the Master Lease;

(iii)                               as of the date of the Original Plan Sponsor Agreement, the Rent and other obligations of HCR III under the Master Lease and the Debtor under the Guaranty constituted legal, valid and binding obligations of HCR III and the Debtor, respectively, enforceable against HCR III and the Debtor in accordance with the terms of the Master Lease and the Guaranty;

(iv)                              no portion of the Rent and other obligations of HCR III under the Master Lease, the Debtor under the Guaranty, or the Sublease OpCos under the Agreements Regarding Subleases is subject to avoidance, recharacterization, recovery or subordination pursuant to the Bankruptcy Code or applicable nonbankruptcy law;

(v)                                 the Debtor and HCR III do not have any claims, counterclaims, causes of action, defenses or setoff rights arising under or in connection with the Master Lease, the Guaranty or the Agreements Regarding Subleases against ProMedica, QCP, the Original Lessors or their respective Representatives (in their capacities as such) with respect to any unpaid Rent (including the Deferred Rent Obligation); and

(vi)                              other than (A) as a result of HCR III’s failure to pay all due and owing Rent in full, the failure to deposit or pay any amounts required to be deposited pursuant to Section 4.4 of the Master Lease or the failure to make capital expenditures required by the Master Lease, (B) any “Event of Default” under clause (ii) of Section 16.1(l) of the Master Lease resulting from the failure of the Debtor to make any payment due under the Guaranty, (C) the 2017 default under and acceleration of amounts owing under the JP Morgan Credit Facility and (D) the other matters described in Section 5.2(b), no default or Event of Default (as defined in the Master Lease) under the Master Lease is continuing.

5.3                               Business Operations. Subject to the terms and conditions hereof, from the date of this Agreement until the Closing Date, the Debtor shall, and shall cause its Subsidiaries to:

(a)                                 comply in all material respects with all non-monetary obligations under the Master Lease, Guaranty and Agreements Regarding Subleases (it being understood that an obligation to make capital expenditures shall constitute a monetary obligation);

(b)                                 comply with Section 5.3(b), (c) and (d) of the Original Plan Sponsor Agreement;

(c)                                  keep on the premises of each Leased Facility all material personal property utilized in the ordinary course of operations at each such Leased Facility; and

(d)                                 deliver to the QCP Consultants, QCP and ProMedica (i) an updated 13-Week Cash Budget on a day during the last week of April 2018 and on a day during the last week of each calendar month thereafter and (ii) a report on a weekly basis, beginning on the third business day of the week after the date of this Agreement, setting forth any line-item variances from the most recent 13-Week Cash Budget delivered to ProMedica, QCP and the QCP Consultants.

5.4         QCP Support. Subject to the terms and conditions hereof and for so long as this Agreement has not been terminated in accordance with its terms, and unless compliance is waived in writing by the JV and ProMedica, QCP agrees to, and to cause its direct and indirect subsidiaries and affiliates to:

(a)           support, and take all reasonable actions reasonably requested by the Debtor or ProMedica and the JV to facilitate the solicitation, confirmation and consummation of the Amended Plan and the transactions contemplated by the Amended Plan, including, without limitation, voting in favor of the Amended Plan and, upon the Effective Date of the Amended Plan, taking such actions as are reasonably requested by the Reorganized Debtor or ProMedica to dismiss with prejudice the Receivership Proceeding; provided that nothing set forth in this Section 5.4(a) shall require QCP to make any payment, transfer any asset or otherwise grant any consideration to any Person;

(b)           not take any other action, directly or indirectly, that would reasonably be expected to prevent, materially interfere with, materially delay or materially impede the solicitation of votes in connection with the Amended Plan, the confirmation of the Amended Plan or the consummation of the Amended Plan and the transactions contemplated thereunder;

(c)           not to take any action, directly or indirectly, with respect to the Receivership Proceeding (except as contemplated by clause (a) above);

(d)           not, without the prior written consent of the Debtor (such consent not to be unreasonably conditioned, withheld or delayed), approve any amendment or modification to the Merger Agreement or grant any waiver under the Merger Agreement that, in each case, would reasonably be expected to prevent or materially delay the consummation of the Closing;

(e)           not to object to or otherwise commence, or encourage any other person to commence, any proceeding or take any action opposing the Amended Plan or Disclosure Statement that would reasonably be expected to have a material adverse effect on the consummation of the Amended Plan and the transactions contemplated thereunder; and

(f)            Upon satisfaction of the condition set forth in Section 6.1(e)(i) and the satisfaction of all conditions in Article VI (other than Section 6.1(e)(ii)), QCP will take such action within its power to satisfy the condition set forth in Section 6.1(e)(ii) (including enforcing its rights under the Merger Agreement).

Notwithstanding anything to the contrary in this Agreement or otherwise, it shall not be deemed a breach or violation of this Agreement for QCP, its Subsidiaries and/or any of their respective representatives to take any actions contemplated by Section 7.4 of the Merger Agreement or for QCP to exercise any rights or remedies under the Merger Agreement.

5.5         Restructuring Costs. Subject to the limitations set forth in this Section 5.5, ProMedica shall reimburse the Debtor, promptly upon demand, for all Restructuring Costs paid by the Debtor during the Fee Reimbursement Period. “Restructuring Costs” means all fees, costs and expenses paid by the Debtor to professionals (to the extent either retained by the Debtor or retained by any other Person entitled to reimbursement by the Debtor) during the Fee Reimbursement Period in connection with (i) the Original Plan, (ii) the Amended Plan, (iii) the Bankruptcy Case, or (iv) the restructuring or reorganization of the Debtor. Notwithstanding the foregoing, ProMedica shall not be required by this Section 5.5 to reimburse the Debtor for Restructuring Costs in excess of $2 million per calendar month or, with respect to the calendar month in which the Fee Reimbursement Period ends, to the extent the Fee Reimbursement Period ends on a day other than the last day of such calendar month, a pro rata portion of such amount; provided that, to the extent that the amount of reimbursed Restructuring Costs in any calendar month is less than $2 million, the unused portion may be applied in future calendar months. The “Fee Reimbursement Period” means the period from (and including) May 1, 2018 through (and including) the earlier of (i) the Effective Date (as defined in the Amended Plan) or (ii) the date of termination of this Agreement.

ARTICLE VI

Conditions

6.1          Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Transactions are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)           Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Transactions. No Law shall be in effect enjoining or otherwise prohibiting the consummation of the Transactions.

(b)           Approvals. The Governmental Approvals set forth on Section 6.1(b) of the Debtor Disclosure Letter shall have been obtained or made, except to the extent the failure to obtain such Governmental Approvals would not, in the aggregate, reasonably be expected to result in losses, costs, liabilities or expenses to ProMedica, the Debtor and their respective Subsidiaries in excess of $5,000,000, and the applicable waiting period under the HSR Act shall have expired or been terminated.

(c)           Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order, there shall have been no amendment to the Amended Plan or the Confirmation Order except as permitted hereby and all conditions to the effectiveness of the Amended Plan shall have been satisfied or waived in accordance with the terms of the Plan.

(d)           Bankruptcy Court Orders. The Bankruptcy Court shall not have entered an Order (i) dismissing the Bankruptcy Case or converting the Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code or (ii) materially inconsistent with this Agreement, the Amended Plan or the Confirmation Order in a manner adverse to ProMedica or QCP.

(e)           Merger Agreement.

(i)            All conditions to the consummation of the Merger in the Merger Agreement (other than the occurrence of the Closing and such conditions to the consummation of the Merger as, by their nature, are to be satisfied at such consummation) shall have been satisfied or waived in accordance with the terms of the Merger Agreement; and

(ii)           The parties to the Merger Agreement have delivered the Requisite Merger Filings (as defined in the Merger Agreement) in escrow to Wachtell, Lipton, Rosen & Katz LLP to be released and filed with the relevant Governmental Entities immediately after the Closing, pursuant to the terms of the Merger Agreement.

6.2         Conditions to Obligations of ProMedica. The obligations of ProMedica to effect the Transactions are also subject to the satisfaction or waiver by ProMedica at or prior to the Closing Date of the following conditions:

(a)           Performance of Obligations of the Debtor. A court of competent jurisdiction shall not have determined that the Debtor has breached in any material respect any material covenants required to be performed by it under this Agreement on or prior to the Closing Date and such material breach either is not curable or has not been cured.

(b)           Officer’s Certificate. ProMedica shall have received a certificate dated as of the Closing Date, signed by the chief executive officer of the Debtor, stating that the condition specified in Section 6.2(a) has been waived or satisfied.

6.3         Conditions to Obligation of the Debtor. The obligation of the Debtor to effect the Transactions is also subject to the satisfaction or waiver by the Debtor at or prior to the Closing of the following conditions:

(a)           Performance of Obligations of ProMedica. ProMedica shall have performed and complied, in all material respects, all material obligations required to be performed by it under this Agreement on or prior to the Closing Date, other than any material breach which is curable and has been cured.

(b)           Officer’s Certificate. The Debtor shall have received a certificate dated as of the Closing Date, signed by the chief executive officer of ProMedica Parent, stating that the condition specified in Section 6.3(a) has been waived or satisfied.

ARTICLE VII

Termination

7.1         Automatic Termination. Subject to Section 8.1, this Agreement will expire by its own terms and terminate automatically, without notice or further action by any party, if the Merger Agreement is terminated in accordance with its terms.

7.2         Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, by mutual written consent of the Debtor, ProMedica and QCP, by action of their respective boards of directors.

7.3          Termination by ProMedica, QCP or the Debtor. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by any of ProMedica, QCP or the Debtor if:

(a)           the Transactions shall not have been consummated by 11:59 p.m. NYC time on October 15, 2018 (the “Termination Date”) (or 11:59 p.m. NYC time on October 12, 2018, if the termination right is exercised by QCP);

(b)           the Bankruptcy Court or any court exercising appellate jurisdiction over the Bankruptcy Court enters an Order (i) denying confirmation of the Amended Plan, (ii) dismissing the Bankruptcy Case, or (iii) converting the Bankruptcy Case of the Debtor to a case under chapter 7 of the Bankruptcy Code, and such Order (x) is or becomes a Final Order or (y) has been in effect for thirty (30) days and is not subject to stay; provided that a “Final Order” shall mean an Order which has not been stayed (or with respect to which any stay has been lifted) and (A) as to which the time to file an appeal, a motion for rehearing or reconsideration (excluding any motion under Section 60(b) of the Federal Rules of Civil Procedure) or a petition for writ of certiorari has expired and no appeal, motion, stay or petition is pending, or (B) in the event that such an appeal or petition thereof has been sought, either (1) such Order shall have been affirmed by the highest court to which such Order was appealed or certiorari shall have been denied, and the time to take any further appeal or petition of certiorari shall have expired or (2) such appeal, motion, stay or petition shall not have been granted and shall no longer be pending and the time for seeking such appeal, motion, stay or petition shall have been expired; or

(c)           any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Transactions shall become a Final Order; provided, however, that the right to terminate this Agreement pursuant to this Section 7.3 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Transactions.

7.4          Termination by the Debtor or QCP. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by the Debtor or QCP if:

(a)           a court of competent jurisdiction shall have determined that there has been a material breach of any covenant or agreement made by ProMedica in this Agreement such that the condition set forth in Section 6.3(a) would not be satisfied and such material breach is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by the Debtor or QCP, as applicable, to ProMedica and the other parties hereto and (y) the Termination Date; provided that the Debtor shall not have the right to terminate this Agreement pursuant to this Section 7.4(a) if the Debtor is then in material breach of any of its covenants or agreements contained in this Agreement such that the condition set forth in Section 6.2(a) would not be satisfied; provided further that QCP shall not have the right to terminate this Agreement pursuant to this Section 7.4(a) if QCP is then in material breach of any of its covenants or agreements contained in Section 5.4 of this Agreement; or

(b)           if any condition set forth in Section 6.1 shall have become incapable of fulfillment prior to the Termination Date other than as a result of a material breach by the Debtor or QCP, as applicable, of any covenant or agreement contained in this Agreement, and such condition is not waived by the Debtor or QCP, as applicable.

7.5          Termination by ProMedica or QCP. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by ProMedica or QCP if:

(a)           a court of competent jurisdiction shall have determined that there has been a material breach of any covenant or agreement made by the Debtor in this Agreement such that the condition set forth in Section 6.2(a) would not be satisfied and such material breach is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by ProMedica or QCP, as applicable, to the Debtor and the other parties hereto and (y) the Termination Date; provided that ProMedica shall not have the right to terminate this Agreement pursuant to this Section 7.5(a) if ProMedica is then in material breach of any of its covenants or agreements contained in this Agreement; provided further that QCP shall not have the right to terminate this Agreement pursuant to this Section 7.5(a) if QCP is then in material breach of any of its covenants or agreements contained in Section 5.4 of this Agreement;

(b)           if any condition set forth in Section 6.1 shall have become incapable of fulfillment prior to the Termination Date other than as a result of a material breach by ProMedica or QCP, as applicable, of any covenant or agreement contained in this Agreement, and such condition is not waived by ProMedica or QCP, as applicable;

(c)           any Subsidiary of the Debtor commences proceedings under the Bankruptcy Code without the prior written consent of ProMedica or QCP, which may be withheld in such Person’s sole discretion;

(d)           the Bankruptcy Court or any court exercising appellate jurisdiction over the Bankruptcy Court enters an Order (i) appointing a trustee with expanded powers pursuant to section 1104 of the Bankruptcy Code or (ii) that is materially inconsistent with the Amended Plan or the Transactions in a manner adverse to ProMedica or QCP, and such Order (x) is or becomes a Final Order or (y) has been in effect for thirty (30) days and is not subject to stay;

(e)           if the Carlyle Holders have (i) filed any federal or state tax return, or any amendment to such a return, claiming any deduction for worthlessness of its Debtor Shares (as defined in the Alternative Restructuring Support Agreement) or (ii) Transferred (as defined in the Alternative Restructuring Support Agreement) any Debtor Shares other than in accordance with the Alternative Restructuring Support Agreement;

(f)            other than in accordance with the Amended Plan, if there has been (i) a termination or rejection of the Master Lease or any Agreement Regarding Subleases by the lessee or any other Subsidiary of the Debtor, or (ii) the occurrence of a Default or an Event of Default (each as defined under the Centerbridge Facility) under the Centerbridge Facility that would permit the acceleration of Obligations (as defined under the Centerbridge Facility) and a failure by the Debtor to cure such Default or Event of Default within thirty (30) days of the occurrence of such a Default or Event of Default, or the acceleration of Obligations (as defined under the Centerbridge Facility); or

7.6         Termination by QCP. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by QCP if:

(a)         the Confirmation Order has not been entered by the Bankruptcy Court within sixty-five (65) days after the date of this Agreement; or

(b)         HCR III fails to pay such cash and cash equivalents available to pay part or all of the Reduced Cash Rent due from and after the date hereof after (A) making all transfers of funds from the Debtor’s home health care, hospice and other ancillary businesses other than the Debtor’s skilled nursing and inpatient rehabilitation facilities, memory care facilities and assisted living facilities (the “SNF Business”) that are permitted under the Centerbridge Facility and (B) paying all available cash and cash equivalents from the SNF Business subject to retaining such reserves and making such other expenditures as either (x) the CRO or (y) the Debtor Board has determined in good faith, after consulting with QCP, are necessary to allow the Debtor to operate safely, prudently and in the ordinary course of business, and HCR III does not cure such failure within five (5) business days of such failure.

ARTICLE VIII

Miscellaneous and General

8.1         No Survival; Effect of Termination and Abandonment.

(a)         Except as provided in Section 8.1(b) below, in the event of termination of this Agreement and the abandonment of the Transactions pursuant to ARTICLE VII, this Agreement shall become void and be of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party of any liability or damages resulting from any fraud by such party or Willful Breach of this Agreement on the part of such party occurring prior to such termination and (ii) the provisions set forth in this ARTICLE VIII, ProMedica’s expense reimbursement and indemnification obligations set forth in Section 4.9(d) and the agreements of the parties contained in Section 4.4 (Publicity), Section 4.6 (Expenses) and Section 4.8 (Confidentiality) shall survive the termination of this Agreement. For purposes of this Agreement, “Willful Breach” shall mean a material breach of, or failure to perform, any of the covenants or other agreements contained in this Agreement (including failure to close the Transactions in accordance with Section 1.4) that is a consequence of an act, or failure to act, by the breaching or non-performing Person with actual knowledge, or knowledge that a Person acting reasonably under the circumstances would reasonably be expected to have, that such Person’s act or failure to act would, or would be reasonably expected to, result in or constitute a breach of, or failure of, performance under this Agreement.

(b)         Waiver; Automatic Stay. The failure of a party to exercise its right to terminate this Agreement under, or the extension of any time period in, any provision of ARTICLE

VII at any time will not constitute a waiver of any such right. The Debtor hereby waives any requirement that ProMedica or QCP seek or obtain relief from the automatic stay under section 362 of the Bankruptcy Code for purposes of providing notice under, or terminating, this Agreement, and the Debtor agrees not to object to ProMedica or QCP seeking, if necessary, to lift the automatic stay in connection therewith.

(c)           This ARTICLE VIII and the agreements of the Debtor and ProMedica contained in Section 4.7 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Transactions. All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive consummation of the Transactions and, from and after the Closing Date, no party shall have any claim against any other party for breach of any representation or warranty set forth herein.

8.2          Modification or Amendment. Subject to the provisions of applicable Laws, at any time prior to the Closing Date, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

8.3          Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Transactions and the other transactions contemplated by this Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

8.4          Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

8.5          GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a)           THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such Proceeding or transactions shall be heard and determined in such a Delaware State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 8.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Notwithstanding the foregoing consent to jurisdiction in either a state or federal court of competent jurisdiction in the State of Delaware, each of the parties hereby agrees that during the pendency of the Bankruptcy Case, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

(c)           The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, during the Bankruptcy Case, in the Bankruptcy Court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or in equity, and that it waives any requirement for the securing or posting of a bond in connection with any such remedy.

8.6          Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

If to QCP :

Quality Care Properties, Inc.

7315 Wisconsin Avenue, Suite 550 East

Bethesda, Maryland 20814

Attention: David Haddock, General Counsel

Email: dhaddock@qcpcorp.com

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Adam O. Emmerich and Scott K. Charles

Email: aoemmerich@wlrk.com and skcharles@wlrk.com

and

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Audra D. Cohen and Andrew G. Dietderich

Email: cohena@sullcrom.com and dietdericha@sullcrom.com

If to the Debtor:

HCR ManorCare, Inc.

333 North Summit Street

Toledo, Ohio 43604

Attention: Richard A. Parr, General Counsel

John Castellano, Chief Restructuring Officer

Email: rparr@hcr-manorcare.com

jcastellano@alixpartners.com

with a copy to:

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Attention: Larry Nyhan

Email: lnyhan@sidley.com

and

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, D.C. 20004-1304

Attention: Daniel T. Lennon

Roger G. Schwartz

J. Cory Tull

Email: daniel.lennon@lw.com

roger.schwartz@lw.com

cory.tull@lw.com

If to ProMedica:

ProMedica Health System, Inc.

100 Madison Avenue

Toledo, OH 43604

Attention: Jeff Kuhn, Chief Legal Officer and General Counsel

Email: jeff.kuhn@promedica.orgwith a copy to:

Shumaker, Loop & Kendrick, LLP

1000 Jackson Street

Toledo, OH 43604

Attention: James I Rothschild

David Coyle

Email: jrothschild@slk-law.com

dcoyle@slk-law.com

If to the Meerkat I LLC or the Lessors:

Meerkat I LLC
4500 Dorr Street
Toledo, OH 43615

Attn: General Counsel
with a copy to:

Gibson Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attn: Dennis Friedman

Michael A. Rosenthal

Email: dfriedman@gibsondunn.com

mrosenthal@gibsondunn.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party: (i) upon actual receipt, if delivered personally; (ii) three (3) business days after deposit in the mail, if sent by registered or certified mail; (iii) upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile, such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or (iv) on the next business day after deposit with an overnight courier, if sent by an overnight courier.

8.7          Entire Agreement. This Agreement (including any exhibits hereto), the Debtor Disclosure Letter and the Alternative Restructuring Support Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PROMEDICA, THE

LESSORS NOR THE DEBTOR MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, RELATED TO THE DEBTOR, THE TRANSACTIONS OR ANY OTHER MATTER, INCLUDING REPRESENTATIONS OR WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. No party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

8.8          No Third Party Beneficiaries; No Recourse. Except as provided in Section 4.7 (Indemnification; Directors’ and Officers’ Insurance) and Section 8.15 (Certain Waivers) only, ProMedica, the Lessors and the Debtor hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Debtor, ProMedica or the Lessors under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

8.9          Obligations of ProMedica and of the Debtor. Whenever this Agreement requires a Subsidiary of ProMedica to take any action, such requirement shall be deemed to include an undertaking on the part of ProMedica to cause such Subsidiary to take such action.

Whenever this Agreement requires a Subsidiary of the Debtor to take any action, such requirement shall be deemed to include an undertaking on the part of the Debtor to cause such Subsidiary to take such action.

8.10        Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Transactions shall be paid by ProMedica when due, and ProMedica will indemnify the Debtor against liability for any such Taxes. Notwithstanding the foregoing sentence, responsibility for the payment of any real property transfer taxes that are payable as a result of the consummation of the Merger shall be as set forth in the Merger Agreement.

8.11        Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

8.12        Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

8.13        Interpretation; Construction. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Annex or Exhibit, such reference shall be to a Section of or Annex or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(a)           The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(b)           The Debtor and ProMedica have or may have set forth information in the Debtor Disclosure Letter in a section of such Debtor Disclosure Letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in the Debtor Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

8.14        Assignment. This Agreement shall not be, directly or indirectly, assignable by operation of law or otherwise; provided, however, that (i) ProMedica Parent may designate, by written notice to the Debtor and QCP, another wholly-owned direct or indirect wholly-owned Subsidiary to be a party in lieu of Purchaser (provided that such Subsidiary remains wholly-owned by ProMedica Parent through the Closing Date), in which event all references herein to Purchaser shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Purchaser as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not violate the Merger Agreement, materially impede or delay the consummation of the Transactions or otherwise materially impede the rights of the stockholders of the Debtor under this Agreement and (ii) the Merger Agreement and consummation of the transactions contemplated thereby shall not constitute an assignment of this Agreement. Any purported assignment in violation of this Agreement is void and such designation shall not relieve ProMedica of any obligation or liability hereunder. The sale or transfer by ProMedica of any direct or indirect equity interest in Purchaser shall constitute an assignment of this Agreement.

8.15        Certain Waivers. ProMedica and the Debtor (on behalf of itself and its Affiliates) acknowledge that Latham & Watkins LLP and other legal counsel (“Prior Debtor Counsel”) have, on or prior to the Closing Date, represented (i) the Carlyle Holders in connection with the Transactions and (ii) the Debtor and its Subsidiaries and other Affiliates in one or more matters, including relating to this Agreement and the Transactions (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement or any other agreements or Transactions (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) and (y) in which ProMedica or any of its Affiliates (including the Debtor and its Subsidiaries), on the one hand, and any Carlyle Holder or any of its Affiliates (each, a “Designated Person”), on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior Debtor Counsel will represent them in connection with such matters. Accordingly, ProMedica and the Debtor (on behalf of itself and its Affiliates) hereby (i) waive and shall not assert, and agree after the Closing to cause their Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more Prior Debtor Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representations”), and (ii) agree that, in the event that a Post-Closing Matter arises, Prior Debtor Counsel may represent one or more Designated Persons in the Post-Closing Matter even though the interests of such Person(s) may be directly adverse to ProMedica or any of its Affiliates (including the Debtor and its Subsidiaries), and even though Prior Debtor Counsel may (i) have represented the Debtor or its Subsidiaries in a matter substantially related to such dispute or (ii) be currently representing the Debtor or any of its respective Affiliates. Without limiting the foregoing, ProMedica and the Debtor (on behalf of itself and its Affiliates) consent to the disclosure by Prior Debtor Counsel, in connection with one or more Post-Closing Representations, to the Designated Persons of any information learned by Prior Debtor Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of the Debtor or any of its Subsidiaries or Prior Debtor Counsel’s duty of confidentiality as to the Debtor or any of its Subsidiaries and whether or not such disclosure is made before or after the Closing. The Carlyle Holders and Latham & Watkins LLP are intended third-party beneficiaries, and are relying on the provisions of, of this Section 8.15.

8.16        No Solicitation. This Agreement, the Transactions and the Amended Plan are the product of negotiations among the parties, together with their respective representatives. Notwithstanding anything herein to the contrary, this Agreement is not, and shall not be deemed to be, a solicitation of votes for the acceptance of the Amended Plan or any plan of reorganization for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.

8.17        Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the parties. Nothing herein shall be deemed an admission of any kind. Pursuant to the agreement of the parties, Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement, all exhibits, schedules and appendices hereto, and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

HCR MANORCARE, INC.

By:	/s/ John R. Castellano
	Name:	John R. Castellano
	Title:	Chief Restructuring Officer

QUALITY CARE PROPERTIES, INC.

By:
Name:
Title:

PROMEDICA HEALTH SYSTEMS, INC.

By:
Name:
Title:

MEERKAT I, LLC

By:
Name:
Title:

SUBURBAN HEALTHCO, INC.

By:
Name:
Title:

[SIGNATURE PAGE CONTINUES]

[Signature Page to Plan Sponsor Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

HCR MANORCARE, INC.

By:
Name:
Title:

QUALITY CARE PROPERTIES, INC.

By:	/s/ C. Marc Richards
	Name:	C. Marc Richards
	Title:	Chief Financial Officer

PROMEDICA HEALTH SYSTEMS, INC.

By:
Name:
Title:

MEERKAT I, LLC

By:
Name:
Title:

SUBURBAN HEALTHCO, INC.

By:
Name:
Title:

[SIGNATURE PAGE CONTINUES]

[Signature Page to Plan Sponsor Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

HCR MANORCARE, INC.

By:
Name:
Title:

QUALITY CARE PROPERTIES, INC.

By:
Name:
Title:

PROMEDICA HEALTH SYSTEM, INC.

By:
Name:
Title:

MEERKAT I LLC

By:	/s/ Matthew McQueen
	Name:	Matthew McQueen
	Title:	General Counsel

SUBURBAN HEALTHCO, INC.

By:
Name:
Title:

SIGNATURE PAGE CONTINUES

Signature Page to Plan Sponsor Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

HCR MANORCARE, INC.

By:
Name:
Title:

QUALITY CARE PROPERTIES, INC.

By:
Name:
Title:

PROMEDICA HEALTH SYSTEMS, INC.

By:	/s/ Randy Oostra
	Name:	Randy Oostra
	Title:	President & CEO

MEERKAT, LLC

By:
Name:
Title:

SUBURBAN HEALTHCO, INC.

By:	/s/ Randy Oostra
	Name:	Randy Oostra
	Title:	President

[SIGNATURE PAGE CONTINUES]

[Signature Page to Plan Sponsor Agreement]

ANNEX A

DEFINED TERMS

Terms	Section

13-Week Cash Budget	5.1(b)(ii)(C)
280G Stockholder Vote	4.5(e)(i)
Acquisition Proposal	4.10(e)
Affiliate	2.1(l)(iii)(A)
Alternative Acquisition Agreement	4.10(e)
Alternative Restructuring Support Agreement	Recitals
Agreement	Preamble
Agreement Regarding Subleases, Agreements Regarding Subleases	Recitals
Amended Plan	Recitals
Applicable Restriction	5.1(b)(i)
Approved Fees	5.5
Audited Financial Statements	2.1(e)(i)
Authorization Order	3.3(b)
Bankruptcy and Equity Exception	2.1(c)
Bankruptcy Case	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Business	Recitals
business day	1.4
By-Laws	1.3(b)
Carlyle Holders	Recitals
Case Budget	3.1(d)
Centerbridge Facility	Recitals
Charter	1.3(a)
Closing	1.4
Closing Date	1.4
Code	1.6(a)
Company Plan	2.1(h)(i)
Confirmation Order	3.1(b)
Contract	2.1(d)(ii)
CEO	5.1(b)(i)
CFO	5.1(b)(i)
CRO	4.1(a)(xix)
D&O Insurance	4.7(b)
Debt Exchange	1.1(a)
Debt Financing Sources	4.9(c)
Debtor	Preamble
Debtor Board	1.6(b)
Debtor Disclosure Letter	2.1
Debtor Documents	2.1(c)

Debtor IT Assets	2.1(q)(vi)
Debtor Labor Agreements	2.1(i)(i)
Debtor Restructuring Committee	5.1(a)
Deferred Rent Obligation	1.1(a)
Designated Person	8.15
Disclosure Statement	3.1(b)
Employment Agreement	1.5(b)(i)
Environmental Law	2.1(o)
ERISA Affiliate	2.1(h)(v)
ERISA Plans	2.1(h)(i)
Exchange Act	2.2
Excess Severance Payments	1.5(a)
Existing Representation	8.15
Fee Reimbursement Period	5.5
Final Order	6.1(c)
Financing	4.9(a)
Former CEO	Recitals
Former CEO Settlement Agreement	Recitals
Fundamental Representations of the Debtor	6.2(a)
GAAP	2.1(a)(v)
Governmental Approvals	2.1(d)(i)
Governmental Entity	1.6(d)
Government Contract	2.1(l)(iii)(B)
Guaranty	Recitals
Hazardous Substance	2.1(o)
HCR III	Recitals
Indemnified Parties	4.7(a)
Insurance Policies	2.1(r)
Intellectual Property Rights	2.1(l)(iii)(C)
IRS	2.1(h)(ii)
JP Morgan Credit Facility	5.2(b)
Key Employee Incentive Plan	2.1(h)(viii)
Knowledge of the Debtor	2.1(e)(ii)
Laws	2.1(j)
Leased Facility, Leased Facilities	Recitals
Lessors	Preamble
Liabilities	2.1(k)
Licenses	2.1(j)
Lien	1.1(b)
Manorcare Financing	4.9(a)
Marketing Documentation	4.9(a)
Master Lease	Recitals
New Master Lease	Recitals
Material Adverse Effect	2.1(a)
Material Contract	2.1(l)(i)
New Hire	4.1(a)(xix)

Non-Debtor Subsidiary Released Parties	3.4
Order	2.1(g)
Original Confirmation Order	Recitals
Original Lessors	Recitals
Original Plan	Recitals
Original Plan Sponsor Agreement	Recitals
Other Indemnitors	4.7(g)
Owned Intellectual Property	2.1(q)(i)
Parachute Payment	4.5(e)(i)
ProMedica	Preamble
party, parties	Preamble
Payment Date	1.5(a)
PBGC	2.1(h)(v)
Person	1.6(d)
Permitted Lien	1.1(b)
Petition Date	3.2(b)
Plan Acquisition	1.1(a)
Post-Closing Matter	8.15
Post-Closing Representations	8.15
Potential Acquiror	4.8
Preferred Shares	2.1(b)(i)
Prior Debtor Counsel	8.15
Prior Forbearance Agreement	Recitals
Proceedings	2.1(g)
ProMedica	Preamble
ProMedica Approvals	3.2
ProMedica Parent	Preamble
Purchaser	Preamble
QCP	Preamble
QCP Consultants	5.1(b)(i)
QCP Entities	Preamble
Receivership Proceeding	Recitals
Reduced Cash Rent	Recitals
Reduced Cash Rent Past Due Balance	Recitals
Reorganized Company Stock	1.1(a)
Representatives	4.3
Restructuring Documents	3.1(a)
SEC	4.4
Second Forbearance Agreement	Recitals
Securities Act	2.1(l)(iii)(A)
Separation Agreement	1.5(b)(ii)
Shares	2.1(b)(i)
SNF/AL Remarketing Process	5.3(b)
SNF Business	7.5(j)
Stock Plan	2.1(b)(i)
Sublease Amendments	1.2(a)

Subleases	Recitals
Sublease OpCo, Sublease OpCos	Recitals
Subsidiary	1.6(d)
Tail Period	4.7(b)
Takeover Statute	2.1(n)
Tax, Taxes	2.1(p)
Tax Return	2.1(p)
Taxing Authority	2.1(p)
Termination Date	7.3
Transactions	1.4
Willful Breach	8.1(a)

Exhibit 1

Amended Plan

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

HCR MANORCARE, INC.,(1)	Case No. 18-10467 (KG)

Debtor.

FIRST AMENDED CHAPTER 11 PLAN OF

REORGANIZATION FOR HCR MANORCARE, INC.

SIDLEY AUSTIN LLP	YOUNG CONAWAY STARGATT & TAYLOR, LLP
Larry J. Nyhan	Robert S. Brady (No. 2847)
Dennis M. Twomey	Edmon L. Morton (No. 3856)
William A. Evanoff	Justin H. Rucki (No. 5304)
Allison Ross Stromberg	Tara C. Pakrouh (No. 6192)
Matthew E. Linder	Rodney Square
One South Dearborn Street	1000 North King Street
Chicago, Illinois 60603	Wilmington, Delaware 19801
Facsimile: (312) 853-7036	Facsimile: (302) 571-1253

Attorneys for the Debtor and Debtor in Possession

Dated: April 25, 2018

(1) The last four digits of the Debtor’s federal tax identification number are 9231. The mailing address for the Debtor is 333 N. Summit St., Toledo, OH 43604.

5.15. Comprehensive Settlement of Claims and Controversies	24
5.16. Tax Election	24

ARTICLE VI: TREATMENT OF EXECUTORY CONTRACTS AND INSURANCE POLICIES	24

6.1. Assumption or Rejection of Executory Contracts	24
6.2. No Cure Obligations	25
6.3. Insurance Policies and Agreements	25
6.4. Postpetition Contracts and Leases	25
6.5. Modifications, Amendments, Supplements, Restatements or Other Agreements	25

ARTICLE VII: PROVISIONS GOVERNING DISTRIBUTIONS	25

7.1. Distributions on Account of Claims Allowed as of the Effective Date	25
7.2. Distributions on Account of Claims that Become Allowed after the Effective Date	26
7.3. Distributions by Reorganized Debtor	26
7.4. Means of Cash Payment	26
7.5. Withholding and Reporting Requirements	26
7.6. Compliance Matters	26
7.7. Setoff and Recoupment	26
7.8. Reinstated Claims	27
7.9. Undeliverable or Non-Negotiated Distributions	27
7.10. Claims Paid by Third Parties	27

ARTICLE VIII: CONFIRMATION AND CONSUMMATION OF THE PLAN	27

8.1. Conditions to Effective Date of Plan Implementing the Alternative Transaction	27
8.2. Conditions to Effective Date of Plan Implementing the Original Transaction	28
8.3. Waiver of Conditions	28
8.4. Vacatur of Confirmation Order	29
8.5. Notice of Effective Date	29

ARTICLE IX: EFFECT OF PLAN CONFIRMATION	29

9.1. Binding Effect	29
9.2. Discharge	29
9.3. Releases by the Debtor	30
9.4. Releases by Certain Holders of Claims	31
9.5. Exculpation	31
9.6. Injunctions Related to Exculpation and Releases	32
9.7. Survival of Indemnification and Exculpation Obligations	33
9.8. Term of Bankruptcy Injunction or Stays	33

9.9. Liability to Governmental Units	33
9.10. Receivership Complaint	34

ARTICLE X: RETENTION OF JURISDICTION	34

10.1. Retention of Jurisdiction	34

ARTICLE XI: MISCELLANEOUS PROVISIONS	36

11.1. Post-Effective Date Retention of Professionals	36
11.2. Effectuating Documents and Further Transactions	36
11.3. Exemption from Transfer Taxes	36
11.4. Payment of Statutory Fees	37
11.5. Amendment or Modification of this Plan	37
11.6. Severability of Plan Provisions	37
11.7. Successors and Assigns	37
11.8. Non-Consummation	38
11.9. Notice	38
11.10. Governing Law	38
11.11. Tax Reporting and Compliance	39
11.12. Exhibits	39
11.13. Filing of Additional Documents	39
11.14. Plan Documents	39
11.15. Reservation of Rights	39

TABLE OF EXHIBITS

Exhibit A	Alternative Master Lease Term Sheet

Exhibit B	Alternative Plan Sponsor Agreement

Exhibit C	Original Master Lease Amendment

Exhibit D	Original Plan Sponsor Agreement

Exhibit E	Directors and Officers of Reorganized Debtor — Alternative Transaction

Exhibit F	Directors and Officers of Reorganized Debtor — Original Transaction

Exhibit G	Certificate of Incorporation of Reorganized Debtor — Original Transaction

Exhibit H	By-Laws of Reorganized Debtor — Original Transaction

INTRODUCTION

HCR ManorCare, Inc. (the “Debtor”) hereby proposes the following first amended plan of reorganization for the Debtor’s reorganization case under Chapter 11 of the Bankruptcy Code for the resolution of the outstanding Claims against and Interests in the Debtor. Capitalized terms used but not defined in this paragraph have the meanings assigned to them in Article I. The classification and treatment of Claims against and Interests in the Debtor are set forth in Article II and Article III. The Debtor is the proponent of this Plan within the meaning of section 1129 of the Bankruptcy Code. Reference is made to the Disclosure Statement, distributed contemporaneously herewith, for a discussion of the Debtor’s history, business, properties and operations, projections for those operations, risk factors, a summary and analysis of this Plan, and related matters.

ARTICLE I:

DEFINED TERMS AND RULES OF INTERPRETATION

A.                                    Defined Terms. As used in this Plan, capitalized terms shall have the meanings set forth in this Article I. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1.1                               Administrative Expense Claim means a Claim for costs and expenses of administration of the Chapter 11 Case arising after the Petition Date and prior to the Effective Date under sections 328, 330, 363, 364(c)(1), 365, 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the Estate and operating the businesses of the Debtor after the Petition Date and Claims of governmental units for taxes (including tax audit Claims) related to tax years commencing after the Petition Date, but excluding Claims related to tax periods, or portions thereof, ending on or before the Petition Date; (b) any Professional Fee Claim, to the extent Allowed by Final Order under sections 328, 330, 331 or 503 of the Bankruptcy Code; (c) with the exception of section 507(b) Claims, any indebtedness or obligations incurred or assumed by the Debtor during the Chapter 11 Case; (d) any cash payment required to be made under this Plan and payments to cure a default under an Executory Contract that has been or will be assumed by the Debtor; or (e) any Quarterly Fees; provided, however, in connection with the Alternative Transaction, no QCP Claim (including the Agreed Deferred Rent Obligation if the Closing of the Alternative Transaction occurs) shall be treated as an Administrative Expense Claim and all QCP Claims shall be treated only as provided in Section 3.2.4(c)(i).

1.2                               Affiliate has the meaning assigned to such term in section 101(2) of the Bankruptcy Code.

1.3                               Agreed Deferred Rent Obligation means, for purposes of the Alternative Transaction only, an obligation of the Debtor for deferred rent in the amount of $440,190,183.

1.4                               Allowed means, with respect to a Claim or Interest, such Claim or Equity Interest or any portion thereof that the Debtor has assented to the validity of, and to which the Plan Sponsor has not objected, or that has been (a) allowed by an order of the Bankruptcy Court, (b) allowed pursuant to the terms of the Plan, (c) following the Effective Date, allowed by agreement between the Holder of such Claim, on one hand, and the Reorganized Debtor, as applicable, on the other hand, or (d)

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allowed by an order of a court in which such Claim could have been determined, resolved or adjudicated if the Chapter 11 Case had not been commenced; provided, however, that an Administrative Expense Claim, other than Professional Fee Claim, incurred by the Debtor in the ordinary course of its business during the Chapter 11 Case, or assumed by the Debtor during the Chapter 11 Case, may be Allowed if the Debtor assents to the validity of such Claim; provided, further that, notwithstanding the foregoing, the Reorganized Debtor shall retain all Causes of Action and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to the Plan (including, for the avoidance of doubt, Administrative Expense Claims not paid prior to the Effective Date).

1.5                               Allowed Claim or Interest means a Claim or Interest in a particular Class or of a particular type that is also an Allowed Claim or Interest. For example, an Allowed Administrative Expense Claim is an Administrative Expense Claim that is also an Allowed Claim.

1.6                               Alternative Master Lease has the meaning given to such term in the Alternative Plan Sponsor Agreement. The form of Alternative Master Lease shall be filed with the Plan Supplement. A term sheet describing the terms of the Alternative Master Lease is attached hereto as Exhibit A.

1.7                               Alternative Plan Sponsor Agreement means the Plan Sponsor Agreement among the Debtor, QCP, ProMedica Health System, Inc., ProMedica, and Meerkat I LLC, dated as of April 25, 2018, as amended, modified or supplemented from time to time in accordance with its terms, and including all schedules and exhibits thereto. A copy of the Alternative Plan Sponsor Agreement is attached hereto as Exhibit B.

1.8                               Alternative Restructuring Support Agreement means the Restructuring Support Agreement among the Debtor, Carlyle, MC Operations Investments, LLC, and ProMedica Health System, Inc., dated as of April 25, 2018, as amended, modified or supplemented from time to time in accordance with its terms.

1.9                               Alternative Transaction shall have the meaning ascribed to it in Article V hereof.

1.10                        Avoidance Actions means any and all actual or potential claims or causes of action to avoid a transfer of property or an obligation incurred by the Debtor arising under sections 502(d), 542, 544, 545, 547, 548, 549, 550, 551, 552 or 553(b) of the Bankruptcy Code, or under similar or related state or federal statutes or common law, including fraudulent transfer and conveyance laws, in each case whether or not litigation to prosecute such claim(s) or cause(s) of action was commenced prior to the Effective Date.

1.11                        Ballot means the ballot form for accepting or rejecting this Plan, distributed with the Disclosure Statement to the Holders of Claims that are Impaired under this Plan and entitled to vote to accept or reject this Plan pursuant to Article III and Article IV.

1.12                        Bankruptcy Code means Title 11 of the United States Code, 11 U.S.C. §§ 101 through 1532, as in effect on the Petition Date, together with any amendments and modifications thereto that may subsequently be made applicable to the Chapter 11 Case.

1.13                        Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware or any other court with jurisdiction over the Chapter 11 Case.

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1.14                        Bankruptcy Rules means, collectively: (a) the Federal Rules of Bankruptcy Procedure promulgated by the United States Supreme Court under section 2075 of Title 28 of the United States Code; (b) the Federal Rules of Civil Procedure, as applicable to the Chapter 11 Case or any proceedings therein; and (c) the local rules of the Bankruptcy Court, all as in effect on the Petition Date, together with any amendments and modifications thereto that may subsequently be made applicable to the Chapter 11 Case.

1.15                        Business Day means any day other than a Saturday, a Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

1.16                        By-Laws means the amended and restated by-laws of Reorganized Debtor which (i) if the Closing of the Alternative Transaction occurs, shall be substantially in the form to be filed with the Plan Supplement and (ii) otherwise shall be substantially in the form of Exhibit H.

1.17                        Carlyle means Carlyle MC Partners, L.P., a Delaware limited partnership, Carlyle Partners V-A MC, L.P., a Delaware limited partnership, Carlyle Partners V MC, L.P., a Delaware limited partnership, CP V Coinvestment A, L.P., a Delaware limited partnership, and CP V Coinvestment B, L.P., a Delaware limited partnership, collectively.

1.18                        Cash means legal tender of the United States of America.

1.19                        Cash Collateral Order means, collectively, the Final Order Under 11 U.S.C. §§ 105(a), 361, 362, 363, 507 and 552 and Bankruptcy Rules 2002, 4001, 6004 and 9014 (I) Authorizing Debtor to Use Cash Collateral, (II) Granting Adequate Protection to Prepetition Secured Parties, (III) Modifying the Automatic Stay and (IV) Granting Related Relief [D.I. 94] and the interim Bankruptcy Court order entered in connection therewith [D.I. 45].

1.20                        Cause of Action means any action, including any Avoidance Action, cause of action, liability, obligation, account, controversy, right to legal remedy, right to equitable remedy, right to payment, suit, debt, sum of money, damage, judgment, or Claim whatsoever, whether known or unknown, now or in the future, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, whether alleged, asserted or assertable directly or derivatively, in law, equity, admiralty, or otherwise, arising under any applicable law, regulation, or similar governmental pronouncement.

1.21                        Certificate of Incorporation means the certificate of incorporation of Reorganized Debtor which (i) if the Closing of the Alternative Transaction occurs, shall be substantially in the form to be filed with the Plan Supplement and (ii) otherwise shall be substantially in the form of Exhibit G.

1.22                        Chapter 11 Case means the voluntary case under Chapter 11 of the Bankruptcy Code commenced by the Debtor in the Bankruptcy Court on the Petition Date.

1.23                        Claim means a “claim,” as defined in section 101(5) of the Bankruptcy Code.

1.24                        Class means each category of Holders of Claims or Interests established under Article III pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

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1.25                        Closing has the meaning given to such term in the Alternative Plan Sponsor Agreement or the Original Plan Sponsor Agreement, as applicable.

1.26                        Common Equity Distribution means the difference between the Total Equity Distribution and the Preferred Equity Distribution.

1.27                        [Common Interest means any Interest in the Debtor issued by the Debtor prior to the Effective Date (including prior to the Petition Date) other than the Preferred Interests.](2)

1.28                        Confirmation means the entry of the Confirmation Order by the Bankruptcy Court.

1.29                        Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the Bankruptcy Court’s docket.

1.30                        Confirmation Hearing means the hearing held by the Bankruptcy Court on confirmation of this Plan, as such hearing may be continued from time to time.

1.31                        Confirmation Order means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

1.32                        Credit Facility means that certain Credit Agreement, dated as of July 17, 2017, as subsequently amended, modified or supplemented among HCR Home Health Care and Hospice, LLC, as borrower, HCR Manorcare Operations II, LLC, HCR Manorcare Heartland, LLC, Manor Care, Inc., HCR II Healthcare, LLC and HCR Healthcare, LLC as Holdcos, the Credit Facility Lenders and the Credit Facility Agent.

1.33                        Credit Facility Agent means RD Credit, LLC, in its capacity as the administrative agent and collateral agent under the Credit Facility.

1.34                        Credit Facility Claim means all Claims against the Debtor of the Credit Facility Agent and Credit Facility Lenders under the Credit Facility.

1.35                        Credit Facility Lenders means the lenders under the Credit Facility.

1.36                        Debtor means HCR ManorCare, Inc., as debtor and debtor in possession.

1.37                        Disclosure Statement means the written disclosure statement that relates to this Plan including, without limitation, all exhibits and schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time, in a manner acceptable to the Debtor and the Plan Sponsor, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

1.38                        Effective Date means, and shall occur on, the Business Day on which each of the conditions precedent to the occurrence of the Effective Date set forth in Article VIII has been satisfied or waived in accordance with the terms thereof.

(2) To be revised to exclude out-of-the-money options and/or other similar interests.

4

1.39                        Eligible Employee means each of the current Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and General Counsel of the Debtor as of the Petition Date.

1.40                        Entity means an entity as defined in section 101(15) of the Bankruptcy Code.

1.41                        Estate means the estate of the Debtor created in the Chapter 11 Case under section 541 of the Bankruptcy Code.

1.42                        Exculpated Fiduciaries means each of the following solely in their capacity as such: (a) the Debtor; (b) the Reorganized Debtor; and (c) with respect to each of the foregoing parties, such Entities’ directors, officers, and professionals.

1.43                        Exculpated Parties means, collectively, the Exculpated Fiduciaries and the Section 1125(e) Parties.

1.44                        Executory Contracts means all executory contracts to which the Debtor is a party.

1.45                        Exhibit(s) means, individually or collectively, the exhibits to this Plan.

1.46                        Final Order means an order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) entered by the clerk of the Bankruptcy Court on the docket in the Chapter 11 Case (or on the docket of any other court of competent jurisdiction), which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion pursuant to section 502(j) or 1144 of the Bankruptcy Code or under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not solely cause such order not to be a Final Order.

1.47                        Former CEO Settlement Agreement has the meaning given to such term in the Plan Sponsor Agreement.

1.48                        General Unsecured Claim means a Claim against the Debtor that is not an Administrative Expense Claim, a Priority Tax Claims, a Secured Claim, a Credit Facility Claim, a QCP Claim, a Severance Claim, an Intercompany Claim, or a Section 510(b) Claim.

1.49                        Governmental Unit has the meaning provided in section 101(27) of the Bankruptcy Code.

1.50                        Guaranty means that certain Guaranty of Obligations made by the Debtor, effective as of February 11, 2013, as amended, supplemented or modified from time to time in accordance with its terms.

5

1.51                        HCR III means HCR III Healthcare, LLC.

1.52                        Holder means an Entity holding a Claim against, or Interest in, the Debtor.

1.53                        Impaired means “impaired” within the meaning of section 1124 of the Bankruptcy Code.

1.54                        Implementation Memorandum means that certain document describing the procedures and transactions required for implementation of the Alternative Transaction on the date of the Closing, which Implementation Memorandum shall be filed no later than thirty (30) days after execution of the Alternative Plan Sponsor Agreement and shall be subject to the consent of the Debtor (which consent shall not be unreasonably withheld or delayed); provided that no such procedures or transactions shall have any force or effect prior to the occurrence of the Closing of the Alternative Transaction; provided further that nothing in the Implementation Memorandum shall delay or impede ProMedica’s obligation to obtain required regulatory approval or adversely impact the distributions to be made to any Holder of a Claim or Interest under the Plan.

1.55                        Intercompany Claim means any Claim against the Debtor that is held by a non-Debtor subsidiary of the Debtor.

1.56                        Intercompany Note means that certain $25 million Subordinated Secured Demand Note, dated March 1, 2018, made by Debtor to HCR Home Health Care and Hospice, LLC.

1.57                        Intercompany Note Claims means the secured claims of HCR Home Health Care and Hospice, LLC against the Debtor in respect of the Intercompany Note.

1.58                        Interest means any equity security within the meaning of section 101(16) of the Bankruptcy Code, including any issued and outstanding common stock, preferred stock, limited liability company interest, partnership interest, or any other instrument evidencing an ownership interest in the Debtor prior to the Effective Date (including prior to the Petition Date), whether or not transferable, and any restricted stock units, calls, rights, puts, awards, commitments, repurchase rights, unvested or unexercised options, rights of conversion, warrants, unvested common interests, unvested preferred interests or any other agreements of any character related to the common or preferred interests of the Debtor, obligating the Debtor to issue, transfer, purchase, redeem, or sell any equity interests or other equity securities, and any rights under any equity incentive plans, voting agreements and registration rights agreements regarding equity securities of the Debtor.

1.59                        Lessors has the meaning given to such term in the Alternative Plan Sponsor Agreement or the Original Plan Sponsor Agreement, as applicable.

1.60                        Lien means, with respect to any interest in property, any mortgage, “lien” as defined in section 101(37) of the Bankruptcy Code, pledge, charge, security interest, easement or encumbrance of any kind whatsoever affecting such interest in property.

1.61                        Merger Agreement means the Agreement and Plan of Merger by and among Welltower Inc., Potomac Acquisition LLC, Quality Care Properties, Inc., QCP AL REIT, LLC, QCP SNF West REIT, LLC, QCP SNF Central REIT, LLC, QCP SNF East, LLC, QCP HoldCo REIT,

6

LLC, and QCP TRS, LLC, dated as of April 25, 2018, as amended, modified, or supplemented from time to time in accordance with its terms, and including all schedules and exhibits thereto.

1.62                        MLSA means that certain Master Lease and Security Agreement, among certain Affiliates of QCP who are the parties thereto, as “Lessor”, and HCR III, as “Lessee”, dated as of April 7, 2011, as amended, modified or supplemented from time to time.

1.63                        New Common Stock means the new common stock to be issued by Reorganized Debtor on the Effective Date authorized by this Plan, which shall have the powers, preferences and rights and be subject to the limitations, qualifications and restrictions, in each case, as set forth in the Certificate of Incorporation.

1.64                        Ordinary Litigation Claims means the claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that the Debtor or its Estate may hold against any Person as of the Petition Date; provided, however, Ordinary Litigation Claims shall not include (a) any claim, right of action, suit or proceeding that has been settled on or prior to the Effective Date, in accordance with the Plan Sponsor Agreement, (b) any claim, right of action, suit or proceeding that the Debtor or its Estate may hold under chapter 5 of the Bankruptcy Code, including any Avoidance Action, and (c) claims, rights of action, suits or proceedings waived or released pursuant to Article IX.

1.65                        Original Master Lease means the MLSA, as amended by the Original Master Lease Amendment.

1.66                        Original Master Lease Amendment has the meaning given to such term in the Plan Sponsor Agreement. The form of Original Master Lease Amendment is attached hereto as Exhibit C.

1.67                        Original Plan Sponsor Agreement means the Plan Sponsor Agreement among the Debtor, QCP, HCP Mezzanine Lender, LP, a Delaware limited partnership and a wholly-owned subsidiary of QCP, and the Lessors identified therein, dated as of March 2, 2018, as amended, modified or supplemented from time to time in accordance with its terms, and including all schedules and exhibits thereto. A copy of the Original Plan Sponsor Agreement is attached hereto as Exhibit D.

1.68                        Original Restructuring Support Agreement means the Restructuring Support Agreement among the Debtor, Carlyle, and MC Operations Investments, LLC, dated as of March 2, 2018, as amended, modified or supplemented from time to time in accordance with its terms.

1.69                        Original Transaction shall have the meaning ascribed to it in Article V hereof.

1.70                        Other Priority Claim means an Allowed Claim under section 507(a) of the Bankruptcy Code other than an Administrative Expense Claim or Priority Tax Claim.

1.71                        Person or person means a person as defined in section 101(41) of the Bankruptcy Code.

7

1.72                        Petition Date means March 4, 2018, the date on which the Debtor commenced the Chapter 11 Case.

1.73                        Plan means this First Amended Chapter 11 Plan of Reorganization for HCR ManorCare, Inc., including all Exhibits, supplements, appendices and schedules hereto, either in its present form or as the same may be altered, amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

1.74                        Plan Sponsor means (i) ProMedica Health System, Inc., the sponsor under the Alternative Plan Sponsor Agreement or (ii) QCP, the sponsor under the Original Plan Sponsor Agreement, as applicable. For the avoidance of doubt, (a) absent the consent of the Debtor and the Plan Sponsor under the Original Plan Sponsor Agreement, the Plan Sponsor under the Alternative Plan Sponsor Agreement shall not enter into any agreements or transactions on behalf of the Debtor, or take any actions that obligate or purport to obligate the Debtor, prior to the occurrence of the Closing of the Alternative Transaction, and no such agreements, transactions or actions shall become effective until the occurrence of the Closing of the Alternative Transaction, and (b) absent the consent of the Debtor and the Plan Sponsor under the Alternative Plan Sponsor Agreement, the Plan Sponsor under the Original Plan Sponsor Agreement shall not enter into any agreements or transactions on behalf of the Debtor, or take any actions that obligate or purport to obligate the Debtor, prior to the occurrence of the Closing of the Original Transaction, and no such agreements, transactions or actions shall become effective until the occurrence of the Closing of the Original Transaction.

1.75                        Plan Sponsor Agreement means the Alternative Plan Sponsor Agreement or the Original Plan Sponsor Agreement, as applicable.

1.76                        Plan Supplement means the supplement to this Plan to be filed with the Bankruptcy Court fifteen (15) days prior to the Confirmation Hearing on this Plan, together with any amendments, modifications, and/or supplements thereto, which shall be subject to the consent of the Debtor and the applicable Plan Sponsor.

1.77                        Preferred Equity Distribution means Cash in the amount of $2 million.

1.78                        Preferred Interest means the preferred stock in the Debtor issued by the Debtor prior to the Effective Date (including prior to the Petition Date).

1.79                        Priority Tax Claim means any Claim of a governmental unit of the kind against the Debtor entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.80                        Professional means any Person retained by the Debtor or a statutory committee, if any, pursuant to a Final Order of the Bankruptcy Court entered pursuant to sections 327, 328 or 1103 of the Bankruptcy Code.

1.81                        Professional Fee Claim means any Claim of a Professional for allowance of compensation and/or reimbursement of costs and expenses incurred in the Chapter 11 Case on or before the Effective Date.

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1.82                        ProMedica means Suburban HealthCo, Inc., an Ohio non-profit corporation and an indirect, wholly-owned subsidiary of ProMedica Health System, Inc., an Ohio non-profit corporation.

1.83                        ProMedica Plan Contribution means Cash in the amount required to (i) pay the Allowed Credit Facility Claims in full, (ii) pay the Agreed Deferred Rent Obligation, and (iii) make the Total Equity Distribution, which shall take the form, at ProMedica’s election, either of (x) a capital contribution to the Reorganized Debtor or (y) a combination of (A) the capital contribution referred to in clause (x) and (B) an unsecured, subordinated loan to the Reorganized Debtor in principal amount not to exceed $550,000,000, which unsecured loan shall mature no earlier than the third anniversary of the date of the Closing and the other terms and conditions of which shall be reasonably acceptable to the Debtor.

1.84                        QCP means Quality Care Properties, Inc.

1.85                        QCP Claims means all Claims of QCP and its subsidiaries against the Debtor, including, but not limited to, all Claims arising under the Guaranty and due and unpaid as of the Effective Date.

1.86                        Quarterly Fees has the meaning given to such term in Section 11.4 of the Plan.

1.87                        Receivership Complaint means that certain complaint filed by QCP against the Debtor, HCR III and “John Does 1—50” in Los Angeles County Superior Court, dated on or about August 17, 2017, seeking, among other things, the appointment of a receiver for HCR III.

1.88                        Reinstate, Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim or Interest entitles the Holder of such Claim or Interest, or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim or Interest as such maturity existed before such default; (iii) compensating the Holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim or Interest arises from any failure to perform a nonmonetary obligation other than a default arising from failure to operate under a nonresidential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the Holder of such Claim or Interest (other than the Debtor or an insider of the Debtor) for any actual pecuniary loss incurred by such Holder as the result of such failure; and (v) not otherwise altering the legal, equitable or contractual rights to which such Claim or Interest entitles the Holder thereof.

1.89                        Related Persons means, with respect to any Person, such Person’s predecessors, successors and assigns (whether by operation of law or otherwise) and their respective present and former Affiliates and each of their respective current and former members, partners, equity holders, controlling persons, officers, directors, employees, managers, shareholders, partners, financial advisors, attorneys, accountants, investment bankers, consultants, agents and professionals each acting in such capacity, and any Person claiming by or through any of them (including their respective

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officers, directors, managers, shareholders, partners, employees, equity holders, members, and professionals); provided, however, that when used in reference to the Debtor or Reorganized Debtor, the term Related Persons shall not include the Debtor’s and Reorganized Debtor’s direct or indirect subsidiaries; provided, further, that (x) no Eligible Employee shall be a Related Person unless he executes and delivers a Separation Agreement and (y) Paul Ormond shall not be a Related Person unless he executes and delivers the Former CEO Settlement Agreement, in each case, prior to the Effective Date.

1.90                        Released Parties means each of the following solely in its capacity as such: (a) the Debtor; (b) the Reorganized Debtor; (c) Carlyle; (d) the Credit Facility Agent; (e) the Credit Facility Lenders; (f) the Plan Sponsor under the Alternative Plan Sponsor Agreement, (g) the Plan Sponsor under the Original Plan Sponsor Agreement, (h) Welltower; and (i) with respect to each of the foregoing parties under (a) through (h), such Entities’ Related Persons; provided, if the Closing of the Alternative Transaction does not occur, neither the Plan Sponsor under the Alternative Plan Sponsor Agreement, nor Welltower, or any Related Person to such Entities, shall constitute Released Parties.

1.91                        Reorganized Debtor means the Debtor and any successors thereto by merger, consolidation, conversion or otherwise, on or after the Effective Date, after giving effect to the transactions implementing this Plan.

1.92                        Restructuring Support Agreement means the Alternative Restructuring Support Agreement or the Original Restructuring Support Agreement, as applicable.

1.93                        Section 510(b) Claim means a Claim against the Debtor that is subordinated, or subject to subordination, pursuant to section 510(b) of the Bankruptcy Code, including, without limitation, a claim arising from the rescission or purchase of a sale or security of the Debtor or an affiliate of the Debtor, for damages arising from the purchase or sale of such security or for reimbursement or contribution on account of such Claim pursuant to section 502 of the Bankruptcy Code.

1.94                        Section 1125(e) Parties means each of the following, solely in their capacity as such: (a) Carlyle; (b) the Credit Facility Agent; (c) the Credit Facility Lenders; (d) the Plan Sponsor under the Alternative Plan Sponsor Agreement; (e) the Plan Sponsor under the Original Plan Sponsor Agreement; (f) Welltower; and (g) with respect to each of the foregoing parties under (a) through (f), such Entities’ directors, officers, and professionals; provided, if the Closing of the Alternative Transaction does not occur, the Plan Sponsor under the Alternative Plan Sponsor Agreement, Welltower, and/or any of their directors, officers or professionals, shall constitute Section 1125(e) Parties only to the extent permitted by applicable law.

1.95                        Secured Claim means any Claim, other than the Credit Facility Claim and the Intercompany Note Claim, secured by a Lien on collateral in which the Estate has an interest, to the extent of the value of such collateral (i) as agreed to by the Holder of such Claim and the Debtor or (ii) as determined pursuant to a Final Order of the Bankruptcy Court in accordance with section 506(a) of the Bankruptcy Code or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

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1.96                        Securities Act means the Securities Act of 1933, as now in effect or hereafter amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

1.97                        Separation Agreement has the meaning given to such term in the Plan Sponsor Agreement.

1.98                        Severance Claim means a claim against the Debtor for damages resulting from the termination of an employment contract to which the Debtor is a party.

1.99                        Total Equity Distribution means Cash in the amount of $50 million.

1.100                 Unimpaired means with respect to a Claim, a Claim that is not Impaired, including any Claim that is Reinstated.

1.101                 United States Trustee means the Office of the United States Trustee for the District of Delaware.

1.102                 Welltower means Welltower Inc. and Meerkat I LLC.

B.                                    Rules of Interpretation. For purposes of this Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions, subject to the Plan Sponsor Agreement; (c) any reference in this Plan to an existing document, schedule or Exhibit filed or to be filed means such document, schedule or Exhibit, as it may have been or may be amended, modified, or supplemented pursuant to this Plan and, as applicable, the Plan Sponsor Agreement; (d) any reference to an entity as a Holder of a Claim or Interest includes that entity’s successors and assigns; (e) all references in this Plan to Sections or Articles are references to Sections or Articles of this Plan or the Plan Supplement, as the same may be amended, waived or modified from time to time; (f) the words “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to this Plan as a whole and not to any particular Section, subsection or clause contained in this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (h) the rules of construction set forth in section 102 of the Bankruptcy Code (other than section 102(5) of the Bankruptcy Code) will apply; and (i) any reference to an Entity’s “subsidiaries” means its direct and indirect subsidiaries.

C.                                    Computation of Time. In computing any period of time prescribed or allowed by this Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply. In the event that any payment, distribution, act or deadline under this Plan is required to be made or performed or occurs on a day that is not a Business Day, then the making of such payment or distribution, the performance of such act or the occurrence of such deadline shall be deemed to be on the next succeeding Business Day, but if so made, performed or completed by such next succeeding Business Day shall be deemed to have been completed or to have occurred as of the required date.

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D.                                    Exhibits and Plan Supplement. All Exhibits to this Plan, as well as the Plan Supplement, are incorporated into and are a part of this Plan as if set forth in full herein. Holders of Claims and Interests may obtain a copy of the Plan Supplement and the filed Exhibits upon written request to the Debtor. Upon their filing, the Plan Supplement and the Exhibits may be inspected (i) in the office of the Clerk of the Bankruptcy Court during normal business hours, (ii) at the Bankruptcy Court’s website at http://www.deb.uscourts.gov, or (iii) free of charge on the Debtor’s restructuring website at http://dm.epiq11.com/HCR.

E.                                     Deemed Acts. Whenever an act or event is expressed under this Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred by virtue of this Plan and/or Confirmation Order without any further act by any party.

ARTICLE II:

TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX

CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III.

2.1.                            Administrative Expense Claims.

(a)                           General.

Subject to the terms of the Confirmation Order and Section 2.1(b) of this Plan, each Holder of an Allowed Administrative Expense Claim shall receive, on account of and in full and complete settlement, release and discharge of, and in exchange for, such Allowed Administrative Expense Claim, payment of Cash equal to the full unpaid amount of such Allowed Administrative Expense Claim (i) on the Effective Date or as soon as reasonably practicable thereafter, (ii) such other date as the Reorganized Debtor and such Holder shall have agreed, or (iii) as otherwise ordered by the Bankruptcy Court, provided, however, that Allowed Administrative Expense Claims not yet due or that represent obligations incurred by the Debtor in the ordinary course of its business during the Chapter 11 Case, or assumed by the Debtor during the Chapter 11 Case, shall be paid or performed when due in the ordinary course of business and in accordance with the terms and conditions of the particular agreements governing such obligations.

(b)                           Professionals Fee Claims.

All Professionals or other entities requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) and/or section 1103 of the Bankruptcy Code for services rendered before the Effective Date (including, without limitation, any compensation requested by any Professional or any other entity for making a substantial contribution in the Chapter 11 Case) shall file and serve final requests for payment of Professional Fee Claims no later than the first Business Day that is forty-five (45) days after the Effective Date. Objections to any Professional Fee Claim must be filed and served on the Reorganized Debtor and the applicable Professional within thirty (30) days after the filing of the final fee application with respect to the Professional Fee Claim. Any such objections that are not consensually resolved may be set for hearing on twenty-one (21) days’ notice by the Professional asserting such Professional Fee Claim.

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2.2.                            Priority Tax Claims. Each Holder of an Allowed Priority Tax Claim against the Debtor shall receive, on account of and in full and complete settlement, release and discharge of, and in exchange for, such Allowed Priority Tax Claim, payment in full in Cash, on the latest of: (a) the Effective Date; (b) the date such Priority Tax Claim becomes an Allowed Claim; and (c) the date such Allowed Priority Tax Claim becomes due and payable under applicable non-bankruptcy law.

2.3.                            Post-Effective Date Fees and Expenses. Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Reorganized Debtor shall, in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court, pay in Cash the legal, professional or other fees and expenses related to the implementation and consummation of the Plan incurred by the Reorganized Debtor following the Effective Date. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and each Reorganized Debtor may employ and pay any professional for services rendered or expenses incurred after the Effective Date in the ordinary course of business without any further notice to or action, order or approval of the Bankruptcy Court.

ARTICLE III:

CLASSIFICATION AND TREATMENT OF

CLASSIFIED CLAIMS AND INTERESTS

3.1.                            Summary of Classification and Treatment of Classified Claims and Interests.

3.1.1                     General.

(a)                                 Pursuant to sections 1122 and 1123 of the Bankruptcy Code, Claims and Interests are classified for all purposes, including, without limitation, voting, Confirmation and distributions pursuant to this Plan, as set forth herein. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

(b)                                 Any Class of Claims or Interests that, as of the commencement of the Confirmation Hearing, does not have at least one Holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

(c)                                  Pursuant to Bankruptcy Rule 9019 and section 1123(b)(3) of the Bankruptcy Code, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and controversies resolved pursuant to the Plan, including all Claims, causes of action and controversies arising prior to the Effective Date, whether known or unknown, foreseen or unforeseen, asserted or unasserted, by or against any Released Party, or Holders of Claims, arising out of, relating to or in connection with the business or affairs of or transactions with the Debtor. The entry of the

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Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtor, the Estate, creditors and other parties in interest, and are fair, equitable and within the range of reasonableness. The provisions of the Plan, including its release, injunction, exculpation and compromise provisions, are mutually dependent and non-severable.

3.1.2                     Identification of Classes Against the Debtor. The following chart assigns a number to each Class for purposes of identifying each separate Class:

CLASS	CLAIM OR INTEREST

1	Other Priority Claims

2	Secured Claims

3	Credit Facility Claims

4	QCP Claims

5	General Unsecured Claims

6	Severance Claims

7	Section 510(b) Claims

8A	Preferred Interests

8B	Common Interests

3.2.                            Classification and Treatment of Claims Against and Interests in the Debtor

3.2.1                     Class 1: Other Priority Claims.

(a)                                 Classification: Class 1 consists of all Other Priority Claims against the Debtor.

(b)                                 Treatment: Each Holder of an Allowed Other Priority Claim will receive, in the sole discretion of the Reorganized Debtor, (i) payment in full in Cash as promptly as reasonably practicable on the later of (a) the Effective Date and (b) the date on which such Other Priority Claim becomes an Allowed Claim payable under applicable law or any agreement relating thereto, or (ii) treatment of such Allowed Other Priority Claim in any other manner that renders the claim Unimpaired, including Reinstatement. All Allowed Other Priority Claims not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

(c)                                  Voting: Allowed Claims in Class 1 are Unimpaired. Each Holder of an Allowed Claim in Class 1 shall be conclusively deemed to have accepted this Plan pursuant to

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section 1126(f) of the Bankruptcy Code, and, therefore, shall not be entitled to vote to accept or reject this Plan.

3.2.2                     Class 2: Secured Claims.

(a)                                 Classification: Class 2 consists of Secured Claims against the Debtor.

(b)                                 Treatment: Except to the extent a Holder of a Secured Claim agrees to different treatment of that Secured Claim, each Holder of an Allowed Secured Claim shall, in the sole discretion of the Reorganized Debtor, receive on the Effective Date (or as promptly thereafter as reasonably practicable) or in the ordinary course of the Reorganized Debtor’s business (a) payment in full by Reorganized Debtor in Cash, including the payment of any interest Allowed and payable under section 506(b) of the Bankruptcy Code, (b) delivery of the collateral securing such Allowed Secured Claim, or (c) treatment of such Allowed Secured Claim in any other manner that renders the Claim Unimpaired, including Reinstatement.

(c)                                  Voting: Allowed Claims in Class 2 are Unimpaired. Each Holder of an Allowed Claim in Class 2 shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, shall not be entitled to vote to accept or reject this Plan.

3.2.3                     Class 3: Credit Facility Claims.

(a)                                 Classification: Class 3 consists of the Credit Facility Claims against the Debtor.

(b)                                 Treatment:

(i)                                                             If the Closing of the Alternative Transaction occurs, the Credit Facility Agent shall receive, on the Effective Date, in full and final satisfaction, release, and discharge of (including any Liens related thereto), and in exchange for, the Allowed Credit Facility Claims, payment in full, in Cash, of all such Allowed Credit Facility Claims.

(ii)                                                          If the Closing of the Alternative Transaction does not occur, on the Effective Date, the Credit Facility Claims shall be Reinstated and any liens held by the Credit Facility Agent, on behalf of itself and the Credit Facility Lenders, against the assets of the Debtor securing the Credit Facility Claims shall survive the Effective Date in the same priority as they existed as of the Petition Date.

(c)                                  Voting: Claims in Class 3 are Unimpaired. Each Holder of an Allowed Claim in Class 3 shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, shall not be entitled to vote to accept or reject this Plan.

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3.2.4                     Class 4: QCP Claims.

(a)                                 Classification: Class 4 consists of all QCP Claims.

(b)                                 Allowance: The QCP Claims shall be deemed Allowed on the Effective Date in the aggregate amount of $445,796,590.

(c)                                  Treatment:

(i)                                                             If the Closing of the Alternative Transaction occurs, on the Effective Date, (x) the Agreed Deferred Rent Obligation shall be paid, in full, in Cash, and (y) the balance of the QCP Claims, including any such QCP Claims that are Administrative Expense Claims, shall be waived and released.

(ii)                                                          If the Closing of the Alternative Transaction does not occur, the Holders of the QCP Claims (or the designee(s) of QCP) shall receive, on the Effective Date, in full and final satisfaction, release, and discharge of, and in exchange for, their QCP Claims, 100% of the New Common Stock of Reorganized Debtor.

(d)                                 Voting: Allowed Claims in Class 4 are Impaired. The Holder of an Allowed QCP Claim in Class 4 shall be entitled to vote to accept or reject this Plan.

3.2.5                     Class 5: General Unsecured Claims.

(a)                                 Classification: Class 5 consists of all General Unsecured Claims.

(b)                                 Treatment: Except to the extent a Holder of an Allowed General Unsecured Claim agrees to different treatment of that General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall receive, in the sole discretion of the Reorganized Debtor, (i) payment in full in Cash of such Claim (a) on the Effective Date or as promptly thereafter as reasonably practicable, (b) in the ordinary course of the Reorganized Debtor’s business, or (c) on the date such Allowed General Unsecured Claim becomes due and payable according to its terms; or (ii) satisfaction of such Allowed General Unsecured Claim in any other manner that renders the Allowed General Unsecured Claim Unimpaired, including Reinstatement.

(c)                                  Voting: Allowed Claims in Class 5 are Unimpaired. Each Holder of an Allowed Claim in Class 5 shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, shall not be entitled to vote to accept or reject this Plan.

3.2.6                     Class 6: Severance Claims

(a)                                 Classification: Class 6 consists of all Severance Claims.

(b)                                 Allowance: On the Effective Date, the Severance Claims shall be Allowed in the maximum amount permitted under the applicable provisions of the Bankruptcy Code.

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(c)                                  Treatment: Each Holder of an Allowed Severance Claim shall receive, in the sole discretion of the Plan Sponsor, payment in full in Cash on account of such Allowed Severance Claim (a) on the Effective Date or as soon as thereafter as reasonably practicable or (b) as otherwise agreed by the Reorganized Debtor and such Holder of a Severance Claim.

(d)                                 Voting: Allowed Claims in Class 6 are Unimpaired, and the Holders of such Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

3.2.7                     Class 7: Section 510(b) Claims.

(a)                                 Classification: Class 7 consists of all Section 510(b) Claims against the Debtor.

(b)                                 Treatment:

(i)                                                             If the Closing of the Alternative Transaction occurs, except to the extent a Holder of an Allowed Section 510(b) Claim, if any, agrees to different treatment of that Allowed Section 510(b) Claim, each such Holder of an Allowed Section 510(b) Claim shall receive satisfaction of such Allowed Section 510(b) Claim in any manner determined by the Debtor, with the consent of the Plan Sponsor, that renders such Allowed Section 510(b) Claim Unimpaired, including Reinstatement.

(ii)                                                          If the Closing of the Alternative Transaction does not occur, on the Effective Date, all Section 510(b) Claims shall be discharged and extinguished and the Holders thereof shall not receive or retain any property under this Plan on account of such Section 510(b) Claims.

(c)                                  Voting: Claims in Class 7 are Impaired because each Holder of an Allowed Section 510(b) Claim, if any, will not be entitled to receive or retain any property under this Plan if the Closing of the Alternative Transaction does not occur. Accordingly, each Holder of an Allowed Claim in Class 7 shall be conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code, and, therefore, shall not be entitled to vote to accept or reject this Plan

3.2.8                     Class 8A: Preferred Interests.

(a)                                 Classification: Class 8A consists of all Preferred Interests.

(b)                                 Treatment:

(i)                                     If the Closing of the Alternative Transaction occurs, on the Effective Date or as soon thereafter as reasonably practicable, each Holder of an Allowed Preferred Interest shall receive its pro rata share of the Preferred Equity Distribution.

(ii)                                  If the Closing of the Alternative Transaction does not occur, on the Effective Date, all Preferred Interests in the Debtor shall be cancelled, annulled, and extinguished and the Holders of such Preferred Interests shall not receive or retain any property under

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this Plan on account of such Preferred Interests nor receive any distributions or property under this Plan on account of such Preferred Interests.

(c)                                  Voting: Preferred Interests in Class 8A are Impaired. Each Holder of a Preferred Interest in Class 8A shall be entitled to vote to accept or reject this Plan.

3.2.9                     Class 8B: Common Interests.

(a)                                 Classification: Class 8B consists of all Common Interests.

(b)                                 Treatment:

(i)                                     If the Closing of the Alternative Transaction occurs, on the Effective Date or as soon thereafter as reasonably practicable, each Holder of an Allowed Common Interest shall receive its pro rata share of the Common Equity Distribution.

(ii)                                  If the Closing of the Alternative Transaction does not occur, on the Effective Date, all Common Interests in the Debtor shall be cancelled, annulled, and extinguished and the Holders of such Common Interests shall not receive or retain any property under this Plan on account of such Common Interests nor receive any distributions or property under this Plan on account of such Common Interests.

(c)                                  Voting: Common Interests in Class 8B are Impaired. Each Holder of a Common Interest in Class 8B shall be entitled to vote to accept or reject this Plan.

3.3.                            Intercompany Claims.

3.3.1                     On the Effective Date, in the sole discretion of the Reorganized Debtor, all Intercompany Claims shall either be (i) Reinstated, in whole or in part, (ii) deemed satisfied, or (iii) discharged and extinguished, in full or in part, and shall be eliminated as of the Effective Date, in whole or in part, in which case the Holders thereof shall not be entitled to and shall not receive or retain any property or interest on account of such discharged and extinguished portion under this Plan; provided, however, that prior to such discharge and extinguishment such Intercompany Claims may be contributed to capital, transferred, setoff or subject to any other arrangement in the sole discretion of the Reorganized Debtor; provided further, that any Intercompany Claim held by an obligor under the Credit Facility shall not be discharged or extinguished without the express written consent of the Credit Facility Agent.

3.3.2                     For the avoidance of doubt, the Intercompany Note Claim evidenced by the Intercompany Note shall: (i) if the Closing of the Alternative Transaction occurs, be Allowed in the amount of $25,000,000 plus accrued and unpaid interest thereon and, in the sole discretion of the Plan Sponsor under the Alternative Plan Sponsor Agreement, either (A) HCR Home Health Care and Hospice, LLC shall receive, on the Effective Date, in full and final satisfaction, release, and discharge of (including any liens related thereto), and in exchange for, the Intercompany Note Claim, payment in full, in Cash, of the Intercompany Note Claim or (B) such Intercompany Note Claim shall be Reinstated under the Plan, and any liens held by HCR Home Health Care and Hospice, LLC against the assets of the Debtor securing the Intercompany Note shall survive the Effective Date with the

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same priority that such liens held as of the Petition Date; and (ii) if the Closing of the Alternative Transaction does not occur, such Intercompany Note Claims shall be Allowed in the amount of $25,000,000 plus accrued and unpaid interest thereon and be Reinstated under the Plan, and any liens held by HCR Home Health Care and Hospice, LLC against the assets of the Debtor securing the Intercompany Note shall survive the Effective Date with the same priority that such liens held as of the Petition Date.

3.4.                            Unimpaired Claims.

3.4.1                     Notwithstanding anything to the contrary in this Plan or the Plan Documents, and subject to Section 3.4.2, each Holder of a Claim arising prior to the Effective Date (i) in Classes 1, 2, 5 or 7 (if the Closing of the Alternative Transaction occurs) of this Plan or (ii) in Classes 1, 2, 3, or 5 (if the Closing of the Alternative Transaction does not occur) of the Plan (each of (i) and (ii), as applicable, a “Covered Unimpaired Claim”) shall be entitled to enforce its rights in respect of its Covered Unimpaired Claim against the Reorganized Debtor, in each case, until such Claim has been (a) paid in full in accordance with applicable law, or on terms agreed to between the Holder of such Claim and the Debtor or Reorganized Debtor, or in accordance with the terms and conditions of the particular transaction giving rise to such Claim or (b) otherwise satisfied or disposed of as determined by a court of competent jurisdiction. The Debtor, Reorganized Debtor and any other Entity shall retain all rights and defenses, both legal and equitable, under the Bankruptcy Code or other applicable bankruptcy and non-bankruptcy law with respect to any Covered Unimpaired Claim (other than the power to impair such Claim within the meaning of section 1124 of the Bankruptcy Code), including, but not limited to, legal and equitable rights of setoff and/or recoupment as to Covered Unimpaired Claims; provided, however, that (x) the foregoing shall not apply with respect to the Intercompany Note Claim, which is Allowed in full under this Plan without defenses, counterclaims, setoff or recoupment, and (y) for the avoidance of doubt, the Debtor, the Reorganized Debtor and any other Entity shall not retain such rights and defenses with respect to (i) any Claims or Causes of Action held by the Debtor or its Estate or the Reorganized Debtor that are released pursuant to Section 9.3 of this Plan (the “Debtor Released Claims”) or (ii) any Claims of Causes of Action released by certain Holders of Claims pursuant to Section 9.4 of this Plan (the “Third Party Released Claims”). Such Debtor Released Claims and Third Party Released Claims shall be deemed settled, satisfied, resolved, released, discharged, barred and/or enjoined by the applicable provisions under, and pursuant to the express terms of, this Plan and Plan Documents on the Effective Date. Holders of Covered Unimpaired Claims shall not be required to file a Proof of Claim with the Court and shall retain all their rights under applicable non-bankruptcy law to pursue their Covered Unimpaired Claims in any forum with jurisdiction over the parties. If the Debtor or the Reorganized Debtor disputes any Covered Unimpaired Claim, such dispute shall be determined, resolved or adjudicated pursuant to applicable non-bankruptcy law.

3.4.2                     Notwithstanding the foregoing or anything else to the contrary in this Plan or the Plan Documents, with respect to all Claims (a) in Class 5 arising from the rejection of an Executory Contract and (b) in Class 6: (i) the Allowed amount of such Claims may be determined by the Bankruptcy Court after notice and a hearing; (ii) such Claims may be paid in full in Cash by the Debtor on the Effective Date or as soon thereafter as reasonably practicable; and (iii) such Claims shall be discharged pursuant to Section 9.2.1 of this Plan and Holders of such Claims shall be subject to the injunction set forth in Section 9.2.2 of this Plan.

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ARTICLE IV: ACCEPTANCE OR REJECTION OF THE PLAN

4.1.                            Impaired Classes of Claims or Interests Entitled to Vote on this Plan. Claims in Class 4 (QCP Claims) and Interests in Class 8A (Preferred Interests) and Class 8B (Common Interests) are Impaired, and the Holders of such Claims and Interests are entitled to vote to accept or reject this Plan.

4.2.                            Acceptance by an Impaired Class of Claims or Interests. Pursuant to section 1126(c) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if, after excluding any Claims held by any Holder whose Claims have been designated pursuant to section 1126(e) of the Bankruptcy Code, (a) the Holders of at least two-thirds in dollar amount of the Allowed Claims actually voting in such Class have voted to accept such Plan, and (b) more than one-half in number of such Allowed Claims actually voting in such Class have voted to accept the Plan. Pursuant to section 1126(d) of the Bankruptcy Code, an Impaired Class of Interests shall have accepted the Plan if, after excluding any Interests held by any Holder who has been designated pursuant to section 1126(e) of the Bankruptcy Code, the Holders of more than two-thirds in amount of such Allowed Interests actually voting in such Class have voted to accept the Plan.

4.3.                            Presumed Acceptance by Unimpaired Classes. Classes 1 (Other Priority Claims), 2 (Secured Claims), 3 (Credit Facility Claims), 5 (General Unsecured Claims), and 6 (Severance Claims) are Unimpaired by this Plan. Pursuant to section 1126(f) of the Bankruptcy Code, the Holders of Claims in such Classes are conclusively presumed to have accepted this Plan and therefore shall not be entitled to vote to accept or reject this Plan.

4.4.                            Presumed Rejection by Certain Impaired Classes. Class 7 (Section 510(b) Claims) (if the Closing of the Alternative Transaction does not occur) is Impaired by this Plan. Holders of Claims in Class 7 (Section 510(b) Claims) (if the Closing of the Alternative Transaction does not occur) will not receive or retain any property under this Plan on account of such Claims. Pursuant to section 1126(g) of the Bankruptcy Code, the Holders of Claims in Class 7 (Section 510(b) Claims) are conclusively presumed to have rejected this Plan and therefore shall not be entitled to vote to accept or reject this Plan.

4.5.                            Confirmability of this Plan and Reservation of Rights.

4.5.1                     Confirmation. The confirmation requirements of section 1129 of the Bankruptcy Code must be satisfied with respect to the Debtor.

4.5.2                     Reservation of Rights. The Debtor reserves the right to amend, modify, or supplement this Plan for any reason.

ARTICLE V:

MEANS FOR IMPLEMENTATION OF THE PLAN

Alternative Transaction. The Alternative Transaction means the transaction described in the Alternative Plan Sponsor Agreement, pursuant to which ProMedica (or its designee(s)), on the Effective Date, shall provide the ProMedica Plan Contribution in exchange for 100% of the New

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Common Stock of Reorganized Debtor. In addition, on the Effective Date, the Alternative Master Lease shall be executed and delivered.

5.2.                            Original Transaction. The Original Transaction means the transaction described in the Original Plan Sponsor Agreement, pursuant to which the Holders of the QCP Claims (or the designee(s) of QCP) shall receive on the Effective Date, in full and final satisfaction, release, and discharge of, and in exchange for, their QCP Claims, 100% of the New Common Stock of Reorganized Debtor. The Debtor shall consummate the Original Transaction in accordance with its terms if the Alternative Plan Sponsor Agreement is terminated in accordance with its terms.

5.3.                            Operations Between the Confirmation Date and Effective Date. During the period from the Confirmation Date through and until the Effective Date, the Debtor may continue to operate its business as debtor in possession in the ordinary course in a manner consistent with its obligations under the applicable Plan Sponsor Agreement and the transactions contemplated by the Plan and the Plan Sponsor Agreement, subject to all applicable orders of the Bankruptcy Court and the provisions of the Bankruptcy Code.

5.4.                            Sources of Cash Consideration for Plan Distributions. The Reorganized Debtor shall fund distributions and satisfy applicable Allowed Claims under the Plan with Cash on hand and/or, if the Closing of the Alternative Transaction occurs, from such Cash on hand together with the ProMedica Plan Contribution.

5.5.                            New Common Stock.

(a) If the Closing of the Alternative Transaction occurs, on the Effective Date, ProMedica (or its designee(s)) shall receive, and the Debtor shall, in accordance with the Implementation Memorandum, issue, transfer, and deliver to ProMedica (or its designee(s)), 1,000,000 newly issued shares of New Common Stock of the Debtor, par value $0.01 per share, which shall constitute all of the issued and outstanding capital stock and rights to purchase or otherwise acquire capital stock of the Debtor, free and clear of any lien, charge, pledge, security interest, claim, or other encumbrance in consideration for the ProMedica Plan Contribution.

(b) If the Closing of the Alternative Transaction does not occur, on the Effective Date, QCP or its designee(s) shall receive, and the Debtor shall issue, transfer, and deliver to QCP or its designee(s), 1,000,000 newly issued shares of New Common Stock of the Reorganized Debtor, par value $0.01 per share, which shall constitute all of the issued and outstanding capital stock and rights to purchase or otherwise acquire capital stock of the Debtor, free and clear of any lien, charge, pledge, security interest, claim, or other encumbrance, in full satisfaction of all of the QCP Claims.

5.6.                            Section 1145 Exemption. To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, the offering, issuance and distribution of the New Common Stock of the Debtor shall be exempt from, among other things, the registration and prospectus delivery requirements of section 5 of the Securities Act, and any other applicable state and federal law requiring registration and/or delivery of a prospectus prior to the offering, issuance, distribution or sale of securities, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act. In addition, any securities issued under the Plan shall be freely transferable under the Securities Act by the

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recipients thereof, subject to compliance with any rules and regulations of the U.S. Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Interests and applicable regulatory approval, if any.

5.7.                            Master Lease Amendment.

(a)         If the Closing of the Alternative Transaction occurs, on the Effective Date, the Reorganized Debtor shall cause HCR III to, and Meerkat I LLC (or its designees) and the Lessors shall, enter into the Alternative Master Lease.

(b)         If the Closing of the Alternative Transaction does not occur, on the Effective Date, Reorganized Debtor shall cause HCR III to, and QCP and the Lessors shall, enter into the Original Master Lease Amendment.

5.8.                            Release of Guaranty. On or prior to the third day after the Effective Date, HCR III and the Lessors under the MLSA shall terminate, release and discharge the Guaranty pursuant either to the Original Plan Sponsor Agreement or the Alternative Plan Sponsor Agreement, as applicable.

5.9.                            Corporate Governance, Directors, Officers and Corporate Action.

5.9.1                     Certificate of Incorporation; By-Laws. On the Effective Date, the Certificate of Incorporation and the By-Laws shall go into effect. Consistent with, but only to the extent required by, section 1123(a)(6) of the Bankruptcy Code, on the Effective Date, the Certificate of Incorporation shall be amended to prohibit the issuance of non-voting equity securities. After the Effective Date, the Reorganized Debtor may amend and restate its certificates or articles of incorporation, by-laws, or similar governing documents, as applicable, as permitted by applicable law.

5.9.2                     Directors and Officers of the Reorganized Debtor. Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, the initial directors and officers of Reorganized Debtor on the Effective Date, shall be as set forth on (i) Exhibit E, if the Closing of the Alternative Transaction occurs or (ii) Exhibit F, if the Closing of the Alternative Transaction does not occur. After the Effective Date, the Certificate of Incorporation and the By-Laws, as each may be amended thereafter from time to time, shall govern the designation and election of directors.

5.9.3                     Corporate Action. On the Effective Date, (i) the selection of directors and officers for Reorganized Debtor, (ii) the issuance and distribution of the New Common Stock, and (iii) all other actions and transactions contemplated by this Plan and the Plan Sponsor Agreement shall be deemed authorized and approved in all respects (subject to the provisions of this Plan and the Plan Sponsor Agreement). All matters provided for in this Plan and the Plan Sponsor Agreement involving the corporate structure of the Debtor or the Reorganized Debtor, and any corporate action required by the Debtor or the Reorganized Debtor in connection with this Plan and the Plan Sponsor Agreement, shall be deemed to have timely occurred in accordance with applicable law and shall be in effect, without any requirement of further action by the security holders or directors of the Debtor or the Reorganized Debtor in accordance with section 303 of the Delaware General Corporation Law and the provisions of the Bankruptcy Code. On and after the Effective Date, the appropriate officers of the Reorganized Debtor and members of the boards of directors or managers of the Reorganized

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Debtor shall be authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by this Plan and the Plan Sponsor Agreement in the name of and on behalf of the Reorganized Debtor.

5.10.                     Continued Corporate Existence and Vesting of Assets in the Reorganized Debtor. On and after the Effective Date, after giving effect to each of the actions contemplated under this Plan, the Reorganized Debtor shall continue to exist in accordance with the applicable law in the jurisdiction in which it is formed. Pursuant to section 1141(b) of the Bankruptcy Code, except as otherwise provided under this Plan, all property of the Debtor’s Estate, including all claims, rights and causes of action and any property acquired by the Debtor or the Reorganized Debtor under or in connection with this Plan, together with any property of the Debtor that is not property of its Estate and that is not specifically disposed of pursuant to this Plan, shall revest in the Reorganized Debtor on the Effective Date free and clear of all Claims, Liens, charges, other encumbrances and Interests, except as specifically provided in this Plan (including Sections 3.2.3(b), 3.2.4(c) and 3.3.2 herein) or the Confirmation Order. Thereafter, the Reorganized Debtor may operate its business and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code and the Bankruptcy Rules. As of the Effective Date, all property of the Reorganized Debtor shall be free and clear of all Liens and non-Reinstated Claims, except as specifically provided in this Plan (including Sections 3.2.3(b), 3.2.4(c) and 3.3.2 herein) or the Confirmation Order.

5.11.                     Cancellation of Liens. Except as otherwise provided in this Plan, on the Effective Date, in consideration for the distributions to be made on the Effective Date pursuant to this Plan, all Liens, charges, and encumbrances related to any Claim or Interest, other than any Lien securing a Secured Claim, an Intercompany Note Claim or a Credit Facility Claim that is, in each case, Reinstated pursuant to this Plan, shall be terminated, null and void and of no effect. The Holders of Secured Claims (other than a Secured Claim, Intercompany Note Claim or a Credit Facility Claim that is, in each case, Reinstated pursuant to this Plan) shall be authorized and directed to release any collateral or other property of the Debtor (including any Cash collateral) held by such Holder and to take such actions as may be requested by the Debtor (or the Reorganized Debtor, as the case may be) to evidence the release of any Liens, including the execution, delivery, and filing or recording of such release documents as may be requested by the Debtor (or the Reorganized Debtor, as the case may be).

5.12.                             Preservation of Rights of Action and Settlement of Ordinary Litigation Claims . Except as otherwise provided in this Plan, the Confirmation Order, or in any document, instrument, release or other agreement entered into in connection with this Plan, in accordance with section 1123(b)(3)(B) of the Bankruptcy Code, the Debtor and its Estate shall retain the Ordinary Litigation Claims. The Reorganized Debtor, as the successor in interest to the Debtor and the Estate, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Ordinary Litigation Claims or any other claims, rights of action, suits or proceedings that the Debtor or its Estate may hold against any Person, and the failure to specifically identify any Ordinary Litigation Claim as being retained herein shall not effectuate a waiver or release of such Ordinary Litigation Claim.

5.13.                     Registration of New Common Stock. On the Effective Date, the New Common Stock shall not be listed for public trading on any securities exchange, the Reorganized Debtor will not be a reporting company under the Securities Exchange Act of 1934, and the Reorganized Debtor shall

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not be required to file reports with the U.S. Securities and Exchange Commission or any other governmental entity.

5.14.                     Additional Transactions Authorized Under this Plan. On or after the Effective Date, the Reorganized Debtor shall be authorized to take any such actions as may be necessary or appropriate to Reinstate Claims or render Claims not Impaired, as provided for under this Plan.

5.15.                     Comprehensive Settlement of Claims and Controversies. Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all Claims or controversies relating to the rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made pursuant to the Plan on account of any Allowed Claim or Allowed Interest. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are in the best interests (i) of the Debtor, the Reorganized Debtor, the Estate and their respective property, and (ii) Claim and Interest holders, and are fair, equitable and reasonable.

5.16.                     Tax Election. On or after the Effective Date, and subject to the Closing of the Alternative Transaction, the Reorganized Debtor shall be authorized to elect to opt out of the application of Section 382(l)(5) of the Internal Revenue Code of 1986, as amended, by filing such election as is required under Section 382(l)(5)(G) of the Internal Revenue Code of 1986, as amended.

ARTICLE VI:

TREATMENT OF EXECUTORY CONTRACTS AND INSURANCE POLICIES

6.1.                            Assumption or Rejection of Executory Contracts. On the Effective Date, all Executory Contracts of the Debtor will be deemed assumed in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract (i) was previously assumed or rejected by the Debtor, (ii) previously expired or terminated pursuant to its own terms, or (iii) upon the Plan Sponsor’s prior written consent or request, is subject to a motion to reject such Executory Contract filed prior to the Effective Date. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and the rejection of any Executory Contract for which a motion to reject has been filed, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each Executory Contract assumed pursuant to this Article VI shall revest in and be fully enforceable by the Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption. Any motions to assume or reject Executory Contracts pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date. To the maximum extent permitted by law, to the extent any provision in any Executory Contract assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract, including any “change of control” provision, then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or to exercise any other default-related rights with respect thereto.

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6.2.                            No Cure Obligations. There are no anticipated cure obligations with respect to any Executory Contract to which the Debtor is a party. Unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, no payments shall be required to cure any defaults of the Debtor existing as of the Confirmation Date with respect to any Executory Contract assumed pursuant to this Plan. Subject to the occurrence of the Effective Date, the entry of the Confirmation Order shall constitute a finding by the Bankruptcy Court that (i) each such assumption is in the best interest of the Debtor and its Estate, and (ii) the requirements of section 365(b)(l) of the Bankruptcy Code are deemed satisfied.

6.3.                            Insurance Policies and Agreements. Insurance policies issued to, or insurance agreements entered into by, the Debtor prior to the Petition Date (including, without limitation, any policies covering directors’ or officers’ conduct) shall continue in effect after the Effective Date. To the extent that such insurance policies or agreements are considered to be Executory Contracts, this Plan shall constitute a motion to assume or ratify such insurance policies and agreements, and, subject to the occurrence of the Effective Date, the entry of the Confirmation Order shall constitute approval of such assumption pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumption is in the best interest of the Debtor and its Estate. Unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, no payments shall be required to cure any defaults of the Debtor existing as of the Confirmation Date with respect to each such insurance policy.

6.4.                            Postpetition Contracts and Leases. All contracts, agreements and leases that were entered into by the Debtor or assumed by the Debtor after the Petition Date shall be deemed assigned by the Debtor to the Reorganized Debtor on the Effective Date.

6.5.                            Modifications, Amendments, Supplements, Restatements or Other Agreements. Unless otherwise provided in the Plan, each Executory Contract that is assumed shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan. Modifications, amendments, supplements and restatements to prepetition Executory Contracts that have been executed by the Debtor during the Chapter 11 Case shall not be deemed to alter the prepetition nature of the Executory Contract, or the validity, priority or amount of any Claims that may arise in connection therewith.

ARTICLE VII:

PROVISIONS GOVERNING DISTRIBUTIONS

7.1.                                    Distributions on Account of Claims Allowed as of the Effective Date. Unless the Holder of an Allowed Claim and the Debtor or the Reorganized Debtor agree to a different date, and except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of each Claim that is Allowed as of the Effective Date shall be made as set forth in the provisions of the Plan governing the treatment of such Claim or as soon thereafter as practicable.

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7.2.                            Distributions on Account of Claims that Become Allowed after the Effective Date. Unless the Holder of a Claim that becomes an Allowed Claim after the Effective Date and the Reorganized Debtor agrees to a different date, and except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions on account of Claims that become Allowed Claims after the Effective Date shall be made on the later of (a) the date such Claim becomes Allowed and (b) as set forth in the provisions of the Plan governing the treatment of such Claim or as soon thereafter as is practicable.

7.3.                            Distributions by Reorganized Debtor. Other than as specifically set forth in this Plan, the Reorganized Debtor shall make, or cause to be made, all distributions required to be made under this Plan.

7.4.                            Means of Cash Payment. Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of the Reorganized Debtor, by (a) checks drawn on or (b) wire transfers from a bank selected by the Reorganized Debtor. Cash payments to foreign creditors may be made, at the option of the Reorganized Debtor, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

7.5.                            Withholding and Reporting Requirements. In connection with this Plan and all distributions thereunder, the Reorganized Debtor shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtor shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes or establishing such other mechanisms that the Reorganized Debtor believes are reasonable and appropriate. All persons holding Claims or Interests shall be required to provide any information necessary to effect information reporting and the withholding of such taxes. Each Holder of an Allowed Claim that is to receive a distribution pursuant to this Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution. No distribution shall be made to or on behalf of such Holder pursuant to this Plan unless and until such Holder has made arrangements satisfactory to the Reorganized Debtor for the payment and satisfaction of such tax obligations.

7.6.                            Compliance Matters. The Debtor or the Reorganized Debtor, as applicable, reserves the right to allocate and distribute all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, Liens and similar encumbrances.

7.7.                            Setoff and Recoupment. The Reorganized Debtor may, pursuant to sections 553 and/or 558 of the Bankruptcy Code or applicable non-bankruptcy laws, but shall not be required to, set off and/or recoup against any Claim the payments or other distributions to be made pursuant to this Plan in respect of such Claim, or claims of any nature whatsoever that the Debtor or the Reorganized Debtor may have against the Holder of such Claim; provided, however, that neither the failure to assert such rights of setoff and/or recoupment nor the allowance of any Claim hereunder

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shall constitute a waiver or release by the Reorganized Debtor of any claim that the Debtor or the Reorganized Debtor may assert against any Holder of an Allowed Claim.

7.8.                            Reinstated Claims. Notwithstanding anything contained herein to the contrary, nothing shall affect, diminish or impair the Debtor’s or the Reorganized Debtor’s rights and defenses, both legal and equitable, with respect to any Reinstated Claim, including, but not limited to, legal and equitable rights of setoff and/or recoupment against the Holders of any Reinstated Claims; provided, however, that the foregoing shall not apply with respect to any Credit Facility Claims or Intercompany Note Claims, each of which is Allowed in full under this Plan without defenses, counterclaims, setoff or recoupment. Additionally, and notwithstanding anything contained herein to the contrary, any Unimpaired Claim in Classes 1, 2, 5 (other than a Claim in Class 5 arising from the rejection of an Executory Contract) and, solely in the event the Closing of the Alternative Transaction occurs, Class 7, not paid in full in Cash by the Debtor on the Effective Date or as soon thereafter as reasonably practicable shall constitute a Reinstated Claim.

7.9.                            Undeliverable or Non-Negotiated Distributions. If any distribution is returned as undeliverable, no further distributions to the applicable Holder shall be made unless and until the Reorganized Debtor is notified in writing of such Holder’s then-current address, at which time the undelivered distribution shall be made to such Holder without interest or dividends. All undeliverable distributions under the Plan that remain unclaimed for one year after attempted distribution shall indefeasibly revert to the Reorganized Debtor. Upon such reversion, the relevant Allowed Claim (and any Claim on account of missed distributions) shall be automatically discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Checks issued on account of Allowed Claims shall be null and void if not negotiated within 180 calendar days from and after the date of issuance thereof. Requests for reissuance of any check must be made directly and in writing to the Reorganized Debtor by the Holder of the relevant Allowed Claim within the 180-calendar-day period. After such date, the relevant Allowed Claim (and any Claim for reissuance of the original check) shall be deemed undeliverable as of the date of the original issuance of the check and shall indefeasibly revert to the Reorganized Debtor in accordance with the terms hereof, notwithstanding any federal or state escheat laws to the contrary.

7.10.                     Claims Paid by Third Parties. To the extent a Holder receives a distribution on account of a Claim and also receives payment from a party that is not the Debtor or the Reorganized Debtor on account of such Claim, such Holder shall, within thirty calendar days of receipt thereof, repay or return the distribution to the Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of the Claim as of the date of any such distribution under the Plan.

ARTICLE VIII:

CONFIRMATION AND CONSUMMATION OF THE PLAN

8.1.                            Conditions to Effective Date of Plan Implementing the Alternative Transaction. This Plan shall not become effective, the Effective Date shall not occur, and the Alternative Transaction

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shall not be consummated unless and until the following conditions shall have been satisfied or waived in accordance with Section 8.2 of this Plan:

8.1.1                     The Confirmation Order confirming this Plan shall have been entered by the Bankruptcy Court and shall not have been stayed or vacated, and there have been no amendments to the Plan or the Confirmation Order except as permitted by the Plan and the Alternative Plan Sponsor Agreement.

8.1.2                     All conditions precedent to the consummation of the transactions set forth in Article VI of the Alternative Plan Sponsor Agreement (other than the occurrence of the Effective Date) shall have been satisfied.

8.1.3                     The Alternative Plan Sponsor Agreement shall not have terminated in accordance with its terms.

8.1.4                     All authorizations, consents, certifications, approvals, rulings, no-action letters, opinions or other documents or actions required by any law, regulation or order to be received or to occur in order to implement this Plan on the Effective Date shall have been obtained or shall have occurred.

8.2.                            Conditions to Effective Date of Plan Implementing the Original Transaction. If the Alternative Plan Sponsor Agreement shall have terminated in accordance with its terms, this Plan shall not become effective, the Effective Date shall not occur, and the Original Transaction shall not be consummated unless and until the following conditions shall have been satisfied or waived in accordance with Section 8.2 of this Plan:

8.2.1                     The Confirmation Order confirming this Plan shall have been entered by the Bankruptcy Court and shall have become a Final Order, and there have been no amendments to the Plan or the Confirmation Order except as permitted by the Plan and the Original Plan Sponsor Agreement.

8.2.2                     All conditions precedent to the consummation of the transactions set forth in Article VI of the Original Plan Sponsor Agreement (other than the occurrence of the Effective Date) shall have been satisfied.

8.2.3                     The Original Plan Sponsor Agreement shall not have terminated in accordance with its terms.

8.2.4                     All authorizations, consents, certifications, approvals, rulings, no-action letters, opinions or other documents or actions required by any law, regulation or order to be received or to occur in order to implement this Plan on the Effective Date shall have been obtained or shall have occurred.

8.3.                            Waiver of Conditions. Each of the conditions set forth in Section 8.1 of this Plan may be waived in whole or in part with the consent of both the Debtor and the Plan Sponsor under the Alternative Plan Sponsor Agreement, in their respective sole discretion; provided, however, that any such waiver which adversely affects the Plan Sponsor under the Original Plan Sponsor Agreement shall require the consent of the Plan Sponsor under the Original Plan Sponsor Agreement. Each of

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the conditions set forth in Section 8.2 of this Plan may be waived in whole or in part with the consent of both the Debtor and the Plan Sponsor under the Original Plan Sponsor Agreement, in their respective sole discretion.

8.4.                            Vacatur of Confirmation Order. If the Confirmation Order is vacated, (a) this Plan shall be null and void in all respects; (b) any settlement of Claims or Interests provided for hereby shall be null and void without further order of the Bankruptcy Court; and (c) the Debtor shall be entitled, at any time before or after entry of the order vacating the Confirmation Order, to request appropriate relief from the Bankruptcy Court with respect to the treatment of Executory Contracts.

8.5.                            Notice of Effective Date. The Debtor shall file with the Bankruptcy Court a notice of the occurrence of the Effective Date on the Effective Date or as soon as practicable thereafter.

ARTICLE IX:

EFFECT OF PLAN CONFIRMATION

9.1.                            Binding Effect. On the Effective Date, except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, all provisions of this Plan or the Plan Supplement, including all agreements, instruments and other documents filed in connection with this Plan and executed by the Debtor or the Reorganized Debtor in connection with this Plan or the Plan Supplement, shall be binding upon the Debtor, the Reorganized Debtor, all Holders of Claims against and Interests in the Debtor and such Holder’s respective successors and assigns, whether or not the Claim or Interest of such Holder is Impaired under this Plan and whether or not such Holder has accepted this Plan, and all other parties that are affected in any manner by this Plan. Except as expressly provided otherwise in the Plan, all agreements, instruments and other documents filed in connection with this Plan shall be given full force and effect, and shall bind all parties referred to therein as of the Effective Date, whether or not such agreements are actually issued, delivered or recorded on the Effective Date or thereafter and whether or not a party has actually executed such agreement. For the avoidance of doubt, no provision of the Plan Supplement or any agreement, instrument or other document filed in connection with this Plan and executed by the Debtor or the Reorganized Debtor in connection with this Plan or the Plan Supplement shall render Impaired any Claim that is otherwise Unimpaired under this Plan; provided, however, that the Reorganized Debtor may take any action that it determines may be necessary, advisable or appropriate in connection with the operation of the Reorganized Debtor after the consummation of this Plan (without prejudice to the rights of creditors or other parties under contract or applicable nonbankruptcy law).

9.2.                            Discharge.

9.2.1                     Discharge of Claims and Termination of Interests. Except as otherwise provided herein or in the Confirmation Order including with respect to any Claims that are Reinstated under this Plan, all consideration distributed under this Plan shall be in exchange for all Claims and Interests of any nature whatsoever, whether known or unknown, against the Debtor or its Estate, assets, properties or interest in property, and shall constitute a complete satisfaction and settlement of all Claims and Interests other than Reinstated Claims, in each case regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims and Interests. On the Effective Date, except for Reinstated Claims, the Debtor shall be deemed discharged and released under section

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1141(d)(l)(A) of the Bankruptcy Code from any and all Claims and Interests, including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, Section 510(b) Claims, General Unsecured Claims, and Interests in the Debtor.

9.2.2                     Discharge Injunction. As of the Effective Date, except as otherwise expressly provided in this Plan or the Confirmation Order, all Entities (other than holders of Reinstated Claims solely in their capacities as such) shall be precluded from asserting against the Debtor or the Reorganized Debtor and their respective assets and property or the Estate, any other or further Claims (other than those Reinstated under this Plan) or Interests, or any other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities of any nature whatsoever, relating to the Debtor or Reorganized Debtor or any of their respective assets and property or the Estate, based upon any act, omission, transaction or other activity of any nature that occurred prior to the Effective Date. In accordance with the foregoing, except as expressly provided in this Plan or the Confirmation Order, the Confirmation Order shall constitute a judicial determination, as of the Effective Date, of the discharge of all non-Reinstated Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void and extinguish any judgment obtained against the Debtor, the Reorganized Debtor, or its respective assets, property and Estate at any time, to the extent such judgment is related to a discharged Claim, debt, liability or Interest. Except as otherwise specifically provided in this Plan or the Confirmation Order, all Persons or Entities who have held, hold or may hold Claims or Interests that arose prior to the Effective Date and all other parties-in-interest, along with their respective present or former employees, agents, officers, directors, principals, representatives and Affiliates, are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim (including a Section 510(b) Claim) against or Interest in the Reorganized Debtor or property of the Reorganized Debtor, other than to enforce any right to a distribution pursuant to the Plan, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Reorganized Debtor or property of the Reorganized Debtor, other than to enforce any right to a distribution pursuant to this Plan, (iii) creating, perfecting or enforcing any Lien or encumbrance of any kind against the Reorganized Debtor or against the property or interests in property of the Reorganized Debtor, other than to enforce any right to a distribution pursuant to this Plan or (iv) asserting any right of setoff or subrogation of any kind against any obligation due from the Reorganized Debtor or against the property or interests in property of the Reorganized Debtor, with respect to any such Claim or Interest. Such injunction shall extend to any successors or assignees of the Reorganized Debtor and their respective properties and interest in properties. For the avoidance of doubt, the provisions of this Section 9.2.2 shall not apply with respect to Claims that are Reinstated under this Plan, including, without limitation, the Credit Facility Claims (if the Closing of the Alternative transaction does not occur) and the Intercompany Note Claim, as applicable.

9.3.                            Releases by the Debtor. Except as otherwise expressly provided in this Plan or the Confirmation Order, on the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, each of the Debtor and Reorganized Debtor on its own behalf and as a representative of its respective Estate, shall, and shall be deemed to,

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completely and forever release, waive, void, extinguish and discharge unconditionally, each and all of the Released Parties of and from any and all Claims and Causes of Action (including, without limitation, Avoidance Actions), any and all other obligations, suits, judgments, damages, debts, rights, remedies, causes of action and liabilities of any nature whatsoever, whether liquidated or unliquidated, fixed or contingent, direct or derivative, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are or may be based in whole or part on any act, omission, transaction, event or other circumstance taking place or existing on or prior to the Effective Date (including prior to the Petition Date) in connection with or related to the Debtor, the Reorganized Debtor, their respective assets and property, and the Estate, the Chapter 11 Case, this Plan, the Plan Supplement or the Disclosure Statement that may be asserted by or on behalf of the Debtor, the Reorganized Debtor or the Estate against any of the Released Parties; provided, however, that nothing in this Section 9.3 shall be construed to release any party from fraud, willful misconduct or gross negligence as determined by a Final Order.

9.4.                            Releases by Certain Holders of Claims. Except as otherwise expressly provided in this Plan or the Confirmation Order, on the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, each Holder of a Claim or an Interest that votes to accept this Plan shall be deemed to have completely and forever released, waived, and discharged unconditionally each of the Released Parties of and from any and all Claims, any and all other obligations, suits, judgments, damages, debts, rights, remedies, causes of action and liabilities of any nature whatsoever (including, without limitation, those arising under the Bankruptcy Code), whether liquidated or unliquidated, fixed or contingent, direct or derivative, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are or may be based in whole or part on any act, omission, transaction, event or other circumstance taking place or existing on or prior to the Effective Date (including prior to the Petition Date) in connection with or related to the Debtor, the Reorganized Debtor or their respective assets and property, and the Estate, the Chapter 11 Case, this Plan, the Plan Supplement, and/or the Disclosure Statement; provided, however, that nothing in this Section 9.4 shall be construed to release (x) any party from fraud, willful misconduct or gross negligence as determined by a Final Order, (y) any Reinstated Claim including, without limitation, the Credit Facility Claims (if the Closing of the alternative Transaction does not occur) and the Intercompany Note Claims, as applicable or (z) any obligations under the Plan Sponsor Agreement or the Merger Agreement.

9.5.                            Exculpation. From and after the Effective Date, the Exculpated Fiduciaries and, solely to the extent provided by section 1125(e) of the Bankruptcy Code, the Section 1125(e) Parties, shall neither have nor incur any liability to, or be subject to any right of action by, any Holder of a Claim or an Interest, or any other party in interest, or any of their respective employees, representatives, financial advisors, attorneys, or agents acting in such capacity, or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, formulating, negotiating or implementing this Plan and/or previous iterations hereof, the Plan Supplement, the Disclosure Statement and/or previous iterations thereof, the Alternative Plan Sponsor Agreement, the Original Plan Sponsor Agreement, the Restructuring Support Agreement, the Alternative Master Lease or the Original Master Lease (as applicable), the solicitation of acceptances of this Plan and/or previous iterations hereof, the pursuit of Confirmation of this Plan, the Confirmation of this

31

Plan, the consummation of this Plan, the administration of this Plan, the property to be distributed under this Plan, the consummation of the transactions contemplated by the Alternative Plan Sponsor Agreement, the Original Plan Sponsor Agreement, or any other act taken or omitted to be taken in connection with or in contemplation of the Chapter 11 Case or implementation of this Plan; provided, however, that this Section 9.5 shall not apply to release (x) obligations under this Plan, and obligations under the Alternative Plan Sponsor Agreement, the Original Plan Sponsor Agreement, the Restructuring Support Agreement, the Alternative Master Lease or the Original Master Lease (as applicable), the Merger Agreement and the contracts, instruments, releases, agreements, and documents delivered, Reinstated or assumed under this Plan (including, without limitation, the Credit Facility (if the Closing of the Alternative Transaction does not occur) and the Intercompany Note, as applicable), and (y) any Claims or Causes of Action arising out of fraud, willful misconduct or gross negligence as determined by a Final Order.

Any of the Exculpated Parties shall be entitled to rely, in all respects, upon the reasonable and informed advice of counsel with respect to their duties and responsibilities under this Plan.

9.6.                            Injunctions Related to Exculpation and Releases. (a) Except as expressly provided in this Plan or the Confirmation Order, as of the Effective Date, all Persons and Entities that hold, have held, or may hold a Claim or any other obligation, suit, judgment, damages, debt, right, remedy, Cause of Action or liability of any nature whatsoever, of the types described in Section 9.5 of this Plan and relating to the Debtor, the Reorganized Debtor or any of their respective assets and property and/or the Estate, are, and shall be, permanently, forever and completely stayed, restrained, prohibited, barred and enjoined from taking any of the following actions against any Exculpated Party or its property on account of such released liabilities, whether directly or indirectly, derivatively or otherwise, on account of or based on the subject matter of such discharged Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) in any forum; (ii) enforcing, attaching (including, without limitation, any prejudgment attachment), collecting, or in any way seeking to recover any judgment, award, decree, or other order; (iii) creating, perfecting or in any way enforcing in any matter, directly or indirectly, any Lien; (iv) setting off, seeking reimbursement or contributions from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability or obligation that is discharged under Section 9.2 of this Plan; and/or (v) commencing or continuing in any manner any judicial, arbitration or administrative proceeding in any forum, that does not comply with or is inconsistent with the provisions of this Plan or the Confirmation Order.

(b)                                 Except as expressly provided in this Plan or the Confirmation Order, as of the Effective Date, all Persons and Entities that hold, have held, or may hold a Claim or any other obligation, suit, judgment, damages, debt, right, remedy, Cause of Action or liability of any nature whatsoever, of the types described in Section 9.4 of this Plan and relating to the Debtor, the Reorganized Debtor or any of their respective assets and property and/or the Estate, the Chapter 11 Case, this Plan, the Plan Supplement and/or the Disclosure Statement are, and shall

32

be, permanently, forever and completely stayed, restrained, prohibited, barred and enjoined from taking any of the following actions against any Released Party or its property on account of such released liabilities, whether directly or indirectly, derivatively or otherwise, on account of or based on the subject matter of such discharged Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) in any forum; (ii) enforcing, attaching (including, without limitation, any prejudgment attachment), collecting, or in any way seeking to recover any judgment, award, decree, or other order; (iii) creating, perfecting or in any way enforcing in any matter, directly or indirectly, any Lien; (iv) setting off, seeking reimbursement or contributions from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability or obligation that is discharged under Section 9.2 of this Plan; and/or (v) commencing or continuing in any manner any judicial, arbitration or administrative proceeding in any forum, that does not comply with or is inconsistent with the provisions of this Plan or the Confirmation Order.

9.7.                            Survival of Indemnification and Exculpation Obligations. The obligations of the Debtor to indemnify and exculpate any past and present directors, officers, agents, employees and representatives who provided services to the Debtor prior to or after the Petition Date, pursuant to certificates or articles of incorporation, by-laws, contracts and/or applicable statutes, in respect of all actions, suits and proceedings against any of such officers, directors, agents, employees and representatives, based upon any act or omission related to service with, for or on behalf of the Debtor, shall not be discharged or Impaired by Confirmation or consummation of this Plan and shall be assumed by the Reorganized Debtor. For the avoidance of doubt, this Section 9.7 affects only the obligations of the Debtor and Reorganized Debtor with respect to any indemnity or exculpation owed to or for the benefit of past and present directors, officers, agents, employees and representatives of the Debtor, and shall have no effect on nor in any way discharge or reduce, in whole or in part, any obligation of any other Person, including any provider of director and officer insurance, owed to or for the benefit of such past and present directors, officers, agents, employees and representatives of the Debtor. For further avoidance of doubt, the provisions regarding indemnification, exculpation and directors’ and officers’ insurance contained in section 4.7 of the Plan Sponsor Agreement shall be deemed incorporated into this Plan as if set forth fully herein.

9.8.                            Term of Bankruptcy Injunction or Stays. All injunctions or stays provided for in the Chapter 11 Case under section 105 or section 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

9.9.                            Liability to Governmental Units. Nothing in the Confirmation Order or the Plan discharges, releases, resolves, precludes, exculpates, or enjoins: (i) any liability to any Governmental Unit that is not a Claim ; (ii) any Claim of a Governmental Unit arising on or after the Confirmation Date ; (iii) any police or regulatory liability to a Governmental Unit to the extent of such entity’s liability under non-bankruptcy law on account of its status as the owner or operator of property after the Confirmation Date; or (iv) any liability to a Governmental Unit on the part of any Person other than the Debtor or Reorganized Debtor. For the avoidance of doubt, the foregoing shall not limit the scope of discharge of all Claims and Interests arising prior to the Effective Date under sections 524 and 1141 of the Bankruptcy Code, or limit the Debtor’s or Reorganized Debtor’s rights under section

33

525 of the Bankruptcy Code. Nothing in the Confirmation Order or this Plan shall affect any setoff or recoupment rights of any Governmental Unit.

9.10.                     Receivership Complaint. The Receivership Complaint shall be deemed dismissed with prejudice as of the Effective Date. QCP, with the reasonable cooperation of Debtor, shall cause the Receivership Complaint to be withdrawn from the relevant court docket as soon as practicable after the Effective Date.

ARTICLE X:

RETENTION OF JURISDICTION

10.1.                     Retention of Jurisdiction Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and this Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:allow, disallow, determine, liquidate, classify, estimate or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim or Priority Tax Claim, and the resolution of any objections to the secured or unsecured status, allowance, priority or amount of Claims or Interests;

(b)                                 resolve any matters related to the assumption or rejection of any Executory Contract to which the Debtor is a party or with respect to which the Debtor or Reorganized Debtor may be liable and to hear, determine, and, if necessary, liquidate any Claims arising therefrom;

(c)                                  ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan and adjudicate any and all disputes from, or relating to distributions under, the Plan;

(d)                                 decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtor that may be pending on the Effective Date;

(e)                                  enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan, the Plan Sponsor Agreement, the Restructuring Support Agreement, and all contracts, instruments, releases and other agreements or documents created in connection with this Plan, the Disclosure Statement, the Plan Supplement or the Confirmation Order, and issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of this Plan or the Confirmation Order;

(f)                                   resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation, or enforcement of this Plan, the Plan Sponsor Agreement, the Restructuring Support Agreement, or any contract, instrument, release or other agreement or document that is executed or created pursuant to this Plan, or any Entity’s rights arising from or obligations incurred in connection with this Plan or such documents, including hearing and determining disputes, cases, or controversies arising in connection with the interpretation,

34

implementation or enforcement of the Plan, Plan Sponsor Agreement, Restructuring Support Agreement or the Confirmation Order;

(g)                                  enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

(h)                                 adjudicate, decide or resolve any and all disputes as to the ownership of any Claim or Interest;

(i)                                     approve any modification of this Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or approve any modification of the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement, the Plan Supplement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, this Plan, the Disclosure Statement, the Plan Supplement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement, the Plan Supplement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan;

(j)                                    hear and determine all disputes involving the existence, nature or scope of the Debtor’s discharge;

(k)                                 subject to Section 11.1, hear and determine all applications for compensation and reimbursement of expenses of Professionals under this Plan or under sections 330, 331, 363, 503(b), 1103 and 1129(a)(9) of the Bankruptcy Code, which shall be payable by the Debtor only upon allowance thereof pursuant to an order of the Bankruptcy Court;

(l)                                     hear and determine Causes of Action by or on behalf of the Debtor or the Reorganized Debtor;

(m)                             hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

(n)                                 hear and determine any issues arising under, or violations of, section 525 of the Bankruptcy Code;

(o)                                 enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated, or if distributions pursuant to this Plan are enjoined or stayed;

(p)                                 determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Plan Supplement, the Confirmation Order, the Plan Sponsor Agreement, the Restructuring Support Agreement, or any contract, instrument, release, or other agreement, or document created in connection with this Plan, the Disclosure Statement, the Plan Supplement or the Confirmation Order;

(q)                                 enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Case;

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(r)                          hear and determine all matters related to the property of the Estate from and after the Confirmation Date;

(s)                         hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code;

(t)                          enter a final order or decree concluding or closing the Chapter 11 Case; and

(u)                       hear any other matter not inconsistent with the Bankruptcy Code;

provided, however, that the Bankruptcy Court shall not retain jurisdiction after the Effective Date over disputes concerning documents contained in the Plan Supplement or in respect of the Credit Facility or Intercompany Note that have a jurisdictional, forum selection or dispute resolution clause that refers disputes to a different court, including, for the avoidance of doubt, the Alternative Master Lease or the Original Master Lease (as applicable), and any disputes concerning documents contained in the Plan Supplement that contain such clauses shall be governed in accordance with the provisions of such documents.

ARTICLE XI:

MISCELLANEOUS PROVISIONS

11.1.                     Post-Effective Date Retention of Professionals. On the Effective Date, any requirement that Professionals employed by the Reorganized Debtor comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtor will be authorized to employ and compensate professionals in the ordinary course of business and without the need for application to or approval by the Bankruptcy Court, including professionals previously employed by the Debtor.

11.2.                     Effectuating Documents and Further Transactions. Each of the Debtor and the Reorganized Debtor is authorized to execute, deliver, file or record such contracts, instruments, certificates, notes, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of this Plan, the Plan Sponsor Agreement, and the New Common Stock issued under or in connection with this Plan.

11.3.                     Exemption from Transfer Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, (a) the issuance, transfer or exchange of equity securities under this Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; or (c) the making or delivery of any deed or other instrument of transfer under this Plan, including, without limitation, merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, and transfers of tangible property, will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee or other similar tax or governmental assessment in the United States. The Confirmation Order shall direct the appropriate federal, state or local governmental officials or agents to forgo the collection of any such tax or governmental

36

assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

11.4.                     Payment of Statutory Fees. All fees due and payable pursuant to section 1930(a)(6) of Title 28 of the United States Code (“Quarterly Fees”) prior to the Effective Date shall be paid by the Debtor on the Effective Date. After the Effective Date, the Reorganized Debtor shall be liable for any and all Quarterly Fees when they are due and payable after the Effective Date. The Debtor shall file all Quarterly Reports due prior to the Effective Date when they become due, in a form reasonably acceptable to the United States Trustee. After the Effective Date, the Reorganized Debtor shall file with the Bankruptcy Court Quarterly Reports in a form reasonably acceptable to the United States Trustee, which reports shall include a separate schedule of disbursements made by the Reorganized Debtor during the applicable period, attested to by an authorized representative of the Reorganized Debtor. The Reorganized Debtor shall remain obligated to pay Quarterly Fees to the Office of the U.S. Trustee until the earliest of the Debtor’s case being closed, dismissed or converted to a case under Chapter 7 of the Bankruptcy Code.

11.5.                     Amendment or Modification of this Plan. Subject to section 1127 of the Bankruptcy Code, the Debtor may alter, amend or modify this Plan or the Exhibits at any time prior to or after the Confirmation Date but prior to the substantial consummation of this Plan, solely in accordance with the Plan Sponsor Agreement; provided, that sections of this Plan pertaining to the the Credit Facility Claims, the Intercompany Note or Intercompany Claims held by obligors under the Credit Facility shall not be altered, amended or modified other than in accordance with the Credit Facility. Any Holder of a Claim that has accepted this Plan shall be deemed to have accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment or modification is made in accordance with the Plan Sponsor Agreement and does not materially and adversely change the treatment of the Claim of such Holder.

11.6.                     Severability of Plan Provisions. If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted, provided that any such holding, alteration or interpretation complies and is consistent with the Plan Sponsor Agreement and does not adversely impact the holders of the Credit Facility Claims. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

11.7.                     Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Debtor, and its successors and assigns, including, without limitation, the Reorganized Debtor. The rights, benefits and obligations of any entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

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11.8.                     Non-Consummation. If consummation of this Plan does not occur, then (a) this Plan shall be null and void in all respects, (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor or any other Person, (ii) prejudice in any manner the rights of the Debtor, the Plan Sponsor under the Alternative Plan Sponsor Agreement, the Plan Sponsor under the Original Plan Sponsor Agreement, or any other Person or (iii) constitute an admission of any sort by the Debtor, the Plan Sponsor under the Alternative Plan Sponsor Agreement, the Plan Sponsor under the Original Plan Sponsor Agreement, or any other Person.

11.9.                     Notice. All notices, requests and demands to or upon the Debtor or the Reorganized Debtor to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

HCR ManorCare, Inc.

333 N. Summit St.

Toledo, Ohio 43604

Attn: John R. Castellano, Chief Restructuring Officer

with a copy to:

SIDLEY AUSTIN LLP

One South Dearborn Street

Chicago, Illinois 60603

Telephone: (312) 853-7000

Facsimile: (312) 853-7036

Attn: Larry J. Nyhan

Dennis M. Twomey

-and-

YOUNG CONAWAY STARGATT & TAYLOR, LLP

Rodney Square

1000 North King Street

Wilmington, Delaware 19801

Telephone: (302) 571-6600

Facsimile: (302) 571-1253

Attn: Edmon L. Morton

Attorneys for the Debtor and Debtor in Possession

11.10.              Governing Law. Subject to the provisions of any contract, certificates or articles of incorporation, by-laws, instruments, releases, or other agreements or documents entered into in connection with this Plan, and subject further to Section 10.1 of this Plan, the rights and obligations

38

arising under this Plan shall be governed by, and construed and enforced in accordance with (i) the Bankruptcy Code, the Bankruptcy Rules or other federal law to the extent applicable and (ii) if none of such law is applicable, the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction.

11.11.              Tax Reporting and Compliance. The Reorganized Debtor is hereby authorized, on behalf of the Debtor, to request an expedited determination under section 505 of the Bankruptcy Code of the tax liability of the Debtor for all taxable periods ending after the Petition Date through, and including, the Effective Date.

11.12.              Exhibits. All Exhibits to this Plan are incorporated into and are a part of this Plan as if set forth in full herein.

11.13.              Filing of Additional Documents. On or before substantial consummation of this Plan, the Reorganized Debtor and the Debtor shall, as applicable, file such agreements and other documents as may be necessary or appropriate to effectuate and evidence further the terms and conditions of this Plan.

11.14.              Plan Documents. The Plan and the Plan Supplement, including all Exhibits, supplements, appendices and schedules thereto, and any modifications to any of the foregoing, shall be in form and substance acceptable to the Debtor, subject to the Plan Sponsor Agreement.

11.15.              Reservation of Rights. Except as expressly set forth herein, this Plan shall have no force and effect unless the Bankruptcy Court has entered the Confirmation Order. The filing of this Plan, any statement or provision contained in this Plan, or the taking of any action by the Debtor with respect to this Plan shall not be and shall not be deemed to be an admission or waiver of any rights of the Debtor, the Plan Sponsor under the Alternative Plan Sponsor Agreement, the Plan Sponsor under the Original Plan Sponsor Agreement, the Credit Facility Agent, the Credit Facility Lenders or any other Person with respect to Claims against and Interests in the Debtor.

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Dated: April 25, 2018	Respectfully submitted,
Wilmington, Delaware
HCR ManorCare, Inc.

/s/ John R. Castellano
John R. Castellano
Chief Restructuring Officer

SIDLEY AUSTIN LLP
Larry J. Nyhan
Dennis M. Twomey
William A. Evanoff
Allison Ross Stromberg
Matthew E. Linder
One South Dearborn Street
Chicago, Illinois 60603
Telephone: (312) 853-7000
Facsimile: (312) 853-7036

-and-

YOUNG CONAWAY STARGATT & TAYLOR, LLP
Robert S. Brady (No. 2847)
Edmon L. Morton (No. 3856)
Justin H. Rucki (No. 5304)
Tara C. Pakrouh (No. 6192)
Rodney Square
1000 North King Street
Wilmington, Delaware 19801
Telephone: (302) 571-6600
Facsimile: (302) 571-1253

Attorneys for the Debtor and Debtor in Possession

Exhibit A

Alternative Master Lease Term Sheet

Exhibit B

Alternative Plan Sponsor Agreement

Exhibit C

Original Master Lease Amendment

Exhibit D

Original Plan Sponsor Agreement

Exhibit E

Directors and Officers of Reorganized Debtor — Alternative Transaction

Exhibit F

Directors and Officers of Reorganized Debtor — Original Transaction

Exhibit G

Certificate of Incorporation of Reorganized Debtor — Original Transaction

Exhibit H

By-Laws of Reorganized Debtor — Original Transaction

Exhibit 2

New Master Lease — Basic Terms

Master Lease Terms

Facilities:	All ManorCare operated facilities that are currently owned by QCP (165 SNFs, 54 ALFs)

Landlord:	Joint Venture

Tenant:	HCR III. ProMedica will provide a corporate guaranty of the obligations of Tenant

Term:	15 years with three 5-year extensions

Standard termination provisions will exist, the terms and conditions of which will be set forth in the definitive documentation

Initial Rent:	$179,000,000

Annual Escalators:	Y1 Rent:	$179 million

	Y2 Rent:	$179 million + 1.375% = $181,461,250.

	Y3 Rent:	Y2 Rent + 2.75%

	Thereafter:	Y3 Rent + 2.75%

Renewal Term Rent:	Fair market value

Exhibit 3

Alternative Restructuring Support Agreement

EXECUTION VERSION

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of April 25, 2018, by and among (i) HCR ManorCare, Inc., a Delaware corporation (the “Debtor”), (ii) Carlyle MC Partners, L.P., a Delaware limited partnership, Carlyle Partners V-A MC, L.P., a Delaware limited partnership, Carlyle Partners V MC, L.P., a Delaware limited partnership, CP V Coinvestment A, L.P., a Delaware limited partnership, and CP V Coinvestment B, L.P., a Delaware limited partnership (collectively, the “Majority Holders”), ProMedica Health System, Inc., an Ohio non-profit corporation (“ProMedica” or the “Alternative Plan Sponsor”), and MC Operations Investments, LLC (the “QCP Holder,” together with ProMedica and the Majority Holders, the “Supporting Parties,” and together with the Debtor, the “Parties”).

RECITALS

WHEREAS, the Parties have engaged in arm’s length, good faith discussions regarding a restructuring of the Debtor and certain of its subsidiaries (the “Restructuring”);

WHEREAS, on the date hereof, the Debtor, ProMedica, Quality Care Properties, Inc. (“QCP”), and certain other parties, have entered into an Alternative Plan Sponsor Agreement (the “Alternative PSA”), which, among other things, contemplates the acquisition by a subsidiary of the Alternative Plan Sponsor of 100% of the equity of the reorganized Debtor through the attached First Amended Chapter 11 Plan of Reorganization for HCR ManorCare, Inc. (the “Plan”; capitalized terms not otherwise defined in this Agreement shall have the meaning given to such terms in the Alternative PSA); and

WHEREAS, the Supporting Parties intend to support the Restructuring and the Plan upon the terms and conditions set forth herein:

AGREEMENT

NOW, THEREFORE, in consideration of the conditional promises and mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.                                      Representations and Warranties

a.                                      Representations and Warranties of the Debtor. The Debtor represents and warrants to the Supporting Parties that, as of the date hereof:

i.                                          It has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement.

ii.             The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

iii.            Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, and except as set forth herein, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

b.                                      Representations and Warranties of the Supporting Parties. Each Supporting Party represents and warrants to the Debtor and to each other Supporting Party that, as of the date hereof:

i.              (A) Such Supporting Party is the sole record and beneficial owner of the shares of common stock of the Debtor set forth on its signature page hereto (“Debtor Shares”), (B) the Debtor Shares of such Supporting Party constitute the percentage of all shares of common stock of the Debtor set forth on such signature pages hereto, and (C) such Supporting Party has full power and authority to bind and act on behalf of, vote and consent to matters concerning such shares and to dispose of, exchange, assign and transfer such shares.

ii.             Such Supporting Party has made no prior assignment, sale, participation, grant, conveyance or other transfer of, and has not entered into any other agreement to assign, sell, participate, grant, convey or otherwise transfer, in whole or in part, any portion of its right, title or interest in any of its Debtor Shares that conflict with the representations and warranties of such Supporting Party herein or would render such Supporting Party otherwise unable to comply with this Agreement and perform its obligations hereunder.

iii.            This Agreement is the legally valid and binding obligation of each such Supporting Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to bankruptcy or limiting creditors’ rights generally or by equitable principles relating to enforceability.

2.                                      Covenants of the Majority Holders

Subject to the terms and conditions hereof and for so long as this Agreement has not been terminated in accordance with its terms, each Majority Holder, severally (and not jointly), agrees to, and to cause its direct and indirect subsidiaries, and its and their directors, officers, employees, agents and other representatives, to:

a.                                      Support of Plan. Support, and take all reasonable action necessary or reasonably requested by the Debtor to support and facilitate, the solicitation, confirmation and consummation of the Plan and the transactions contemplated by the Plan;

b.                                      Vote for Plan. (i) Vote all Equity Interests, Claims and other instruments carrying voting rights held or controlled, directly or indirectly, by such Majority Holder to accept the Plan (and any amendments, waivers, or consents required in connection with the Plan that are recommended or requested by the Debtor); (ii) timely deliver its duly executed and completed ballot promptly following the commencement of the solicitation of acceptances of the Plan, and (iii) not withdraw, change, or revoke (or cause to be withdrawn, changed, or revoked) its vote with respect to the Plan

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c.                                       No Competing Plans. Other than for the Plan, not pursue, propose or support, or encourage the pursuit, proposal or support of, any chapter 11 plan or other restructuring or reorganization for, or the liquidation of, the Debtor (directly or indirectly);

d.                                      No Actions Against Plan. (i) Not take any action that would reasonably be expected to prevent, interfere with, delay or impede the solicitation of votes in connection with the Plan or the confirmation or consummation of the Plan, and (ii) not object to or otherwise commence, or encourage, join in or support any other person to commence, any proceeding or other analogous action opposing the Plan; and

e.                                       Tax Matters. Not file any federal or state tax return, or any amendment to such a return, claiming any deduction for worthlessness of its Debtor Shares.

3.                                      Covenants of the QCP Holder

Subject to the terms and conditions hereof and for so long as this Agreement has not been terminated in accordance with its terms, the QCP Holder agrees to, and to cause its direct and indirect subsidiaries and affiliates to:

a.                                      support, and take all reasonable actions necessary or reasonably requested by the Debtor to facilitate the solicitation, confirmation and consummation of the Plan and the transactions contemplated by the Plan, including, without limitation, voting in favor of the Plan;

b.                                      not take any other action, directly or indirectly, that could prevent, interfere with, delay or impede the solicitation of votes in connection with the Plan or the confirmation or consummation of the Plan;

c.                                       not object to or otherwise commence, or encourage any other person to commence, any proceeding or take any action opposing the Plan or Disclosure Statement; and

d.                                      not file any federal or state tax return, or any amendment to such a return, claiming any deduction for worthlessness of its Debtor Shares.

4.                                      Information about the Majority Holders

Subject to the terms and conditions hereof and for so long as this Agreement has not been terminated in accordance with its terms, each Majority Holder, severally (and not jointly), agrees to:

a.                                      use its reasonable best efforts to provide such information requested by the Alternative Plan Sponsor, QCP or the Debtor as is necessary regarding such Majority Holder for the Alternative Plan Sponsor, QCP, the Debtor and their affiliates to make or obtain any filings, notices, consents, registrations, approvals, permits or authorizations (including those with respect to state licensing required to operate the Debtor’s businesses) in connection with the Plan or the transactions contemplated thereby; and

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b.                                      upon the reasonable request of the Debtor, QCP or the Alternative Plan Sponsor, use its reasonable best efforts to provide such information concerning such Majority Holder in connection with any filings, notices, consents, registrations, approvals, permits or authorizations (including those with respect to state licensing required to operate the Debtor’s businesses) in connection with the Plan or the transactions contemplated thereby.

5.                                      Transfer of Shares

Each Supporting Party agrees that, so long as this Agreement has not been terminated in accordance with its terms, it shall not directly or indirectly sell, pledge, hypothecate or otherwise transfer or dispose of or grant, issue or sell any option, right to acquire, voting, participation or other interest in any Debtor Shares (each a “Transfer”), unless the transferee thereof, prior to such Transfer, agrees in writing for the benefit of the Parties to become subject to the terms and conditions of this Agreement as a “Supporting Party” and to be bound by this Agreement by executing the joinder attached hereto as Exhibit B (the “Joinder Agreement”), and delivering an executed copy thereof, within two (2) business days of such execution, to the Debtor, in which event (i) the transferee shall be deemed to be a Supporting Party hereunder and (ii) the transferor shall be deemed to relinquish its rights and be released from its obligations under this Agreement to the extent of such transferred rights and obligations. Each Supporting Party agrees that any Transfer that does not comply with the foregoing shall be deemed void ab initio, and the Debtor and each other Supporting Party shall have the right to avoid such Transfer. This Agreement shall in no way be construed to preclude any shareholder from acquiring additional shares; provided that any such additional shares shall, upon acquisition, automatically be deemed to be subject to all the terms of this Agreement.

6.                                      ProMedica Support

ProMedica shall, and shall cause each of its Subsidiaries to, (i) support, and take all reasonable actions necessary or reasonably requested by the Debtor to facilitate, the solicitation, confirmation and consummation of the Plan and the transactions contemplated by the Plan; (ii) not take any other action, directly or indirectly, that could prevent, interfere with, delay or impede the solicitation of votes in connection with the Plan or the confirmation or consummation of the Plan; (iii) not object to or otherwise commence any proceeding or take any action opposing the Plan or Disclosure Statement; and (iv) otherwise use its reasonable best efforts to assist the Debtor in obtaining entry of the Confirmation Order by the Bankruptcy Court within the deadline set forth in Section 3.3(c) of the Alternative Plan Sponsor Agreement.

7.                                      Additional Supporting Parties

A shareholder that is not a Supporting Party as of the date of this Agreement will become a Party to this Agreement as a Supporting Party on the date that it agrees in writing, for the benefit of the Parties, to become subject to the terms and conditions of this Agreement as a “Supporting Party” and to be bound by this Agreement by executing the Joinder Agreement and delivering an executed copy thereof, within two (2) business days of such execution, to the

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Debtor. Upon such delivery, such Supporting Party shall immediately thereafter send a copy of such Joinder Agreement to all other Supporting Parties.

8.                                      Termination

This Agreement and all obligations of the Parties hereunder shall immediately terminate and be of no further force and effect as follows:

a.                                      upon the Effective Date of the Plan; and

b.                                      upon the termination of the Alternative PSA and the Original PSA.

Upon termination of this Agreement in accordance with its terms, this Agreement shall forthwith become void and of no further force or effect, each Party shall be released from its commitments, undertakings and agreements under or related to this Agreement, and there shall be no liability or obligation on the part of any Party.

9.                                      No Monetary Liability.

Notwithstanding anything to the contrary contained in this Agreement or provided for under any applicable law, no Party shall be liable to any other person, either in contract or in tort, for any money damages relating to any breach of this Agreement.

10.                               Specific Performance

It is understood and agreed by the Parties that money damages would not be a sufficient or appropriate remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach. Each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

11.                               Entire Agreement; Prior Negotiations

This Agreement, including all exhibits attached hereto, constitutes the entire agreement of the Parties and supersedes all prior negotiations and documents reflecting such prior negotiations between and among the Parties (and their respective advisors) with respect to the subject matter of this Agreement.

12.                               Amendments

Except as otherwise provided herein, this Agreement may not be modified, amended or supplemented without prior written agreement signed by the Debtor, each Supporting Party and the Alternative Plan Sponsor.

13.                               Governing Law

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware. By its execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in either a state or federal court of competent jurisdiction

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in the State of Delaware. By execution and delivery of this Agreement, each of the parties hereto hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing, each of the parties hereto hereby agrees that, while the Bankruptcy Case is pending, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

14.                               Effectiveness

This Agreement shall become effective and binding upon each Party upon the execution and delivery of this Agreement by such Party.

15.                               No Solicitation

Notwithstanding anything to the contrary, this Agreement is not and shall not be deemed to be (a) a solicitation of consents to the Plan or (b) an offer for the issuance, purchase, sale exchange, hypothecation or other transfer of securities or a solicitation of an offer to purchase or otherwise acquire securities for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended.

16.                               Third-Party Beneficiary

This Agreement is intended for the benefit of the parties hereto and no other person shall have any rights hereunder; provided, however, that QCP shall be an express third party beneficiary of this Agreement, entitled to enforce this Agreement against the Parties as if it were itself a party hereto.

17.                               Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this agreement may be delivered by electronic mail (in “.pdf” or “.tif” format), facsimile or otherwise, which shall be deemed to be an original for the purposes of this Agreement.

18.                               [Intentionally Omitted]

19.                               No Waiver of Participation and Preservation of Rights

Except as provided in this Agreement, nothing herein is intended to, does or shall be deemed in any manner to waive, limit, impair or restrict the ability of any Party to protect and preserve its rights, remedies and interests, including, but not limited to, claims against the Debtor, liens or security interests it may have in any assets of the Debtor, or its rights to participate fully in the Bankruptcy Case. Without limiting the foregoing sentence in any way, if this Agreement is terminated in accordance with its terms for any reason, the Parties each fully reserve any and all of their respective rights, remedies and interests.

20.                               Notices

All notices hereunder shall be deemed given if in writing and delivered, if sent by facsimile, courier or by registered or certified mail (return receipt requested) to the following

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addresses and facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):

If to the Debtor, to counsel at the following address:

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attention: Larry Nyhan

Email: lnyhan@sidley.com

If to the Alternative Plan Sponsor to counsel at the following address:

Shumaker, Loop & Kendrick, LLP

1000 Jackson Street

Toledo, OH 43604

Attention: James I Rothschild

David Coyle

Email: jrothschild@slk-law.com dcoyle@slk-law.com

If to the Majority Holders, to counsel at the following address:

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, D.C. 20004-1304

Attention: Daniel T. Lennon

Roger G. Schwartz

J. Cory Tull

Email: daniel.lennon@lw.com

roger.schwartz@lw.com

cory.tull@lw.com

If to the QCP Holder, to counsel at the following address:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Adam O. Emmerich and Scott K. Charles

Email: aoemmerich@wlrk.com skcharles@wlrk.com

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers or other agents, solely in their respective capacity as officers or other agents of the undersigned and not in any other capacity, as of the date first set forth above.

HCR MANORCARE, INC.

By:	/s/ John R. Castellano

	Name:	John R. Castellano
	Title:	Chief Restructuring Officer

[Signature Page to Restructuring Support Agreement]

CARLYLE MC PARTNERS, L.P.

By: TC Group V, L.P., its general partner

By: TC Group V, L.L.C., its general partner

By:	/s/ Jeremy Anderson

	Name:	Jeremy Anderson
	Title:	Authorized Signatory

Debtor Shares:		6,908,455

Debtor Shares Percentage:		15.377%

CARLYLE PARTNERS V-A MC, L.P.

By: TC Group V, L.P., its general partner

By: TC Group V, L.L.C., its general partner

By:	/s/ Jeremy Anderson

	Name:	Jeremy Anderson
	Title:	Authorized Signatory

Debtor Shares:	527,141

Debtor Shares Percentage:		1.173%

CARLYLE PARTNERS V MC, L.P.

By: TC Group V, L.P., its general partner

By: TC Group V, L.L.C., its general partner

By:	/s/ Jeremy Anderson

	Name:	Jeremy Anderson
	Title:	Authorized Signatory

Debtor Shares:		26,089,114

Debtor Shares Percentage:		58.072%

[Signature Page to Restructuring Support Agreement]

CP V COINVESTMENT A, L.P.

By: TC Group V, L.P., its general partner

By: TC Group V, L.L.C., its general partner

By:	/s/ Jeremy Anderson

	Name:	Jeremy Anderson
	Title:	Authorized Signatory

Debtor Shares:	1,015,490

Debtor Shares Percentage:		2.260%

CP V COINVESTMENT B, L.P.

By: TC Group V, L.P., its general partner

By: TC Group V, L.L.C., its general partner

By:	/s/ Jeremy Anderson

	Name:	Jeremy Anderson
	Title:	Authorized Signatory

Debtor Shares:	129,357

Debtor Shares Percentage:		0.288%

[Signature Page to Restructuring Support Agreement]

PROMEDICA HEALTH SYSTEM, INC.

By:	/s/ Randy Oostra

	Name:	Randy Oostra
	Title:	President & CEO

[Signature Page to Restructuring Support Agreement]

MC OPERATIONS INVESTMENTS,
LLC

By:	/s/ C. Marc Richards

Name:	C. Marc Richards
Title:	Chief Financial Officer

Debtor Shares:	4,232,244

Debtor Shares Percentage:

[Signature Page to Restructuring Support Agreement]

EXHIBIT A

Plan

EXHIBIT B

Joinder Agreement

Exhibit 4

Form of Former CEO Settlement Agreement

CONFIDENTIAL

FOR DISCUSSION AND SETTLEMENT PURPOSES ONLY

SUBJECT TO FRE 408 AND STATE LAW ANALOGUES

[Address]

[•], 2018

Dear Mr. Ormond,

Reference is made to (i) the Plan Sponsor Agreement, dated as of [•], 2018, among Quality Care Properties, Inc. (“QCP”), HCR ManorCare, Inc. (the “Company”), and certain other parties (together with its related exhibits, the “PSA”) (ii) the Amended and Restated Employment Agreement between you and the Company, dated as of April 7, 2011 (as amended, the “Employment Agreement”), (iii) the HCR ManorCare Senior Management Savings Plan for Corporate Officers (as amended and restated, the “SMSPCO”) and (iv) that certain Letter Agreement between you and the Company regarding your employment and compensation arrangements with the Company and its subsidiaries, dated as of April 7, 2011 (the “Letter Agreement”). The Employment Agreement, the SMSPCO and the Letter Agreement are collectively referred to herein as the “Documents.”

This agreement (the “Settlement Letter”) is intended to resolve any outstanding disputes between yourself and the Company regarding amounts that you have claimed are owed to you by the Company or its subsidiaries in connection with your employment by the Company. As to the matters described herein and except as otherwise provided herein, this Settlement Letter supersedes any provision contained in any of the Documents or any other written or unwritten agreement, plan or arrangement of the Company or any of its subsidiaries. By countersigning this Settlement Letter in the space provided below, you indicate your acknowledgement of, agreement with and consent to the following:

1.                                      Effectiveness of Settlement Letter Conditioned Upon Closing. The parties agree that the effectiveness of this Settlement Letter shall occur on the occurrence of the Closing (as such term is defined in the PSA). If the PSA terminates prior to the Closing, this Settlement Letter shall be void ab initio and be of no further force or effect.

2.                                      Settlement Amounts. On the later of (a) the Effective Date, and (b) the Closing Date (as such term is defined in the PSA), you shall be entitled to the following amounts and payments (the “Settlement Amounts”):

A.                                    In respect of your claimed interest in the Frozen SERP (as such term is defined in the Letter Agreement) you will be entitled to receive your full benefit under the Frozen SERP, which was approximately $60,763,043 on January 31, 2018 and is subject to change based on investment changes as provided in the Letter Agreement;

B.                                    In respect of your claimed interest in the SMSPCO, you will be entitled to receive your full benefit under the SMSPCO, which was approximately $42,040,673 on January 31, 2018 and subject to change based on investment changes as provided in the SMSPCO.

C.                                    In respect of your claimed interest in the SERP Replacement (as such term is defined in the Letter Agreement), you will be entitled to receive a cash payment equal to $9,875,000.

D.                                    In respect of your claimed entitlement to severance under the Employment Agreement, you will be entitled to a cash payment in the amount of $3,978,000.

E.                                     Continued payment of your medical, dental and vision premiums during the Continuation Period, as provided in your Employment Agreement.

F.                                      Any 280G Gross-Up Payment as provided in Section 8 of your Employment Agreement.

G.                                    Continued use of office space, furnishings and secretarial support services during the Continuation Period, as provided in your Employment Agreement, at a reasonable cost to the Company; provided that such accommodations shall be provided at a location other than the premises of the Company that has a reasonable commute to your primary residence (which location shall be subject to prior notice and consultation with you) and shall be provided at a reasonably comparable quality to such accommodations as were made available to you prior to your termination of employment with the Company.

3.                                              Release.

A.                                    You knowingly and voluntarily waive, terminate, cancel, release and discharge forever the Company and each of its subsidiaries, as well as their respective current and former stockholders (including, for the avoidance of doubt, QCP), beneficial owners of their stock, their current or former officers, directors, employees, members, attorneys and agents, and their predecessors, successors, and assigns, individually and in their official capacities (together, the “Company Released Parties”) from any and all suits, actions, causes of action, claims, allegations, rights, obligations, liabilities, demands, entitlements or charges (collectively, “Claims”) that you (or your heirs, executors, administrators, successors and assigns) has or may have, whether known, unknown or unforeseen, vested or contingent, by reason of any matter, cause or thing occurring at any time before and including the date of this Settlement Letter, including all claims arising under or in connection with your employment or termination of employment with the Company, including, without limitation: Claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or Claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Fair Labor

2

Standards Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other Claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; tort and other common law Claims; defamation; libel; slander; impairment of economic opportunity defamation; sexual harassment; retaliation; attorneys’ fees; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; and punitive or exemplary damages (the “Ormond Released Matters”). In addition, in consideration of the provisions of this Settlement Letter, you further agree to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that are known or suspected to exist in your favor as of the date of this Settlement Letter, except for the Ormond Unreleased Claims. You further represent and warrant that you have not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Company Released Party nor, have you assigned, pledged, or hypothecated as of the Effective Date any Claim to any person and no other person has an interest in the Claims that you are releasing. You acknowledge and agree that you have read this Settlement Letter in its entirety and that this Section 3.A is a general release of all known and unknown Claims. You further acknowledge and agree that:

(i)                                     this Release does not release, waive or discharge any rights or Claims that may arise for actions or omissions after the Effective Date and you acknowledge that you are not releasing, waiving or discharging any ADEA Claims that may arise after the Effective Date;

(ii)                                  you are entering into this Settlement Letter and releasing, waiving and discharging rights or Claims in exchange for consideration that is presently disputed by the Company and other good and valuable consideration;

(iii)                               you have been advised, and are being advised by the Settlement Letter, to consult with an attorney before executing the Settlement Letter; you acknowledge that you have consulted with counsel of his choice concerning the terms and conditions of this Settlement Letter;

(iv)                              you have been advised, and are being advised by this Settlement Letter, that you have been given at least twenty-one (21) days within which to consider the Settlement Letter, but you can execute this Settlement Letter at any time prior to the expiration of such review period; and

(v)                                 you are aware that this Settlement Letter shall become null and void if you revoke your agreement to this Settlement Letter within seven (7) days following the date of execution of this Settlement Letter. You may revoke this Settlement Letter at any time during such seven-day period by delivering (or causing to be delivered) to the Company written notice of your revocation of this Settlement Letter no later than 5:00 p.m. Eastern time on the seventh (7th) full day following the date of execution of this

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Release (the “Effective Date”). You acknowledge that a letter of revocation that is not received by such date and time will be invalid and will not revoke this Release.

B.                                    Ormond Surviving Claims. Notwithstanding anything herein to the contrary, by executing this Settlement Letter you do not: (i) release any Claim that may not lawfully be waived; (ii) become subject to any prohibition from reporting possible violations of federal law or regulation or making other disclosures that are protected under (or claiming any award under) the whistleblower provisions of federal law or regulation; or (iii) release any Claim to enforce this Settlement Letter (collectively, the “Ormond Unreleased Claims”).

C.                                    Company and QCP Release. The Company and QCP on behalf of themselves and each of their subsidiaries and any of its or their successors and assigns, hereby irrevocably and unconditionally waives and releases any Claims, both known and unknown, in law or in equity, which the Company, QCP or any of their subsidiaries or affiliates ever had, now has or may have against you, your family members and their respective past or present successors, heirs, assigns, or agents (collectively, the “Ormond Released Party”), including, but not limited to, claims that in any way relate to: (1) the your employment with the Company; (2) any claims to attorneys’ fees or other indemnities; and (3) any federal, state, local or foreign laws and regulations. In addition, in consideration of the provisions of this Settlement Letter, the Company and QCP further agree to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that are known or suspected to exist in its favor as of the date of this Settlement Letter, except for the Company/QCP Unreleased Claims. The Company and QCP further represent and warrant that they have not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Ormond Released Party nor has the Company or QCP assigned, pledged, or hypothecated as of the Effective Date any Claim to any person and no other person has an interest in the Claims that the Company or QCP is releasing.

D.                                    Company and QCP Surviving Claims. Notwithstanding anything herein in to the contrary, neither the Company nor QCP waives or releases claims with respect to (i) any Claim that may not lawfully be waived, (ii) any right or claim that arises after the date this Settlement Letter is executed, or (iii) any Claim to enforce this Settlement Letter (the “Company/QCP Unreleased Claims”).

4.                                              Restrictive Covenants. You agree that you will continue to be subject to Section 10 of the Employment Agreement (Non-Competition/Non-Solicitation and Confidentiality) for the applicable periods set forth therein.

5.                                              Non-Disparagement. You agree not to make any defamatory or derogatory statements concerning the Company, QCP or any of their respective affiliates or predecessors or their respective directors, officers and employees. The Company and QCP agree to instruct their executive officers and directors not to make any defamatory restrict or limit you, the Company, QCP or any of the Company’s or QCP’s executive officers or directors from providing truthful information in response to a subpoena, other legal process or to a governmental or regulatory body or in the event of litigation between you and the Company, QCP or their respective affiliates.

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6.                                              Acknowledgement. You acknowledge that you have read and understand this Settlement Letter, are fully aware of its terms and legal effect and have not acted in reliance upon any representations or promises made by the Company or any other party other than those contained in writing herein. You are advised to consult your personal tax and legal advisors in connection with the matters described in this Settlement Letter, and by countersigning this Settlement Letter in the space provided below, you represent and warrant that you have given the opportunity to consult with, and have consulted with, such advisors to the extent deemed advisable by you.

7.                                              Withholding. The Company or one of its subsidiaries has the authority to deduct or withhold from any compensation payable to you, whether or not such compensation is described herein, or to require you to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local and foreign taxes (including any FICA obligation) required by law to be withheld with respect to any compensation payable to you as provided herein.

8.                                              Entire Agreement. This Settlement Letter sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, term sheets, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any other prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, the Documents, is hereby terminated and cancelled.

9.                                              Miscellaneous. This Settlement Letter may be executed in counterparts. This Settlement Letter and any related dispute shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. Each of the parties hereto (A) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Delaware in the event any dispute arises out of this Settlement Letter or any of the transactions contemplated by this Settlement Letter; (B) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; and (C) agrees that it will not bring any action relating to this Settlement Letter or any of the transactions contemplated by this Settlement Letter in any court other than such courts sitting in the State of Delaware. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SETTLEMENT LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

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Please indicate your acknowledgement of, agreement with and consent to the foregoing by countersigning the enclosed copy of this Settlement Letter in the space provided below and returning the same to the Company.

Sincerely,

HCR MANORCARE, INC.

QUALITY CARE PROPERTIES, INC.

I hereby acknowledge and agree and consent to the foregoing as of the date first written above.

[EXECUTIVE]

Exhibit 5

Form of Separation Agreement

CONFIDENTIAL

SEPARATION AGREEMENT, GENERAL RELEASE AND WAIVER OF CLAIMS (this “Release”), in entered into by and between [•] (“Employee”), Quality Care Properties, Inc., a Maryland corporation (“QCP”), and HCR ManorCare, Inc., a Delaware corporation (“HCRMC”, and together with QCP and their respective subsidiaries, the “Company”). The Company and the Company’s affiliates, stockholders, beneficial owners of its stock, its current or former officers, directors, employees, members, attorneys and agents, and their predecessors, successors and assigns, individually and in their official capacities shall be referred to herein as the “Released Parties”.

WHEREAS, Employee has been employed as [title] of HCRMC;

WHEREAS, QCP, HCRMC, and certain other entities have entered into that certain Plan Sponsor Agreement (the “PSA”) dated as of [•], 2018;

WHEREAS, Employee and HCRMC have entered into that certain Employment Agreement, dated [•] (the “Employment Agreement”);

WHEREAS, Employee’s employment with the Company shall terminate by the Company without Cause (as defined in the Employment Agreement) as of the Closing (as defined in the PSA) (the “Termination Date”), which termination constitutes a Qualifying Termination under the Employment Agreement entitling Employee to “severance after a Change in Control” pursuant to Section 6 of the Employment Agreement;(1) and

WHEREAS, Section 1.5(a) of the PSA provides that (i) QCP shall fund and pay, or cause to be funded and paid, to the Employee certain Excess Severance Payments (as such term is defined in the PSA) in the amounts set forth in Schedule 1, subject to certain terms and conditions as described therein, including the execution of this Release and (ii) QCP shall pay, or cause to be paid, certain other obligations set forth in Schedule 1.(2)

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

1.              General Release. Except as to the Surviving Claims (defined in Section 2 below), Employee knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Released Parties from any and all suits, actions, causes of action, claims, allegations, rights, obligations, liabilities, demands, entitlements or charges (collectively, “Claims”) that Employee (or Employee’s heirs, executors, administrators, successors and assigns) has or may have, whether known, unknown or unforeseen, vested or contingent,

(1)                                     Note: To provide for payments upon the Closing Date, releases will be executed shortly before Closing Date so that non-revocability period has expired as of Closing Date.

(2)                                     Note: Schedule 1 to reflect the Excess Severance Amounts and all other amounts or benefits required to be paid, other than pursuant to ERISA plans.

by reason of any matter, cause or thing occurring at any time before and including the date of this Release, including all claims arising under or in connection with Employee’s employment or termination of employment with the Company, including, without limitation: Claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or Claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other Claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; tort and other common law Claims; defamation; libel; slander; impairment of economic opportunity defamation; sexual harassment; retaliation; attorneys’ fees; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; and punitive or exemplary damages (the “Released Matters”). In addition and except as to Surviving Claims, in consideration of the provisions of this Release, Employee further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that are known or suspected to exist in Employee’s favor as of the Effective Date (as defined below).

2.              Surviving Claims. On the Payment Date (as defined in the PSA), QCP shall pay or cause to be paid to Employee the amounts required to be paid to Employee pursuant to Section 1.5 of the PSA. Notwithstanding anything herein to the contrary, Employee’s Release set forth in Section 1 above shall not:

(i)                                     waive or release any Claims for payment of amounts or benefits payable as set forth on Schedule 1(3) hereto;

(ii)                                  waive or release any Claim to enforce this Release;

(iii)                               waive or release any Claim for vested employee benefits under plans covered by ERISA;

(iv)                              waive or release any Claim that may not lawfully be waived;

(3)                                     Note: Schedule 1 to reflect the Excess Severance Amounts and all other amounts or benefits required to be paid (including pursuant to Section 1.5 of the PSA and the Plan), other than pursuant to plans subject to ERISA.

(v)                                                    waive or release Claims described in Section 4(a) of this Release;

(vi)                                                     waive or release any Claim for indemnification, advancement, and D&O insurance, including Claims provided for pursuant to Section 4.7 of the PSA; or

(vii)                                                       limit Employee’s rights under applicable law to provide truthful information to any governmental or regulatory entity or to file a charge with or participate in an investigation conducted by any governmental or regulatory entity.

Notwithstanding the foregoing, Employee agrees to waive Employee’s right to recover monetary damages in connection with any charge, complaint or lawsuit unrelated to any Claim described in clauses (i), (ii) and (iv) of the immediately preceding sentence filed by Employee or anyone else on Employee’s behalf (whether involving a governmental entity or not) with respect to Released Matters; provided that Employee is not agreeing to waive, and this Release shall not be read as requiring Employee to waive, any right Employee may have to receive an award for information provided to any governmental or regulatory entity or respond to a subpoena or other legal requirement.

3.              Additional Representations. Employee further represents and warrants that Employee has not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Released Party nor has Employee assigned, pledged, or hypothecated as of the Effective Date any Claim to any person and no other person has an interest in the Claims that he is releasing.

4.              Acknowledgements by Employee. Employee acknowledges and agrees that Employee has read this Release in its entirety and that this Release is a general release of all known and unknown Claims with respect to Released Matters. Employee further acknowledges and agrees that:

a.                                                              this Release does not release, waive or discharge any rights or Claims that may arise for actions or omissions after the Effective Date of this Release and Employee acknowledges that he is not releasing, waiving or discharging any ADEA Claims that may arise after the Effective Date of this Release;

b.                                                              Employee is entering into this Release and releasing, waiving and discharging rights or Claims only in exchange for consideration which he is not already entitled to receive;

c.                                                               Employee’s receipt of the Excess Severance Payments is subject to the terms and conditions set forth in Section 1.5 of the PSA (and, for the avoidance of doubt, the non-occurrence of any of the events set forth in Section 1.5(b) of the PSA that by their terms would terminate QCP’s obligation to pay such Excess Severance Payments pursuant to Section 1.5(b) of the PSA);

d.                                                                                      Employee has been advised, and is being advised by the Release, to consult with an attorney before executing this Release; Employee acknowledges that he has consulted with counsel of his choice concerning the terms and conditions of this Release; and

e.                                                                                       Employee has been advised, and is being advised by this Release, that he has been given at least twenty-one (21) days within which to consider the Release, but Employee can execute this Release at any time prior to the expiration of such review period.

5.              Effective Date of Release: Employee is aware that Sections 1,2,3,4,6 and 7 of this Release shall become null and void if he revokes his agreement to this Release within seven (7) days following the date of execution of this Release (or, if later, prior to the Closing Date). Employee may revoke this Release (solely with respect to Sections 1,2,3,4,6 and 7 hereof) at any time during such period by delivering (or causing to be delivered) to the Company written notice of his revocation of this Release no later than the later to occur of (i) 5:00 p.m. Eastern time on the seventh (7th) full day following the date of execution of this Release and (ii) the Closing (the “Effective Date”). Employee agrees and acknowledges that a notice of revocation that is not received by such date and time will be invalid and will not revoke this Release with respect to Sections 1 through 4 hereof. The Excess Severance Payments shall be paid to Employee upon the later to occur of the day following the Effective Date and the Termination Date.(4) If Employee fails to execute this Release on or prior to the 21st day following receipt of this Release or exercises his right to revoke Sections 1,2,3,4,6 and 7 of this Release prior to the Effective Date, he shall forfeit his right to receive any portion of the Excess Severance Payments. For the avoidance of doubt, Sections 8-17 of this Release shall survive Employee’s revocation of his agreement to this Release in accordance with this Section 5 and the payment of the remaining benefits under Schedule 1 shall not be affected by such revocation.

6.              Company/QCP Release. The Company and QCP on behalf of themselves and each of their affiliates and any of its or their successors and assigns, hereby irrevocably and unconditionally waives and releases any Claims, both known and unknown, in law or in equity, which the Company, QCP or any of their subsidiaries or affiliates ever had, now has or may have against Employee, Employee’s family members and any of their respective past or present successors, heirs, assigns, or agents (collectively, the “Employee Released Party”), including, but not limited to, claims that in any way relate to: (1) the Employee’s employment or service as an officer or director with the Company or any of its affiliates; (2) any claims to attorneys’ fees or other indemnities; and (3) any federal, state, local or foreign laws and regulations. In addition, in consideration of the provisions of this Release, the Company and QCP further agree on behalf of themselves and each of their affiliates to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that

(4)                                     Note: Releases to be provided in advance of Closing and can be executed 8 days prior to Closing so that Effective Date occurs on or before Closing.

are known or suspected to exist in its favor as of the date of this Release, except for the Company/QCP Unreleased Claims. The Company and QCP further represent and warrant on behalf of themselves and their affiliates that none of them has filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Employee Released Party nor have any of them assigned, pledged, or hypothecated as of the Termination Date any Claim to any person and no other person has an interest in the Claims that the Company or QCP is releasing. Notwithstanding anything herein in to the contrary, neither the Company nor QCP waives or releases any claims with respect to (i) any Claim that may not lawfully be waived, (ii) any right or claim that arises after the date this Release is executed, or (iii) any Claim to enforce this Release (the “Company/QCP Unreleased Claims”).

7.              Company Acknowledgement. The Company acknowledges and agrees that an authorized representative of the Company has read this Release in its entirety and that this Release is a general release of all known and unknown Claims with respect to the released matters. The Company is entering into this Release and releasing, waiving and discharging rights or Claims only in exchange for consideration which it is not already entitled to receive.

8.              Officer and Director Resignations. Employee hereby confirms his resignation, effective upon the Termination Date, as a [member of the Board of Directors of the Company] and as an officer of the Company and any other officer or director position Employee held with the Company or any of its subsidiaries, affiliates, joint ventures or other related entities, and agrees to execute such documents as the Company reasonably deems to be appropriate to facilitate such resignations.

9.              Cooperation.

a.              For two years following the Termination Date, Employee agrees to make himself reasonably available to the Company upon reasonable advance notice to respond to requests by the Company for information concerning any litigation, regulatory inquiry or investigation, involving facts or events relating to the Company that may reasonably be within his knowledge. Employee will reasonably cooperate with the Company in connection with any and all future litigation or regulatory proceedings brought by or against the Company to the extent the Company reasonably deems Employee’s cooperation necessary and such cooperation does not interfere with performance of Employee’s duties to Employee’s then current employer. Employee will be entitled to reimbursement of reasonable out-of-pocket expenses incurred in connection with fulfilling his obligations under this Section 9(a) and a per hour rate of $350. This Section 9(a) is subject to Section 2(vii) above.

b.              For two years following the Termination Date, Company agrees to make itself, its appropriate representatives, and Company records and information reasonably available to Employee upon reasonable advance notice to respond to requests by Employee for information concerning any matters involving Employee, including, without limitation, any litigation, governmental or regulatory inquiry or investigation, involving facts or events relating to Employee that may be eligible for indemnification under Section 4.7 of the PSA.

10.       Affirmation of Restrictive Covenants; Return of Property. Employee agrees and acknowledges that his obligations under Section [10] of the Employment Agreement (collectively, the “Restrictive Covenants”), will continue to apply after the Termination Date as specified in such provisions. Employee affirms that such Restrictive Covenants are not unduly burdensome to him and are reasonably necessary to protect the legitimate interests of the Company.

Employee covenants to return to the Company all property or information, including, without limitation, all reports, files, memos, plans, lists, or other records (whether electronically stored or not) belonging to the Company, including copies, extracts or other documents derived from such property or information. The Company agrees to (a) to the extent identified by Employee to QCP prior to Closing, maintain copies of financial and other information disclosed to QCP prior to the Effective Date that Employee reasonably believes may be relevant to the shareholder and derivative actions instituted against QCP and the Company prior to, on or following the Effective Date, and (b) make available to Employee such information to the extent reasonably necessary for Employee to defend himself against actions instituted against QCP or any of its affiliates, the Company or any of its affiliates or Employee.

11.       Non-Disparagement. Each party (which, in the case of the Company, shall mean the officers and the members of the board of directors of QCP and HCRMC) agrees to refrain from Disparaging (as defined below) the other party and its affiliates, including, in the case of the Company, any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders (including QCP), either orally or in writing. Nothing in this paragraph shall preclude any party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, to defend or enforce a party’s rights under this Release, or that are subject to Section 2(vii) above. For purposes of this Release, “Disparaging” means making remarks, comments or statements, whether written or oral, that materially impugn the character, integrity, reputation or abilities of the person being disparaged with the knowledge on the part of the person making such remarks, comments or statements that such remarks, comments or statements would so materially impugn the character, integrity, reputation or abilities of the person being disparaged.

12.       Non-Admission. Nothing in this Release is intended to or shall be construed as an admission by the Company or any of the other Released Parties that any of the them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Employee or otherwise. The Company and the other Released Parties expressly deny any such illegal or wrongful conduct. Nothing in this Release is intended to or shall be construed as an admission by Employee that he violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to the Company or otherwise. Employee expressly denies any such illegal or wrongful conduct.

13.       Amendment. This Release may be modified only in a written agreement signed by the parties, and any party’s failure to enforce this Release in the event of one or more events which violate this Release shall not constitute a waiver of any right to enforce this Release against subsequent violations.

14.       Governing Law. To the extent not subject to federal law, this Release shall be governed in accordance with the laws of Delaware without reference to principles of conflict of laws.

15.       Severability. If any provision of this Release should be declared to be unenforceable by any administrative agency or court of law, then remainder of the Release shall remain in full force and effect.

16.       Captions; Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Release and shall not be used in construing it.

17.       Counterparts; Facsimile Signatures. This Release may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart. Any signature on this Release, delivered by either party by photographic, facsimile or PDF shall be deemed to be an original signature thereto.

IN WITNESS WHEREOF, Employee has signed this Release on this of , .

Accepted and Agreed:

HCR ManorCare, Inc.

By:

Accepted and Agreed: Quality Care Properties, Inc.

By:

Schedule 1

Excess Severance Payments

•                  Severance pursuant to Section [6(a)(i)] of the Employment Agreement: $[•](5)

Other Obligations

•                  Employee’s accrued unpaid wages, employee benefits, and unreimbursed business expenses through and including the Termination Date.

•                  Employee’s participant balance in the Senior Management Savings Plan for Corporate Officers (the “SMSPCO”): $[•], which is subject to change based on investment changes as provided in the SMSPCO.

•                  Pay the full premium payments for group medical, dental and vision benefits continuation pursuant to Section [6(a)(ii)] of the Employment Agreement under the Company’s group medical, dental and vision plans, which coverage will continue for three years following termination, cover Employee and his eligible dependents and will be primary coverage.

•                  [Lump-sum amount payable to Employee in connection with SERP: $[•].](6)

•                  KEIP: [•]

•                  [Retention Payment: $250,000](7)

Payment Timing: All payments will be paid to Employee as provided in the PSA.

All payments are subject to withholding of applicable Taxes as required by Law (as such terms are defined in the PSA).

(5)                                     Note: To reflect the applicable amount for each relevant Employee.

(6)                                     Note: Cavanaugh only.

(7)                                     Note: Cavanaugh only.